Exhibit 10.08

FINAL EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

by and among

FRIEDMAN, BILLINGS, RAMSEY GROUP INC.,

FNLC FINANCIAL SERVICES, INC.,

NLC FINANCIAL SERVICES, LLC,

NEAL S. HENSCHEL,

JEFFREY M. HENSCHEL,

BENJAMIN HENSCHEL,

ANDREW HENSCHEL,

and

SUN MORTGAGE PARTNERS, L.P.,

Dated as of January 10, 2005

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		Page
Section 10.8	Specific Performance	74
Section 10.9	Waiver of Punitive Damages	74
Section 10.10	Remedies Not Exclusive	74
Section 10.11	Governing Law	74
Section 10.12	Consent to Jurisdiction	74
Section 10.13	Waiver of Jury Trial	75

Annex A	Defined Terms
Annex B	Interests in Final Purchase Price
Annex C	Accounting Principles
Exhibit A	Loan Purchase Agreement
Exhibit B	Persons Executing Employment Agreements
Exhibit C	Employment Agreements
Exhibit D	Form of Indemnity Escrow Agreement
Exhibit E	Form of Opinion of Counsel
Exhibit F	Form of MSA Termination and Acknowledgement
Exhibit G	Form of Release
Exhibit H	Mortgage Loan Tape
Exhibit I	BearingPoint Memorandum
Exhibit J	Form of Funding Commitment Letter
Exhibit K	Purchase Price Allocation
Exhibit L	Knowledge of the Company

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SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of January 10, 2005, is by and among Friedman, Billings, Ramsey Group, Inc., a Virginia corporation (“Buyer Parent”), FNLC Financial Services Inc., a Delaware corporation and wholly owned subsidiary of Buyer Parent (“Buyer” and, together with Buyer Parent, “Buyers”), NLC Financial Services, LLC, a Delaware limited liability company (the “Company”), Neal S. Henschel (“Neal Henschel”), Jeffrey M. Henschel (“Jeffrey Henschel”), Benjamin Henschel (“Benjamin Henschel”), Andrew Henschel (“Andrew Henschel” and together with Neal Henschel, Jeffrey Henschel and Benjamin Henschel, the “Henschels” and each, a “Henschel”), and Sun Mortgage Partners, L.P., a Delaware limited partnership (“Sun Mortgage Partners” and together with the Henschels, “Sellers” and each, a “Seller”). Capitalized terms used herein shall have the meanings given such terms in Annex A of this Agreement.

W I T N E S S E T H:

WHEREAS, Sellers collectively own all of the issued and outstanding Membership Interests of the Company;

WHEREAS, Buyers desire that Buyer purchase or otherwise acquire all of the issued and outstanding Membership Interests, and Sellers desire, to sell, or cause to be sold, all of such Membership Interests (the “Purchased Interests”) to Buyer, each in accordance with and subject to the terms and conditions set forth herein;

WHEREAS, simultaneously with the execution of this Agreement, the Company and Buyer Parent shall enter into a loan purchase agreement, dated as of the date hereof (the “Loan Purchase Agreement”), attached hereto as Exhibit A, pursuant to which Buyer Parent shall purchase from the Company certain Mortgage Loans;

WHEREAS, after the date hereof, Buyer Parent and the Company shall enter into a warehouse funding agreement (the “Warehouse Funding Agreement”); and

WHEREAS, on or prior to the date hereof, each of the individuals listed on Exhibit B attached hereto has entered into an employment agreement (each an “Employment Agreement” and together, the “Employment Agreements”) with the Company, substantially in the form attached hereto as Exhibit C, to become effective at the Closing.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1 Sale and Purchase of the Purchased Interests.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, and in consideration of the receipt of the Final Purchase Price, each Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from each Seller, all of such Seller’s right, title and interest in, to and under the Purchased Interests, free and clear of all Liens.

(b) In consideration and upon full performance of the aforesaid sale, Buyer shall pay and deliver to Sellers the Final Purchase Price, in the forms and amounts and at the times specified in this Article I.

(c) Definitions.

(i) The “Final Purchase Price” shall be the Base Purchase Price, as adjusted pursuant to Section 1.5.

(ii) The “Base Purchase Price” shall comprise the following:

(1) an amount of cash equal to six million, three-hundred-and-fifty-eight thousand dollars ($6,358,000) (the “Closing Cash Escrow Amount”), to be delivered into escrow as provided in Sections 1.1(d) and 1.4(a)(vi);

(2) a number of shares of Buyer Parent Common Stock equal to ten percent (10%) of the Total Stock Consideration (the “Closing Stock Escrow Amount”), to be delivered into escrow as provided in Sections 1.1(d) and 1.4(a)(vi);

(3) an amount of cash equal to fifty-seven million, two-hundred-and-twenty-two thousand dollars ($57,222,000) (the “Base Cash Consideration”); and

(4) an aggregate number of shares of Buyer Parent Common Stock equal to ninety percent (90%) of the Total Stock Consideration (the “Closing Stock Consideration”).

(iii) The “Closing Cash Consideration” shall be the Base Cash Consideration, plus the Closing Adjustment Cash Consideration (which may be a positive or negative number) as calculated pursuant to Section 1.5(b).

(iv) The “Total Stock Consideration” shall be an aggregate number of shares of Buyer Parent Common Stock equal to the Base Number of Shares plus the Additional Closing Shares (if any).

(v) The “Base Number of Shares” shall be a number of shares of Buyer Parent Common Stock equal to the quotient obtained by dividing (x) twenty-four million, four-hundred-and-twenty thousand dollars ($24,420,000) by (y) the Applicable Stock Price.

(vi) If the Stock Price as of Closing is less than seventy-five percent (75%) of the Applicable Stock Price, then Buyer shall deliver an additional aggregate number of shares of Buyer Parent Common Stock (the “Additional Closing Shares”) equal to the quotient obtained by dividing (1) the difference between (A) eighteen million, three-hundred-and-fifteen thousand dollars ($18,315,000) minus (B) the product obtained by multiplying (x) the Stock Price as of Closing by (y) the Base Number of Shares, by (2) the Stock Price as of Closing; provided, however, that Buyer may, in its sole discretion, reduce the Additional Closing Shares by any number of shares of Buyer Parent Common Stock (the “Removed Shares”) by payment instead to the applicable Seller an amount in cash (the “Additional Closing Cash”) equal to the product obtained by multiplying (i) the number of Removed Shares by (ii) the Stock Price as of Closing.

(d) Of the Base Purchase Price, Buyer shall deliver into escrow, as provided in Section 1.3: (i) the Closing Cash Escrow Amount, plus (ii) an amount of cash equal to ten percent (10%) of the Additional Closing Cash (if any), plus (iii) a number of shares of Buyer Parent Common Stock equal to the Closing Stock Escrow Amount. Buyer shall pay and deliver the Closing Cash Consideration and the Closing Stock Consideration at the Closing in accordance with clauses (i) through (v) of Section 1.4(a). In the event that Additional Closing Cash is substituted for Removed Shares, Buyer shall pay and deliver to each Henschel his portion of the remainder of the Additional Closing Cash pro rata on each Transfer Restriction Removal Date in proportion to the percentage of aggregate Jeffrey Stock, Neal Stock, Benjamin Stock or Andrew Stock, as applicable, for which the restrictions on Transfer are being removed pursuant to Section 1.6(a) on such Transfer Restriction Removal Date.

(e) Buyers shall, pursuant to the terms and conditions set forth in the Employment Agreements, deliver to one or more employees of the Company, who shall be chosen by Buyers in their sole discretion after consultation with Jeffrey Henschel and Neal Henschel (such chosen employees, the “Key Employees”), an aggregate of (i) one million, two-hundred thousand dollars ($1,200,000) in cash (the “Employee Cash Consideration”) and (ii) pursuant to the FBR Stock and Annual Incentive Plan and the terms hereof, an aggregate number of shares of Buyer Parent Common Stock (the “Base Number of Employee Shares”) determined by dividing (x) four million, eight-hundred thousand dollars ($4,800,000) by (y) the Applicable Stock Price; provided, however, that, if the Stock Price as of Closing is less than seventy-five percent (75%) of the Applicable Stock Price, then the Buyer shall deliver to the Key Employees an additional aggregate number of shares of Buyer Parent Common Stock (the “Additional Employee Shares” and together with the Base Number of Employee Shares, the “Total Employee Shares”) equal to the quotient obtained by dividing (1) the difference between (A) three million, six-hundred thousand dollars ($3,600,000) minus (B) the product obtained by multiplying (x) the Stock Price as of Closing by (y) the Base Number of Employee Shares, by (2) the Stock Price as of Closing; provided, further, that Buyer may, in its sole discretion, reduce the Additional Employee Shares by any number of shares of Buyer Parent Common Stock (the

“Removed Employee Shares”) by payment instead to the applicable Key Employee, at the vesting date set forth below that otherwise would be applicable to such Removed Employee Shares, an amount in cash (the “Additional Employee Cash” and together with the Total Employee Shares, the “Other Employee Consideration”) equal to the product obtained by multiplying (1) the number of Removed Employee Shares by (2) the Stock Price as of Closing. Except as otherwise provided in any Employment Agreement or as agreed to by the Henschels and Buyers (as such agreement is set forth in a written employment, bonus or restricted stock agreement for a particular Key Employee), Buyers shall deliver to each Key Employee his or her of portion of the Employee Cash Consideration at Closing, and each Key Employee’s portion of the Other Employee Consideration shall vest and be delivered to such Key Employee as follows:

(i) twenty-five percent (25%) of such Key Employee’s portion of the Other Employee Consideration shall vest and be delivered to such Key Employee on the one-year anniversary of the Closing; provided that such Key Employee shall have been continuously employed with the Company from the Closing Date through such date;

(ii) an additional twenty-five percent (25%) of such Key Employee’s portion of the Other Employee Consideration shall vest and be delivered to such Key Employee on the two-year anniversary of the Closing; provided that such Key Employee shall have been continuously employed with the Company from the Closing Date through such date; and

(iii) the remaining fifty percent (50%) of such Key Employee’s portion of the Other Employee Consideration shall vest and be delivered to such Key Employee on the three-year anniversary of the Closing; provided that such Key Employee shall have been continuously employed with the Company from the Closing Date through such date.

(f) Any Other Employee Consideration that fails to vest or be delivered in accordance with Section 1.1(e) or clauses (i), (ii) or (iii) of this Section 1.1(f) (the “Forfeited Consideration”) shall be available for award to one or more employees of the Company (other than a Henschel), who shall be chosen by Buyers in their sole discretion after consultation with Jeffrey Henschel and Neal Henschel (such chosen employees, the “Other Employees”). Except as otherwise agreed to by the Henschels and Buyers (as such agreement is set forth in a written employment, bonus or restricted stock agreement for a particular Other Employee), each Other Employee’s portion of the Forfeited Consideration shall vest and be delivered to such Other Employee as follows:

(i) twenty-five percent (25%) of such Other Employee’s portion of the Forfeited Consideration shall vest and be delivered to such Other Employee on the one-year anniversary of the date (the “Grant Date”) on which the Buyers have agreed in writing to provide such portion of Forfeited Consideration to such Other Employee; provided that such Other Employee shall have been continuously employed with the Company from the Grant Date through such date;

(ii) an additional twenty-five percent (25%) of such Other Employee’s portion of the Forfeited Consideration shall vest and be delivered to such Other

Employee on the two-year anniversary of the Grant Date; provided that such Other Employee shall have been continuously employed with the Company from the Grant Date through such date; and

(iii) the remaining fifty percent (50%) of such Other Employee’s portion of the Forfeited Consideration shall vest and be delivered to such Key Employee on the three-year anniversary of the Grant Date; provided that such Other Employee shall have been continuously employed with the Company from the Grant Date through such date.

(g) For the avoidance of doubt, each reference to a percentage of the Other Employee Consideration and each reference to a percentage of the Forfeited Consideration shall mean an equal percentage of the Total Employee Shares and Additional Employee Cash (if any) comprising such Other Employee Consideration or Forfeited Consideration, as the case may be.

Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of all of the Purchased Interests (the “Closing”) shall occur at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m., New York time, three (3) Business Days after all of the conditions in Article VI have been satisfied or waived (other than conditions that relate to actions to be taken, or documents to be delivered, at the Closing) or at such other place, date or time as may be mutually agreed to by the parties hereto (such date, the “Closing Date”).

Section 1.3 Escrow.

(a) The Sellers hereby direct the Buyers to deliver in escrow, at the Closing and for the benefit of Sellers or the Buyer Indemnitees, as the case may be, to J.P. Morgan Trust Company, National Association, or if J.P. Morgan Trust Company, National Association is unwilling or unable to serve, to another escrow agent reasonably agreed to by Sellers and Buyer, pursuant to an agreement in the form attached hereto as Exhibit D (the “Escrow Agreement”), the following: (i) an amount of cash equal to the Closing Cash Escrow Amount, (ii) an amount of cash equal to ten percent (10%) of the Additional Closing Cash (if any), and (iii) a number of shares of Buyer Parent Common Stock equal to the Closing Stock Escrow Amount ((i), (ii) and (iii) together, the “Escrow Fund”).

(b) The Escrow Fund, including any earnings, dividends or interest thereon, shall be held and disbursed as provided in the Escrow Agreement, which shall provide, among other things, that (i) any fees or expenses payable to the escrow agent under the Escrow Agreement on account of, in connection with or related to the Escrow Fund (the “Escrow Costs”) shall be paid out of the earnings, dividends and interest on the Escrow Fund, and, to the extent that such earnings, dividends and interest are insufficient to pay the Escrow Costs, paid equally by Sellers, on the one hand, and Buyers, on the other hand; (ii) the Escrow Fund (but not any earnings, dividends or interest thereon) shall be disbursed, as set forth in Section 1.3(c), to the Buyer Indemnitees to satisfy any obligation of any Seller under Section 7.2 when the conditions for indemnification set forth in this Agreement have been satisfied; and (iii) as of the 15-month anniversary of the Closing Date, any amount of cash and shares of Buyer Parent Common Stock remaining in the Escrow Fund (other than any amount of cash and shares of Buyer Parent

Common Stock required to satisfy the maximum amount of the aggregate of any unresolved claims for indemnification as of such time), including any accrued earnings, dividends or interest thereon but less any Taxes due on account thereof and less any Escrow Costs, less any amounts then due and payable from the Escrow Fund to any Buyer Indemnitee pursuant to Section 7.2 (any such remaining cash, the “Remaining Cash Escrow Amount” and any such remaining shares of Buyer Parent Common Stock, the “Remaining Stock Escrow Amount”), shall be distributed as follows: (v) Jeffrey Henschel shall receive 10.6113% of the Remaining Cash Escrow Amount and 44.4444% of the Remaining Stock Escrow Amount; (w) Neal Henschel shall receive 10.6113% of the Remaining Cash Escrow Amount and 44.4444% of the Remaining Stock Escrow Amount; (x) Benjamin Henschel shall receive 1.3264% of the Remaining Cash Escrow Amount and 5.5556% of the Remaining Stock Escrow Amount; (y) Andrew Henschel shall receive 1.3264% of the Remaining Cash Escrow Amount and 5.5556% of the Remaining Stock Escrow Amount; and (z) Sun Mortgage Partners shall receive 76.1246% of the Remaining Cash Escrow Amount. Sellers shall be treated as the owner of the Escrow Fund for all tax purposes.

(c) If and when the Escrow Fund shall be disbursed to the Buyer Indemnitees, such disbursement shall consist of an aggregate amount of cash and shares of Buyer Parent Common Stock (where such shares of Buyer Parent Common Stock are valued on the basis of the Stock Price as of such date of disbursement) equal to the aggregate amount of the indemnification obligation under Section 7.2.

Section 1.4 Deliveries at Closing.

(a) At the Closing, Buyer will deliver, or cause to be delivered, the following:

(i) to Jeffrey Henschel, (1) one or more certificates representing 44.4444% of the Closing Stock Consideration, plus (2) an amount in cash equal to 10.6113% of the Base Cash Consideration by Wire Transfer, plus (3) an amount in cash equal to 20.0000% of the Closing Adjustment Cash Consideration (which amount, if a negative number, shall be deducted from the amount of Base Cash Consideration to be paid pursuant to the immediately preceding clause (2)) by Wire Transfer;

(ii) to Neal Henschel, (1) one or more certificates representing 44.4444% of the Closing Stock Consideration, plus (2) an amount in cash equal to 10.6113% of the Base Cash Consideration by Wire Transfer, plus (3) an amount in cash equal to 20.0000% of the Closing Adjustment Cash Consideration (which amount, if a negative number, shall be deducted from the amount of Base Cash Consideration to be paid pursuant to the immediately preceding clause (2)) by Wire Transfer;

(iii) to Benjamin Henschel, (1) one or more certificates representing 5.5556% of the Closing Stock Consideration, plus (2) an amount in cash equal to 1.3264% of the Base Cash Consideration by Wire Transfer, plus (3) an amount in cash equal to 2.5000% of the Closing Adjustment Cash Consideration (which amount, if a negative number, shall be deducted from the amount of Base Cash Consideration to be paid pursuant to the immediately preceding clause (2)) by Wire Transfer;

(iv) to Andrew Henschel, (1) one or more certificates representing 5.5556% of the Closing Stock Consideration, plus (2) an amount in cash equal to 1.3264% of the Base Cash Consideration by Wire Transfer, plus (3) an amount in cash equal to 2.5000% of the Closing Adjustment Cash Consideration (which amount, if a negative number, shall be deducted from the amount of Base Cash Consideration to be paid pursuant to the immediately preceding clause (2)) by Wire Transfer;

(v) to Sun Mortgage Partners, (1) an amount in cash equal to 76.1246% of the Base Cash Consideration by Wire Transfer, plus (2) an amount in cash equal to 55.0000% of the Closing Adjustment Cash Consideration (which amount, if a negative number, shall be deducted from the amount of Base Cash Consideration to be paid pursuant to the immediately preceding clause (1)) by Wire Transfer;

(vi) in escrow pursuant to the Escrow Agreement, (1) an amount in cash equal to the Closing Cash Escrow Amount, (2) an amount of cash equal to ten percent (10%) of the Additional Closing Cash (if any), and (3) a number of shares of Buyer Parent Common Stock equal to the Closing Stock Escrow Amount; and

(vii) to each Key Employee, such Key Employee’s portion of the Employee Cash Consideration in accordance with Section 1.1(e); provided that such Key Employee shall be employed with the Company as of the Closing.

(b) For the avoidance of doubt, attached hereto as Annex B is a table setting forth the forms and amounts of consideration payable under Section 1.4(a), the recipients thereof and the respective interests of the recipients therein, based on the assumptions set forth in the Annex B.

(c) At the Closing, Sellers will deliver, or cause to be delivered, the following, to Buyer:

(i) stock certificates, membership certificates or certificates of ownership, as applicable, representing all of the Purchased Interests and all of the Equity Interests of each Company Subsidiary (other than those that are in book-entry form or not certificated), in each case, accompanied by stock powers or other instruments of transfer duly executed in blank (together with any required stock transfer stamps or similar transfer stamps) and otherwise sufficient to vest in Buyer good title to such Purchased Interests, free and clear of any Liens;

(ii) an opinion of counsel, substantially in the form attached hereto as Exhibit E, dated as of the Closing Date;

(iii) the resignations or evidence of removal of the officers, directors and managers of the Company and the Company Subsidiaries, to the extent requested by Buyer at least two (2) Business Days prior to the Closing;

(iv) an agreement, in the form attached hereto as Exhibit F, duly executed, between the Company and Sun Mortgage Advisors, Inc., terminating the Management Agreement, dated November 11, 1999, by and between the Company and

Sun Mortgage Advisors, Inc., as amended, effective as of the Closing and containing an acknowledgement by Sun Mortgage Advisors, Inc. that, as of the Closing, neither the Company nor any of its Affiliates owes any fees, expenses or other payments to Sun Mortgage Advisors, Inc. or its Affiliates on account of or in connection with such Management Agreement; and

(v) a release, in the form attached hereto as Exhibit G, duly executed by each Seller, releasing all claims against the Company and its Affiliates and confirming that none of the Company nor any of its Affiliates owe, as of the Closing, any amounts or payments to any Seller or Affiliates of the Seller, other than pursuant to the Employment Agreements.

(d) Each party hereto shall deliver, or shall cause to be delivered, to each other party hereto, as applicable, all other previously undelivered documents required to be delivered by such party to another party hereto pursuant to this Agreement or the Ancillary Agreements and any other documents as reasonably requested by the other party to consummate the Transactions.

Section 1.5 Adjustment of Cash Consideration.

(a) At least five (5) Business Days prior to the Closing Date, Sellers shall, at Sellers’ expense, prepare, or cause to be prepared, and deliver to Buyer (i) a good-faith estimated consolidated balance sheet of the Company and the Company Subsidiaries as of the Closing prepared in accordance with Section 1.5(i) and consistent with the Company’s past practices set forth in Annex C (the “Estimated Closing Balance Sheet”); (ii) a calculation based on the Estimated Closing Balance Sheet setting forth a good-faith estimate of the Adjusted Net Book Value as of immediately prior to Closing (the “Estimated Closing Adjusted Net Book Value”); (iii) a good-faith estimated schedule of the Company Loans as of the Closing prepared in accordance with Section 1.5(i) and consistent with the Company’s past practices set forth in Annex C (the “Estimated Closing Loan Schedule”); (iv) a calculation based on the Estimated Closing Loan Schedule setting forth a good-faith estimate of the aggregate unpaid principal balance of Company Loans as of Closing (the “Estimated Closing Loan Balance”); provided, that the Estimated Closing Loan Balance shall not include any amount of unpaid principal balance attributable to Repurchased/Unsold Loans to the extent that the aggregate unpaid principal balance attributable to Repurchased/Unsold Loans would exceed one percent (1%) of the Estimated Closing Loan Balance; and (v) a certificate of an executive officer of the Company certifying that the Estimated Closing Balance Sheet and the Estimated Closing Loan Schedule and the calculation of the Estimated Closing Adjusted Net Book Value and Estimated Closing Loan Balance were prepared in accordance with Section 1.5(i) and consistent with the Company’s past practices set forth in Annex C. Sellers shall give, and shall cause their respective advisors to give, Buyers and their respective advisors reasonable access to such books, records and personnel of the Company and Company Subsidiaries as may be reasonably necessary to enable Buyers to confirm, prior to the Closing, the amounts set forth on the Estimated Closing Balance Sheet and the Estimated Closing Loan Schedule and the calculation of the Estimated Closing Adjusted Net Book Value and Estimated Closing Loan Balance. Sellers and Buyers shall use reasonable efforts to agree, prior to the Closing, on the amounts set forth on the Estimated Closing Balance Sheet and the Estimated Closing Loan Schedule and the calculation of the Estimated Closing Adjusted Net Book Value and Estimated Closing Loan Balance.

(b) The “Closing Adjustment Cash Consideration” shall be a number initially equal to zero dollars ($0), which shall then be adjusted as follows:

(i) (A) if the Estimated Closing Adjusted Net Book Value is greater than the Target Adjusted Net Book Value, increased dollar-for-dollar to the extent that the Estimated Closing Adjusted Net Book Value is greater than the Target Adjusted Net Book Value or (B) if the Estimated Closing Adjusted Net Book Value is less than the Target Adjusted Net Book Value, decreased dollar-for-dollar to the extent that the Estimated Closing Adjusted Net Book Value is less than the Target Adjusted Net Book Value; and

(ii) (A) if the Estimated Closing Loan Balance is greater than three-hundred-and-fifty million dollars ($350,000,000), increased dollar-for-dollar by an amount equal to the Excess Portfolio Net Value or (B) if the Estimated Closing Loan Balance is less than three-hundred-and-fifty million dollars ($350,000,000), decreased by $0.005 for each $1.00 by which the Estimated Closing Loan Balance is less than three-hundred-and-fifty million dollars ($350,000,000).

For the avoidance of doubt, the Closing Adjustment Cash Consideration may be either a positive or negative number, and any Closing Adjustment Cash Consideration (whether positive or negative) shall be divided among Sellers pro rata on the basis of their percentage ownership of the Purchased Interests.

(c) Within ninety (90) calendar days following the Closing Date, Buyers shall, at Buyers’ expense, prepare, or cause to be prepared by Buyers’ auditors (working together with Sellers’ auditors), and deliver to Sellers (i) an audited consolidated balance sheet of the Company and the Company Subsidiaries prepared in accordance with Section 1.5(i) and consistent with the Company’s past practices set forth in Annex C (the “Draft Closing Balance Sheet”); (ii) a calculation based on the Draft Closing Balance Sheet setting forth the Adjusted Net Book Value as of immediately prior to Closing (the “Draft Closing Adjusted Net Book Value”); (iii) a schedule of the Company Loans as of the Closing prepared in accordance with Section 1.5(i) and consistent with the Company’s past practices set forth in Annex C (the “Draft Closing Loan Schedule”); (iv) a calculation based on the Draft Closing Loan Schedule setting forth the aggregate unpaid principal balance of Company Loans as of Closing (the “Draft Closing Loan Balance”); provided, that the Draft Closing Loan Balance shall not include any amount of unpaid principal balance attributable to Repurchased/Unsold Loans to the extent that the aggregate unpaid principal balance attributable to Repurchased/Unsold Loans would exceed one percent (1%) of the Draft Closing Loan Balance; and (v) a certificate of an executive officer of Buyer certifying that the Draft Closing Balance Sheet and the Draft Closing Loan Schedule and the calculation of the Draft Closing Adjusted Net Book Value and the Draft Closing Loan Balance were prepared in accordance with Section 1.5(i) and consistent with the Company’s past practices set forth in Annex C.

(d) Sellers shall have thirty (30) calendar days from the date on which the Draft Closing Balance Sheet and the Draft Closing Loan Schedule is delivered to them to assess the preparation and confirm the accuracy of the Draft Closing Balance Sheet and the Draft Closing Loan Schedule and the calculation of the Draft Closing Adjusted Net Book Value and the Draft Closing Loan Balance (the “Review Period”). Buyers shall give, and shall cause their respective advisors to give, Sellers and their accountants reasonable access to such books, records and personnel of the Company and the Company Subsidiaries and their respective accountants as may be reasonably necessary to enable Sellers to assess the preparation and confirm the accuracy of the Draft Closing Balance Sheet and the Draft Closing Loan Schedule and the calculation of the Draft Closing Adjusted Net Book Value and the Draft Closing Loan Balance. If Sellers believe that the Draft Closing Balance Sheet or the Draft Closing Loan Schedule (or the calculation of the Draft Closing Adjusted Net Book Value or Draft Closing Loan Balance) was not prepared in accordance with Section 1.5(i) and consistent with the Company’s past practices set forth in Annex C and/or are not accurate, Sellers may, on or prior to the last day of the Review Period, deliver a notice to Buyers setting forth, in reasonable detail, each disputed item or amount and the basis for Sellers’ disagreement therewith, together with supporting calculations (the “Dispute Notice”). If no Dispute Notice is received by Buyers on or prior to the last day of the Review Period, the Draft Closing Balance Sheet and the Draft Closing Loan Schedule and the amount of Draft Closing Adjusted Net Book Value and the amount of Draft Closing Loan Balance set forth in Buyers’ certificate shall be deemed accepted by Sellers and shall be final and binding on Sellers as the Final Closing Balance Sheet, the Final Closing Loan Schedule, the Final Closing Adjusted Net Book Value and the Final Closing Loan Balance, respectively.

(e) If Sellers deliver to Buyer a Dispute Notice on or prior to the last day of the Review Period, the parties hereto shall negotiate in good faith to resolve any disputes in such Dispute Notice. If the parties hereto agree on all disputes in such Dispute Notice, then the Draft Closing Balance Sheet, the Draft Closing Loan Schedule, the Draft Adjusted Net Book Value and the Draft Closing Loan Balance, each as modified by such agreement of the parties hereto, shall be and become the Final Closing Balance Sheet, the Final Closing Schedule, the Final Adjusted Net Book Value and the Final Closing Loan Balance, respectively. If the parties are unable to resolve all disputed items in such Dispute Notice within fifteen (15) calendar days after Sellers’ delivery of such Dispute Notice, Buyers and Sellers shall, within twenty-five (25) calendar days after Sellers’ delivery of such Dispute Notice, jointly retain Deloitte & Touche, or if Deloitte & Touche is unwilling or unable to serve, then to another accountant reasonably agreed to by Sellers and Buyer (the “Accountant”), to resolve the issues set forth in the Dispute Notice. The Accountant shall conduct its review of such issues, any related work papers of the Company’s accountants and any supporting documentation and hear such presentations by the parties hereto as the Accountant deems necessary.

(f) Buyers and Sellers shall use their respective reasonable best efforts to retain the Accountant as promptly as practicable following delivery of the Dispute Notice to Buyers and to cooperate with one another and the Accountant to resolve the issues set forth in the Dispute Notice no later than forty-five (45) calendar days following the date of the Accountant’s retention so that the Accountant may deliver to Sellers and Buyers a report (the “Adjustment Report”) setting forth the adjustments, if any, that should be made to the disputed Draft Closing Balance Sheet or the Draft Closing Loan Schedule, or Buyers’ proposed calculation of the Draft Closing Adjusted Net Book Value or of the Draft Closing Loan Balance; provided, that no such adjustment shall include any amount of unpaid principal balance attributable to Repurchased/Unsold Loans to the extent that the aggregate unpaid principal balance attributable to Repurchased/Unsold Loans would exceed one percent (1%) of the Final Closing Loan Balance. The fees, expenses and costs of the Accountant for the services described herein shall be allocated between Sellers and Buyers in proportion to the aggregate differences between their respective calculations of Adjusted Net Book Value as embodied in the Draft Closing Balance Sheet and the buyer’s certificate, as to Buyers, and the Dispute Notice, as to Sellers, and the Adjusted Net Book Value as finally determined by the Accountant in the Adjustment Report. Buyers, on the one hand, and Sellers, on the other, shall each reimburse the other to the extent the other has actually paid more of the fees, expenses and costs of the Accountant than the amount so required to be paid by such party pursuant to the preceding sentence. The Draft Closing Balance Sheet, the Draft Closing Loan Schedule, the Draft Adjusted Net Book Value and the Draft Closing Loan Balance, each as modified by the Adjustment Report, shall be and become the Final Closing Balance Sheet, the Final Closing Loan Schedule, the Final Closing Adjusted Net Book Value and the Final Closing Loan Balance, respectively. The Adjustment Report, the Final Closing Balance Sheet, the Final Closing Loan Schedule, the Final Closing Adjusted Net Book Value and the Final Closing Loan Balance shall be final and binding upon Buyers and Sellers, and shall be deemed a final arbitration award that is enforceable in any court having jurisdiction.

(g) Effective upon the end of the Review Period (if a timely Dispute Notice is not delivered), or upon the resolution of all matters set forth in the Dispute Notice by agreement of the parties hereto or by the issuance of the Adjustment Report (if a timely Dispute Notice is delivered) (the “Resolution Date”), the Draft Closing Balance Sheet and the Draft Closing Loan Schedule and the amount of Draft Closing Adjusted Net Book Value and the amount of Draft Closing Loan Balance shall be adjusted to the extent necessary to reflect the final resolution of any disputed items in accordance with the last sentence of Section 1.5(d), the second sentence of Section 1.5(e), or Section 1.5(f), as applicable.

(h) Promptly and, in any event, no later than three (3) Business Days following the Resolution Date:

(i) If the sum of (A) the Base Cash Consideration actually paid to Sellers at Closing pursuant to Section 1.4(a), plus (B) the amount of Closing Adjustment Cash Consideration that would have been payable to Sellers pursuant to Section 1.4(a) had the Final Closing Balance Sheet and the Final Closing Loan Schedule and the amounts of Final Closing Adjusted Net Book Value and Final Closing Loan Balance, as finally determined under this Section 1.5, been used to calculate such Closing Adjustment Cash Consideration at the time of the Closing, is greater than the Closing Cash Consideration, then Buyers shall pay to Sellers the difference by Wire Transfer together with interest thereon at five percent (5%) per annum calculated from the Closing Date through the actual payment date. Any payment required from Buyers under this Section 1.5(h)(i) shall be divided among Sellers pro rata on the basis of their percentage of ownership of the Purchased Interests, shall be made directly by Buyers and not deducted from the Escrow Fund, and shall not result in any increase of the amount to be held in the Escrow Fund; and

(ii) If the sum of (A) the Base Cash Consideration actually paid to Sellers at Closing pursuant to Section 1.4(a), plus (B) the amount of Closing Adjustment Cash Consideration that would have been payable to Sellers pursuant to Section 1.4(a) had the Final Closing Balance Sheet and the Final Closing Loan Schedule and the amounts of Final Closing Adjusted Net Book Value and Final Closing Loan Balance, as finally determined under this Section 1.5, been used to calculate such Closing Adjustment Cash Consideration at the time of the Closing, is less than the Closing Cash Consideration, then Sellers shall pay to Buyers the difference by Wire Transfer, together with interest thereon at five percent (5%) per annum calculated from the Closing Date through the actual payment date. Any payment required from Sellers under this Section 1.5(h)(ii) shall be divided among Sellers pro rata on the basis of their percentage of ownership of the Purchased Interests, shall be made directly and not be deducted from the Escrow Fund.

(i) The Estimated Closing Balance Sheet, the Draft Closing Balance Sheet and the Final Closing Balance Sheet shall each be prepared in accordance with GAAP and consistent with the Company’s past practices set forth in Annex C and using the same principles, procedures, policies, reserve calculation methodologies and other methods and practices that were used to prepare the Latest Balance Sheet, which principles, procedures, policies, reserve calculation methodologies and other methods and practices are described in Annex C. The Estimated Closing Loan Schedule, the Draft Closing Loan Schedule and the Final Closing Loan Schedule shall each be in the form of, and contain the information required to be set forth in, the schedule attached hereto as Exhibit H.

(j) The rights to indemnification under this Agreement (and any limitations on such rights) of Buyers, on the one hand, and of Sellers, on the other hand, shall not be deemed to limit, supersede or otherwise affect the rights of such parties to a full purchase price adjustment pursuant to this Section 1.5.

Section 1.6 Transfer Restrictions on Total Stock Consideration.

(a) Each of (i) the portion of the Total Stock Consideration delivered to Jeffrey Henschel (the “Jeffrey Stock”), (ii) the portion of the Total Stock Consideration delivered to Neal Henschel (the “Neal Stock”), (iii) the portion of the Total Stock Consideration delivered to Benjamin Henschel (the “Benjamin Stock”), and (iv) the portion of the Total Stock Consideration delivered to Andrew Henschel (the “Andrew Stock”) shall be restricted such that none of the Jeffrey Stock, Neal Stock, Benjamin Stock or Andrew Stock may be Transferred to any Person. Notwithstanding the foregoing:

(i) Jeffrey Henschel may Transfer all or any portion of the Jeffrey Stock after the two-year anniversary of the Closing Date;

(ii) Jeffrey Henschel may purchase in the open market, at any time prior to the two-year anniversary of the Closing Date, an option to sell (or put) on or after the two-year anniversary of the Closing Date up to fifty percent (50%) of the Jeffrey Stock;

(iii) Neal Henschel may Transfer (A) up to twenty-five percent (25%) of the Neal Stock after the six-month anniversary of the Closing Date, (B) up to an additional twenty-five percent (25%) of the Neal Stock after the one-year anniversary of the Closing Date, (C) up to an additional twenty-five percent (25%) of the Neal Stock after the 18-month anniversary of the Closing Date and (D) all or any portion of the Neal Stock after the two-year anniversary of the Closing Date;

(iv) Benjamin Henschel may Transfer (A) up to twenty-five percent (25%) of the Benjamin Stock after the six-month anniversary of the Closing Date, (B) up to an additional twenty-five percent (25%) of the Benjamin Stock after the one-year anniversary of the Closing Date, (C) up to an additional twenty-five percent (25%) of the Benjamin Stock after the 18-month anniversary of the Closing Date and (D) all or any portion of the Benjamin Stock after the two-year anniversary of the Closing Date;

(v) Andrew Henschel may Transfer (A) up to twenty-five percent (25%) of the Andrew Stock after the six-month anniversary of the Closing Date, (B) up to an additional twenty-five percent (25%) of the Andrew Stock after the one-year anniversary of the Closing Date, (C) up to an additional twenty-five percent (25%) of the Andrew Stock after the 18-month anniversary of the Closing Date and (D) all or any portion of the Andrew Stock after the two-year anniversary of the Closing Date; and

(vi) Notwithstanding the foregoing, Jeffrey Henschel, Neal Henschel, Benjamin Henschel and Andrew Henschel may Transfer all or any portion of the Jeffrey Stock, Neal Stock, Benjamin Stock or Andrew Stock, as applicable, upon their death or at any time to their Affiliates for bona fide estate planning purposes; provided, however, that any transferee of such stock shall agree to be subject to the restrictions on Transfer set forth in this Section 1.6.

(b) In the event that Additional Closing Cash is substituted for Removed Shares, such Additional Closing Cash shall be treated as restricted pursuant to Section 1.6(a) and shall be payable only when the restrictions on Transfer on the related Removed Shares would have expired pursuant to Section 1.6(a) (for example, twenty-five percent (25%) of the Additional Closing Cash substituted for Removed Shares, if any, of the Neal Stock shall be payable on the six-month anniversary of the Closing Date).

(c) For purposes of clarity, the parties agree that, notwithstanding the restrictions on Transfer set forth in Section 1.6(a), each holder of record of any portion of the Total Stock Consideration shall receive all dividends declared on Buyer Parent Common Stock in respect of such portion of the Total Stock Consideration, to the extent that such holder of record of such portion of the Total Stock Consideration holds such Buyer Parent Common Stock as of the record date of such dividend.

(d) The certificates for the Jeffrey Stock, the Neal Stock, the Benjamin Stock and the Andrew Stock, or shares issued in substitution therefor, will include a legend stating the restrictions set forth in this Section 1.6. Such legend will also be placed on any certificate representing securities issued subsequent to the original issuance of the Jeffrey Stock, Neal Stock, the Benjamin Stock or the Andrew Stock and in respect thereof as a result of any stock dividend, stock split, or other recapitalization. Such legends will be removed from the certificate(s) representing the Jeffrey Stock, the Neal Stock, the Benjamin Stock and the Andrew Stock when, and to the extent that, the restrictions set forth in this Section 1.6 are no longer applicable to the Jeffrey Stock, the Neal Stock, the Benjamin Stock and the Andrew Stock, as the case may be, represented by such certificate(s). For purposes of clarity, there are and shall be no conditions for the removal of any restriction on Transfer set forth in this Section 1.6 other than as expressly set forth in Section 1.6(a).

(e) Each of the Henschels, severally and not jointly, represents, warrants and agrees that: (i) except as set forth in Section 1.3(b), such Henschel is acquiring his portion of the Total Stock Consideration for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; (ii) such Henschel has no present or contemplated agreement, undertaking, arrangement, obligation or commitment providing for the disposition thereof in violation of any applicable securities Laws; (iii) such Henschel is an “accredited investor” within the meaning of Rule 501 under the Securities Act; and (iv) any Transfer of shares of Buyer Parent Common Stock by such Henschel may be subject to restrictions under the Securities Act and applicable state securities Laws, and such Henschel shall comply with the Securities Act and any applicable securities Laws in any Transfer described in this Section 1.6.

(f) If, on or after the six-month anniversary of Closing but prior to the one-year anniversary of Closing, Neal Henschel informs Buyer Parent in writing that Neal Henschel desires to Transfer all or a portion of the twenty-five percent (25%) of the Neal Stock for which the restrictions on Transfer are being removed pursuant to clause (A) of Section 1.6(a)(iii) (the “Subject Securities”), then Buyer Parent shall do one of the following, in its sole discretion and at its sole cost and expense (other than any Taxes of Neal Henschel, if any): (i) Buyer Parent shall purchase from Neal Henschel the Subject Securities at a price per share equal to the Stock Price as of the date of such purchase; (ii) Buyer Parent shall exchange the Subject Securities with an equal number of shares of Buyer Parent Common Stock, the resale of which by, or the issuance of which to, Neal Henschel shall be registered under the Securities Act pursuant to an effective registration statement; or (iii) Buyer Parent shall file and cause to become and remain effective for a reasonable period of time (but in no event more than ten (10) calendar days) a registration statement under the Securities Act to permit Neal Henschel to Transfer such Subject Securities, subject to customary “blackout” periods for material events. At any time after the Closing, Buyer Parent shall have the right to perform the action set forth in clause (ii) of this Section 1.6(f) with respect to all of the twenty-five percent (25%) of the Neal Stock for which the restrictions on Transfer will be removed pursuant to clause (A) of Section 1.6(a)(iii), in which case Neal Henschel’s rights under the first sentence of this Section 1.6(f) shall no longer apply.

Section 1.7 Post-Closing Adjustment to Total Stock Consideration. If there is a Recalculation Event on the date on which a restriction on Transfer is removed pursuant to clauses (i), (iii), (iv) or (v) of Section 1.6(a) (each, a “Transfer Restriction Removal Date” and the shares of Jeffrey Stock, Neal Stock, Benjamin Stock or Andrew Stock for which a restriction on Transfer is being removed pursuant to clauses (i), (iii), (iv) or (v) of Section 1.6(a) on such Transfer Restriction Removal Date, the “Newly Unrestricted Shares”), then Buyer shall issue and deliver on such Transfer Restriction Removal Date to Jeffrey Henschel, Neal Henschel,

Benjamin Henschel or Andrew Henschel, as the case may be, an additional aggregate number of the shares of Buyer Parent Common Stock (the “Additional Post-Closing Shares”) equal to the quotient obtained by dividing (1) the Shortfall Amount as of such Transfer Restriction Removal Date by (b) the Stock Price as of such Transfer Restriction Removal Date; provided that Buyer may, in its sole discretion, reduce the Additional Post-Closing Shares by any number of shares of Buyer Parent Common Stock (the “Removed Post-Closing Shares”) by payment instead to the applicable Henschel, on such Transfer Restriction Removal Date, an amount of cash equal to (1) such number of Removed Post-Closing Shares multiplied by (2) the Stock Price as of the Transfer Restriction Removal Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except for such items as set forth in writing in a Schedule attached to this Agreement (which shall modify the section, subsection or clause of this Agreement specifically referenced therein or such other section, subsection or clause of this Agreement as to which such item’s applicability is reasonably apparent), the Company represents and warrants to Buyers as follows, as of the date hereof and as of the Closing Date:

Section 2.1 Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company has the requisite limited liability company power and authority to carry on the Business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. The Company is duly qualified to do business in each jurisdiction in which the nature of the Business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary other than any failure to be so qualified that, individually or in the aggregate, has not had, and could not reasonably be expected to have or result in, a Company Material Adverse Effect. Schedule 2.1 contains a complete and correct list of each jurisdiction in which the Company is qualified to do business, and, to the knowledge of the Company, the Company is not required to be qualified to do business in any other jurisdiction. The Company has provided to Buyers complete and correct copies of the Company’s Organizational Documents, and a list of each of such Organizational Document is set forth in Schedule 2.1. Each such Organizational Document is in full force and effect, and there has been no material violation thereof.

Section 2.2 Capital Structure.

(a) The authorized Equity Interests of the Company consist of the Membership Interests, and such Membership Interests are issued, outstanding and held by such Persons in such amounts as indicated on Schedule 2.2(a). None of the Membership Interests are represented by certificates, and the ownership of the Membership Interests are accurately recorded in the books of the Company. All of the Membership Interests are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any Equity Rights. No current or former holder of any Membership Interests or any other Person is contesting or has a valid basis for contesting the ownership of any Membership Interests or any dividends, distributions or contributions relating thereto. Other than the Membership Interests, there are no Equity Interests of the Company authorized, issued or outstanding. Except as set forth on Schedule 2.2(a), the Company has not made any Distribution since January 1, 2003, and no current or former holder of any Membership Interests has any right to receive any Distribution.

(b) The authorized Equity Interests, and the total number of outstanding Equity Interests, of each Company Subsidiary is set forth on Schedule 2.2(b). All such Equity Interests are duly authorized, validly issued, fully paid and non-assessable.

(c) There are no outstanding securities, options, warrants, calls, rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag-along” or “drag-along” rights, commitments, agreements, arrangements or undertakings (“Equity Rights”) (i) obligating the Company, any Company Subsidiary or any of their respective Affiliates to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any Equity Interests of the Company or any Company Subsidiary or any securities or obligation convertible or exchangeable into or exercisable for, any Equity Interests of the Company or any Company Subsidiary, (ii) giving any Person a right to subscribe for or acquire any Equity Interests of the Company or any Company Subsidiary or (iii) obligating the Company, any Company Subsidiary or any of their respective Affiliates to issue, grant, adopt or enter into any such Equity Right. There are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Interests of the Company or any Company Subsidiary. None of the Company, any Company Subsidiary or any of their respective Affiliates has (x) outstanding Indebtedness that could entitle or convey to any Person the right to vote, or that is convertible into or exercisable for any Equity Interest of the Company or any Company Subsidiary or (y) Equity Rights that could entitle or convey to any Person the right to vote with the equityholders of the Company or any Company Subsidiary on any matter. There are no voting trusts or other agreements or understandings outstanding with respect to the Equity Interests of the Company or any Company Subsidiary.

Section 2.3 Company Subsidiaries and Controlled Affiliates.

(a) Schedule 2.3(a) sets forth a true, complete and correct list of (i) each Company Subsidiary, (ii) each Affiliate of the Company (other than a Company Subsidiary) Controlled by the Company or any Company Subsidiary (collectively with the Company Subsidiaries, the “Controlled Affiliates”), together with the type of entity and jurisdiction of organization of each such Controlled Affiliate and (iii) each equity investment or other investment of the Company or any Company Subsidiary in any Person other than a Company Subsidiary or a Controlled Affiliate (each, a “Non-Affiliate Interest”). The Company owns, directly or indirectly, all of the issued and outstanding Equity Interests in each Company Subsidiary, and owns its interests in each Controlled Affiliate (other than a Company Subsidiary) and Non-Affiliate Interest, in each case, free and clear of any Liens.

(b) All of the issued and outstanding Equity Interests of each Company Subsidiary have been duly authorized, validly issued, are fully paid and non-assessable and have not been issued in violation of any Equity Rights. None of the Equity Interests for any Company Subsidiary (other than a Company Subsidiary that is a corporation) is represented by certificates, and the ownership of such Equity Interests is accurately recorded in the books of the applicable Company Subsidiary. There are no outstanding Equity Rights (i) obligating the Company, any Company Subsidiary or any of their respective Affiliates to issue, deliver, purchase or sell, or cause to be issued, delivered, purchased or sold, any Equity Interests of any Company Subsidiary or any securities or obligations of any Company Subsidiary convertible or exchangeable into or exercisable for, Equity Interests of any Controlled Affiliate, (ii) giving any Person a right to subscribe for or acquire any Equity Interests of any Company Subsidiary or (iii) obligating the Company, any Company Subsidiary or any of their respective Affiliates to issue, grant, adopt or enter into any such Equity Right. There are no agreements, arrangements or commitments to sell or transfer, or with respect to the voting or governance of, any (x) Equity Interests in any Company Subsidiary or (y) Non-Affiliate Interests.

(c) Each Company Subsidiary is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each Company Subsidiary has the requisite power and authority to carry on its business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. Each Company Subsidiary is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, other than any failure to be so qualified that, individually or in the aggregate, has not had or resulted in and could not reasonably be expected to have or result in a Company Material Adverse Effect. Schedule 2.3(c) contains a complete and correct list of each of the jurisdictions in which each Company Subsidiary is qualified to do business and, to the knowledge of the Company, no Company Subsidiary is required to be qualified to do business in any other jurisdiction. The Company has made available to Buyers complete and correct copies of the Organizational Documents of each Company Subsidiary, and a list of each such Organizational Documents is set forth in Schedule 2.3(c). Each of such Organizational Documents is in full force and effect and there has been no material violation thereof.

Section 2.4 Title to Purchased Interests. Each Seller is the sole record and beneficial owner of the Membership Interests set forth opposite such Seller’s name on Schedule 2.4, and has good and valid title to such Membership Interests, free and clear of any Liens and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Together, Sellers are the sole record and beneficial owner of all of the issued and outstanding Membership Interests. All of the Equity Interests issued by the Company and the Company Subsidiaries (including the Membership Interests) have been issued in transactions exempt from registration under the Securities Act and the rules and regulations promulgated thereunder and all applicable state securities or “blue sky” laws, and neither the Company nor any Company Subsidiary has violated the Securities Act or any applicable state securities or “blue sky” laws in connection with the issuance of any such Equity Interests.

Section 2.5 Authority; Validity of Agreements. The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements have been, and the consummation by the Company of the Transactions has been, duly and validly authorized and approved by all necessary action of the Company, including any necessary approval or consent of its members. This Agreement and any Ancillary Agreement to be executed and delivered on or prior to the date thereof has been, and at the Closing each of the other Ancillary Agreements will be, duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyers) this Agreement and each Ancillary Agreement to be executed and delivered on or prior to the date hereof constitutes, and upon their execution at the Closing each other Ancillary Agreement will constitute, a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as (a) such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability (the matters in clauses (a) and (b), the “Enforceability Exceptions”).

Section 2.6 Consents and Approvals. Except as set forth in Schedule 2.6 and the filing under the HSR Act, the Company is not required to obtain the Consent of any Governmental Authority or other third party or to obtain any Permit in connection with the valid authorization, execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement or the consummation of the Transactions.

Section 2.7 No Conflicts. Except as set forth in Schedule 2.7, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company do not and will not, and the consummation of the Transactions will not, conflict with, result in a violation or termination of, contravene or constitute a breach or default under, or be an event that with the giving of notice or passage of time or both will become a breach or default under (with or without notice or lapse of time, or both), or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of the Company or any Company Subsidiary pursuant to any of the terms, conditions or provisions of or under (a) any Applicable Law, (b) the Organizational Documents of the Company or any Company Subsidiary or (c) any Contract, Plan or other instrument binding upon the Company or a Company Subsidiary, or to which the property of the Company or a Company Subsidiary or any portion of the Business is subject, except for, in the case of this clause (c), any conflict, violation, termination, contravention, breach, default, payment, acceleration, vesting, cancellation, Lien or loss of rights that, individually or in the aggregate, would not reasonably be expected to have or result in a Company Material Adverse Effect.

Section 2.8 Financial Statements.

(a) Schedule 2.8(a) sets forth true, correct and complete copies of (i) the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2001, 2002 and 2003 and the related audited consolidated statements of operations, retained earnings and cash flows for the fiscal years then ended; (ii) reviewed consolidated balance sheets of the Company and the Company Subsidiaries as of September 30, 2004 and the related consolidated statements of operations and retained earnings for the period then ended; and (iii) an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of November 30, 2004 and the related consolidated statements of operations and retained earnings for the period then ended ((i), (ii) and (iii) collectively, the “Financial Statements”; and the balance sheet as of November 30, 2004, the “Latest Balance Sheet”).

Except as set forth on Schedule 2.8(a), the Financial Statements (i) have been prepared in accordance with the books and records of the Company and the Company Subsidiaries; (ii) fairly present in all material respects the financial condition of the Company and the Company Subsidiaries on a consolidated basis as of the respective dates indicated and the results of operations, members’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated; and (iii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except, in the case of unaudited Financial Statements, for the absence of footnotes and for recurring year-end audit adjustments normal in nature and amount).

(b) Schedule 2.8(b) sets forth a true, correct and complete list of (i) all bank accounts and safe deposit boxes of the Company and the Company Subsidiaries and all Persons who are signatories thereunder or who have access thereto and (ii) the names of all Persons holding general or special powers of attorney from the Company and the Company Subsidiaries and a summary of the terms thereof.

(c) Except as set forth in Schedule 2.8(c), the books and records of the Company and Company Subsidiaries have been maintained in accordance with GAAP and all Applicable Laws and reflect only actual transactions. Neither the latest consolidated audited balance sheet in the Financial Statements nor the Latest Balance Sheet (collectively, the “Balance Sheets”) reflects any material asset or liability that is not intended to constitute a part of the Business after giving effect to the Transactions (excluding routine dispositions of assets in the ordinary course of business consistent with past practice), and none of the consolidated income statements of the Company or any Company Subsidiary included in the Financial Statements reflects the results of operations of any Person that are not intended to constitute a part of the Business after giving effect to the Transactions. Such income statements reflect all material costs that historically have been incurred in connection with the operation of the Business. Except as set forth in the Financial Statements or Schedule 2.8(c), there are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements, and the Balance Sheets do not reflect any write-up or revaluation increasing the book value of any assets.

(d) The Company and Company Subsidiaries maintain internal controls over financial reporting (“Internal Controls”) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and Company Subsidiaries, (ii) are designed to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and Company Subsidiaries are being made only in accordance with authorizations of management and directors of the Company and Company Subsidiaries and (iii) are designed to provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and Company Subsidiaries that could have a material effect on the financial statements (it being understood that the Company is not making any representation or warranty that it complies, or has complied with, Section 404 of the Sarbanes-Oxley Act).

(e) Schedule 2.8(e) describes, and the Company has made available to Buyers, complete and correct copies of all documents governing, all “off balance sheet arrangements” (as defined by item 303(a)(4) of Regulation S-K promulgated by the SEC) in respect of the Company or any Company Subsidiary.

Section 2.9 Absence of Undisclosed Liabilities. Neither the Company nor any Company Subsidiary is subject to any material claims, liabilities or obligations (whether known, unknown, absolute, accrued, contingent or otherwise), except (a) as and to the extent disclosed or reserved against on the face of (but not in footnotes to) the Latest Balance Sheet or (b) obligations and liabilities under Contracts that (i) are incurred after the date of the Latest Balance Sheet of the nature, type and amount previously incurred in the ordinary course of business consistent with past practice of the Company and Company Subsidiaries (none of which relates to breach of Contract, breach of warranty, tort, infringement, violation of Law, order or Permit, or any Proceeding), (ii) individually and in the aggregate, could not reasonably be expected to have or result in a Company Material Adverse Effect and (iii) are not prohibited by this Agreement or any Ancillary Agreement or (c) as set forth on Schedule 2.9. Since December 31, 2003, neither the Company nor any Company Subsidiary has experienced any loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975). Except as set forth on Schedule 2.9, none of the Company nor any Company Subsidiary has, either expressly or by operation of law, assumed or undertaken any liability of any other Person, including any obligation for corrective or remedial action relating to environmental, health or safety Laws.

Section 2.10 Absence of Certain Changes. Since the date of the Latest Balance Sheet, (a) the Company and each Company Subsidiary has conducted its business in the usual, regular and ordinary course consistent with past practices of the Company and each Company Subsidiary, as applicable; and (b) there has not occurred or come to exist any Company Material Adverse Effect. Except as set forth on Schedule 2.10, since the Latest Balance Sheet Date and through the date of this Agreement, there has not occurred any action, event or failure to act that, if it had occurred after the date of this Agreement, would have required the consent of Buyers under Section 5.1(b).

Section 2.11 Assets. The Company and the Company Subsidiaries own and have good and valid title to, or in the case of leased property have good and valid leasehold interests in, or otherwise have full or sufficient and legally enforceable rights to use all of the properties and assets (real, personal or mixed, tangible or intangible) used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business, including all such assets reflected in the Latest Balance Sheet or acquired after the date of the Latest Balance Sheet (except accounts receivable and notes receivable paid in full subsequent to the date of the Latest Balance Sheet and assets and properties disposed of in the ordinary course of business since the date of the Latest Balance Sheet) (the “Assets”), in each case free and clear of any Lien other than Permitted Liens. The Company or a Company Subsidiary has maintained all tangible Assets in all material respects in good repair, working order and operating condition subject only to ordinary wear and tear, and all such tangible Assets are fully adequate and suitable for the purposes for which they are presently being used. The Assets are sufficient for the conduct of the Business, and immediately following the Closing, the Assets will be sufficient for the Company and the Company Subsidiaries to conduct the Business in the same manner and to the same effect as conducted immediately prior to the Closing.

Section 2.12 Real Property. Except as set forth in Schedule 2.12 or any REO that is not scheduled to be sold by the Company or any Company Subsidiary within two Business Days of the date on which the Company or any Company Subsidiary obtained ownership of such REO, neither the Company nor any Company Subsidiary owns any real property or interest therein. Schedule 2.12 contains a true, correct and complete list of all of the real property Leases in existence on the date hereof to which the Company or any Company Subsidiary is a party or which is used in the Business (the “Real Property Leases”). True and correct copies of all such Real Property Leases have been delivered to Buyers, together with any amendments, modifications or supplements thereto. There exists no material default or condition, or any state of facts or event which with the passage of time or giving of notice would constitute a material default, in the performance of its obligations under any Real Property Lease by the Company or any Company Subsidiary or, to the knowledge of the Company, by any other party thereto. Neither the Company nor any Company Subsidiary has received any written or oral communication from the landlord or lessor under any of the Real Property Leases claiming that the Company or such Company Subsidiary is in breach in any material respect of its obligations under the respective Real Property Leases, including due but unpaid rent or other charges. The Company or a Company Subsidiary is in sole possession of the premises demised under the Real Property Leases and has not assigned, sublet, mortgaged or otherwise conveyed all or any portion of its respective interest in any Real Property Lease or the premises demised under any Real Property Lease. All buildings and all fixtures, equipment and other real or tangible property and assets held under leases or subleases by the Company or a Company Subsidiary are held under valid leases or subleases, free and clear of all Liens against the Company or the applicable Company Subsidiary other than Permitted Liens.

Section 2.13 Material Contracts.

(a) Schedule 2.13(a) contains a correct and complete list of all Material Contracts in existence on the date hereof. The Company has delivered to Buyers complete and correct copies of all written Material Contracts and accurate and complete descriptions of all material terms of all oral Material Contracts.

(b) Each Material Contract is valid, binding and in full force and effect, and is enforceable against the Company and each Company Subsidiary, as applicable, and, to the knowledge of the Company, each other party thereto in accordance with its terms, subject to the Enforceability Exceptions. The Company and each Company Subsidiary, as applicable, has duly performed all of its material obligations under each such Material Contract to the extent that such obligations have accrued. Except as set forth on Schedule 2.13(b), the enforceability of any Material Contract by the Company or the Company Subsidiary party thereto will not be adversely affected by the execution, delivery or performance of this Agreement or any Ancillary Agreement, and no Material Contract contains any change-in-control provision or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the Transactions. There are no existing material defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become material defaults) of the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto under any Material Contract. To the knowledge of the Company, there are no circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both, would permit the Company or any Company Subsidiary or any other party thereto to alter or amend any of the material terms or conditions of any Material Contract or would permit or would result in any increased liability or penalty. Each Material Contract has been performed by the Company and each Company Subsidiary, as applicable, in all material respects in accordance with its terms and Applicable Law.

(c) Except as set forth on Schedule 2.13(c), none of the Company nor any Company Subsidiary has entered into or is bound by or subject to any of the following: (i) any Contract under which (A) any Person has directly or indirectly guaranteed Indebtedness, liabilities or obligations of the Company or any Company Subsidiary or (B) the Company or any Company Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person; (ii) any Contract providing for the indemnification of any Person with respect to material liabilities, whether absolute, accrued, contingent or otherwise; (iii) any Contract (other than if made in the ordinary course of the Company’s business of mortgage origination) under which the Company or any Company Subsidiary has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person; (iv) any Contract prohibiting or materially restricting the ability of the Company or any Company Subsidiary to conduct their respective businesses, to engage in any business or operate in any geographical area or to compete with any Person; (v) any Contract to cap fees, share fees or other payments, share expenses, waive fees or to reimburse or assume any or all fees or expenses thereunder, in each case other than as required by Law; (vi) any Contract that provides for earn-outs or other similar contingent obligations; (vii) any Contract that contains (A) a “clawback” or similar undertaking requiring the reimbursement or refund of any fees (whether performance based or otherwise) paid to any member of the Company or any Company Subsidiary or (B) a “most favored nation” or similar provision; or (viii) any Contract requiring the Company or any Company Subsidiary (A) to co-invest with any other Person, (B) to provide seed capital or similar investment or (C) to invest in any investment product.

Section 2.14 Litigation.

(a) Schedule 2.14(a) contains a true, complete and correct list of all pending and, to the knowledge of the Company, threatened Litigation, governmental inquiries and material complaints concerning any Seller (related to the Business, the Purchased Interests or the Transactions), the Company, any Company Subsidiary or the Business (other than any Litigation where neither the Company nor a Company Subsidiary is the real party in interest and where such Litigation relates solely to Mortgage Loans sold by a Company or a Company Subsidiary (but where such sale was not properly recorded), none of which Litigation is material to the Company or a Company Subsidiary). True, correct and complete copies of all material and non-privileged documents and correspondence relating to such Litigation, governmental inquiries and complaints have been made available to Buyers. Except as set forth on Schedule 2.14(a), there is no Litigation or governmental inquiry pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary or any of their properties, assets or rights or the Business.

(b) Schedule 2.14(b) lists each Proceeding since January 1, 2002 that resulted (i) in any sanctions or (ii) in payments in excess of $50,000, in each case by or against the Company or any Company Subsidiary or any of their respective officers, directors or managers in their capacity as officers, directors or managers (whether as a result of a judgment, civil fine, settlement or otherwise).

Section 2.15 Affiliate Arrangements.

(a) Except as set forth in Schedule 2.15(a), and except for compensation paid or payable by the Company or any Company Subsidiary to bona-fide employees of the Company or any Company Subsidiary in the ordinary course of business and consistent with past practice, there are no Contracts, arrangements, liabilities or obligations (whether or not evidenced by a writing) (i) between the Company or any Company Subsidiary, on the one hand, and any Seller or any of its Affiliates (including the Company or any Company Subsidiary), on the other hand, or (ii) between the Company or any Company Subsidiary, on the one hand, and a former Company Subsidiary on the other hand (any such Contract, liability or obligation, an “Affiliate Arrangement”). Each Affiliate Arrangement is and at all times has been on terms and conditions as favorable to the Company or the Company Subsidiaries, as applicable, as would have been obtainable by it at the time in a comparable arm’s length transaction with an unrelated third party.

(b) Except for mortgage loans made to employees of the Company or a Company Subsidiary in the ordinary course of business and consistent with past practice, neither the Company nor any Company Subsidiary has any loan outstanding, and since July 30, 2002 has not extended or maintained credit, or arranged for the extension of credit, to any director, officer, manager, stockholder, member or employee of any of them.

Section 2.16 Compliance with Law; Government Regulation; Etc.

(a) The Company and each Company Subsidiary has complied and is in compliance in all material respects with all Applicable Law. Neither the Company nor any Company Subsidiary has received any notice asserting or, to the knowledge of the Company, does a reasonable basis exist for asserting, any violation by the Company or any Company Subsidiary of any Applicable Law.

(b) The Company and each Company Subsidiary holds (i) all licenses, registrations, franchises, permits, orders, approvals and authorizations relating to mortgage loan origination, sales or purchases and (ii) all other material licenses, registrations, permits, orders, approvals and authorizations ((i) and (ii) collectively, “Permits”), in each of case (i) and (ii), that are required in order to permit the Company and each Company Subsidiary to own or lease its properties and assets and to conduct the Business under and pursuant to all Applicable Law. All such Permits are in full force and effect and are not subject to any suspension, cancellation or revocation or any Proceedings related thereto, and, to the knowledge of the Company, no such suspension, cancellation, revocation or Proceeding is threatened or is reasonably likely. Schedule 2.16(b) contains a true, correct and complete list of all Permits under which the Company or any Company Subsidiary is operating or bound, and Buyers have been provided with true, correct and complete copies of such Permits. Except as set forth on Schedule 2.16(b), none of the Permits set forth on Schedule 2.16(b) shall be adversely affected as a result of any Seller’s or the Company’s execution and delivery of, or the performance of its obligations under, this Agreement or any Ancillary Agreement or the consummation of the Transactions. Except as provided on Schedule 2.16(b), the Company and each Company Subsidiary is qualified by the FHA as a mortgagee for FHA loans, and by the VA as a lender for VA loans. Notwithstanding the foregoing, neither Company nor any Company Subsidiary has originated or serviced within the past two years any FHA or VA loan.

(c) To the knowledge of the Company, no director, trustee, managing director, officer, manager or employee of the Company or any Company Subsidiary is, or while working or performing services for the Company has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any supervisory letter from, any Governmental Authority.

(d) The Company and each Company Subsidiary has filed all material filings required to be filed by it with any Governmental Authority, including all amendments or supplements thereto (the “Filings”) for the past three years. The Filings complied in all material respects with the requirements of Applicable Law. The Company has made available to Buyers complete and correct copies of (i) all material Filings made within the past two years, (ii) all material audit or inspection reports received by the Company or any Company Subsidiary from any Governmental Authority and all written responses thereto made by the Company or any Company Subsidiary during the past two years, (iii) all material inspection reports provided to the Company or any Company Subsidiary by any Governmental Authority during the past two years and (iv) all non-privileged material correspondence relating to any investigation provided to the Company or any Company Subsidiary by any Governmental Authority during the past two years.

(e) Except for normal examinations and audits conducted by any Governmental Authority in the regular course of business of the Company or any Company Subsidiary, (i) no Governmental Authority has initiated any Proceeding or, to the knowledge of the Company, no such Proceeding, investigation, examination, audit or review into the business or operations of the Company or any Company Subsidiary is threatened by any Governmental Authority and (ii) none of the Company or any Company Subsidiary or any of their respective Affiliates has received any notice or communication (A) of any unresolved violation or exception by any Governmental Authority with respect to any report or statement by any Governmental Authority relating to any examination of the Company or any Company Subsidiary, (B) threatening to revoke or condition the continuation of any Permit or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally).

Section 2.17 Mortgage Loans.

(a) Owned Mortgage Loan Schedule. Schedule 2.17(a) sets forth a true, complete and correct list, as of the date thereof, of all Owned Mortgage Loans and the following information with respect to each such Owned Mortgage Loan: (i) whether it is a Company Loan, a Serviced Loan or a Warehouse Loan (and, if so, the applicable warehouse lender or repurchaser under the repurchase agreement), (ii) the aggregate unpaid principal balance, (iii) the interest rate, (iv) maturity date, (v) the debt-income ratio (if applicable), (vi) the loan-to-value ratio, (vii) prepayment penalty term, (viii) prepayment penalties, (ix) lien priority, and (x) the state where the Collateral securing the Owned Mortgage Loan is located.

(b) Ownership of Owned Mortgage Loans. Except as set forth on Schedule 2.17(b)(i), the Company or a Company Subsidiary is the sole beneficial owner and holder of legal title to each Owned Mortgage Loans. Except as set forth on Schedule 2.17(b)(ii) (which schedule shall identify all forward loan sale commitments in place as of the date hereof), no Person other than the Company or a Company Subsidiary has any interest in the Owned Mortgage Loans. Except as set forth on Schedule 2.17(b)(iii), neither the Company nor any Company Subsidiary has assumed any obligations with respect to any Non-Originated Mortgage Loan.

(c) Correspondent Agreements.

(i) Schedule 2.17(c)(i) sets forth a true, complete and accurate list of all Correspondent Agreements. The Company has delivered or otherwise made available to Buyers true and complete copies of each Correspondent Agreement. Each Correspondent Agreement is in full force and effect.

(ii) Except for Mortgage Loans repurchased by the Company pursuant to a Correspondent Agreement due to a breach of a representation and warranty set forth therein, to the knowledge of the Company, each of the representations and warranties of the Company or any Company Subsidiary set forth in each Correspondent Agreement is true and correct in all material respects with respect to each Mortgage Loan sold pursuant to such Correspondent Agreement.

(iii) Except as set forth on Schedule 2.17(c)(iii), all Mortgage Loans sold by the Company or any Company Subsidiary to an Investor are sold on a servicing released-basis, and, after the closing of such sale, neither the Company nor any Company Subsidiary retains any rights or obligations to service such Mortgage Loans. Except as set forth on Schedule 2.17(c)(iii) and subject to interim servicing under the Mortgage Servicing Agreement, prior to such sale to an Investor, the Company or a Company Subsidiary has all rights and obligations to service such Mortgage Loans.

(d) Compliance with Applicable Law.

(i) Each Originated Mortgage Loan and, to the knowledge of the Company, each Non-Originated Mortgage Loan (and, in each case, the related Mortgage Loan Documents and Mortgage Loan Files) has at all times during which it was an Owned Mortgage Loan, complied with, and the activities of the Company and the Company Subsidiaries (including, activities relating to the documentation, underwriting, origination, purchase, assumption, modification, sale, pooling, servicing, subservicing and master servicing) comply with and at all times have been in compliance with, (A) all Applicable Law then in effect, including all predatory and abusive lending, usury, truth-

in-lending, real estate settlement procedures, consumer credit protection (including the Uniform Consumer Credit Code), fair credit reporting, unfair collection practices, equal credit opportunity, fair housing and disclosure Laws and other Laws applicable to the solicitation, origination, servicing and collection of mortgage loans and any requirement that the Borrower receive disclosure materials and, if applicable, rescission materials, with respect to such mortgage loan); (B) the material terms of any Correspondent Agreement in effect at the time the Mortgage Loan was sold applicable to such Mortgage Loan and any schedule, statement or certificate furnished to the Investors pursuant to any Mortgage Servicing Agreement or Correspondent Agreement; and (C) in all material respects, the standard underwriting guidelines of the Company and each Company Subsidiary in effect at the time such Mortgage Loan was originated.

(ii) Each Pipeline Application, if and when funded, will be in compliance with all Applicable Law.

(iii) Except for payment defaults of less than 30 days, there are no defaults in complying with the terms of any Owned Mortgage Loans, and all Taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing and which, if left unpaid, would result in a default under an Owned Mortgage Loan, have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Neither the Company nor any Company Subsidiary has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the mortgagor, directly or indirectly, for the payment of any amount required under any Owned Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Owned Mortgage Loan proceeds, whichever is earlier, to the date which precedes by one month the due date of the first installment of principal and interest.

(iv) No Borrower has notified the Company or any Company Subsidiary of, and, to knowledge of the Company, there is no, relief requested by or allowed to a Borrower under the Servicemembers Civil Relief Act, as amended, or any similar state Laws.

(v) In connection with the origination and servicing of each Mortgage Loan, all requirements of any federal, state or local law in effect at the time of the origination or servicing, as applicable, of such Mortgage Loan, including all applicable predatory and abusive lending, usury, truth-in-lending, real estate settlement procedures, consumer credit protection (including Uniform Consumer Credit Code laws), fair credit reporting, unfair collection practices, equal credit opportunity or fair housing and disclosure laws applicable to the solicitation, origination servicing and collection of payments in respect of mortgage loans have been complied with, and any mortgagor has received all disclosure materials required by Applicable Law with respect to the making of mortgage loans.

(vi) No Owned Mortgage Loan is (1) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, as amended, (2) a “high cost,” “threshold,” “covered,” “predatory,” “abusive,” or similarly defined loan, including refinance loans, under any other Applicable Law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees), or (3) a “High Cost Loan” or “Covered Loan” as defined in the S&P LEVELS glossary. The Company and each Company Subsidiary has implemented and conducted compliance procedures to determine if each Owned Mortgage Loan is a “high cost” home loan under Applicable Law.

(e) Modifications and Waivers. Except as set forth in the Mortgage Loan Documents or the Mortgage Loan Files and identified on Schedule 2.17(e), to the knowledge of the Company, the terms of each Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect from the date of their origination except by a written instrument, which written instrument has been recorded if recordation is necessary to protect the interests of the owner thereof. The execution of any waiver, alteration or modification was not in violation of any warehouse agreement or repurchase agreement to which the Company or a Company Subsidiary is a party, and the substance of any such waiver, alteration or modification has been communicated to and approved in writing by the title insurer and any issuer of a policy of mortgage guaranty insurance, if applicable, to the extent required by the relevant policies, and its terms are reflected in the Mortgage Loan Documents or the applicable Mortgage Loan Files. Except as set forth on Schedule 2.17(a) or except as set forth in the Mortgage Loan Documents or the Mortgage Loan Files and identified on Schedule 2.17(e), neither the Company nor any Company Subsidiary has (i) subordinated the Lien of any Mortgage Loan to any other Mortgage or Lien or (ii) released any portion of the Collateral from the Lien of any Owned Mortgage Loan, except upon receipt of payment in full of all amounts due under such Owned Mortgage Loan. No Mortgage Note or Mortgage with respect to an Owned Mortgage Loan requires the holder thereof to release all or any portion of the released Collateral from the Lien of the related Mortgage Note or Mortgage, except upon payment in full of all amounts due under such Owned Mortgage Loan.

(f) Enforceability of Mortgage Loans. Except as set forth on Schedule 2.17(f), each Owned Mortgage Loan: (i) is evidenced by an enforceable Mortgage Note and is not subject to any right of recission, offset, counterclaim or defense, including the defense of usury, and (ii) is secured by a duly recorded and enforceable first or, as to Second Priority Mortgage Loans, second priority Mortgage on the real property and improvements described in or covered by the related Mortgage. Except to the extent that the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, conservatorship, receivership, moratorium and other Laws affecting the rights of creditors generally, each Mortgage Note and Mortgage Loan Document in respect of an Owned Mortgage Loan has been duly and validly executed by the Company, and, to the knowledge of the Company, by the other parties thereto and is enforceable and a binding obligation of the parties thereto in accordance with its terms, and the exercise of any rights thereunder will not render any Owned Mortgage Loan or related Mortgage Loan Documents unenforceable, in whole or in part, or subject to any right of rescission, offset, counterclaim or defense, including the defense of usury, and no such right of rescission, offset, counterclaim or defense has been asserted with respect thereto. To the knowledge of the

Company, each Borrower had, at the time of the origination of the applicable Owned Mortgage Loan, the full right, power, authority and capacity to pledge the Collateral pledged under the related Owned Mortgage Loan.

(g) Collateral.

(i) Except as set forth on Schedule 2.17(g)(i): (A) no part of any Collateral securing an Owned Mortgage Loan has been condemned; (B) there is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting any Borrower or any of the Collateral securing an Owned Mortgage Loan that, if determined adversely to such Borrower or Collateral, would reasonably be expected to adversely affect the value of such Collateral; and (C) there is no casualty affecting any portion of the Collateral securing an Owned Mortgage Loan.

(ii) To the knowledge of the Company, all of the real property and improvements included in the Collateral securing each Owned Mortgage Loan comply in all material respects with all applicable zoning, land use, environmental and other Applicable Law, as well as any regulatory agreement or restrictive covenant affecting such Collateral. There is no pending action or proceeding directly involving any mortgaged Collateral securing an Owned Mortgage Loan of which the Company or any Company Subsidiary is aware in which compliance with any environmental law, rule or regulation is an issue; and to the knowledge of the Company, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property.

(iii) If an Owned Mortgage Loan is secured by a long-term residential lease, (A) the lessor under the lease holds a fee simple interest in the land; (B) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor’s consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (C) the terms of such lease do not (1) allow the termination thereof upon the lessee’s default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (2) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (3) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (4) permit any increase in rent other than pre-established increases set forth in the lease; (D) the original term of such lease is not less than 15 years; (E) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (F) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice.

(iv) The Company and the Company Subsidiaries have properly filed or caused to be properly filed all Uniform Commercial Code financing statements, including all extension statements, in the appropriate offices required to perfect and maintain a valid Lien in all Collateral for which a filing of a Uniform Commercial Code financing statement may be used to perfect and maintain a valid Lien in such Collateral.

(v) The Collateral securing each of the Owned Mortgage Loans is, and has been at all times during which such Collateral secured an Owned Mortgage Loan, covered by policies of hazard and flood insurance, to the extent required by Applicable Law, all in a form usual and customary in the industry and all of which are in full force and effect, and all amounts due and payable under each policy have been, or will be, paid prior to the Closing Date. All fire and casualty policies covering the real property and improvements encumbered by each Mortgage related to an Owned Mortgage Loan (1) name the mortgagee and its successors and assigns as the insured under a standard mortgage clause, (2) to knowledge of the Company, are in full force and effect, and (3) afford insurance against fire and such other risks as are usually insured against in the special risk or all risk form of extended coverage insurance generally available. Each Mortgage or other related Loan Document for each Owned Mortgage Loan provides that insurance proceeds and condemnation proceeds will be applied to either restore or repair the related mortgaged Collateral or repay the principal of the related Owned Mortgage Loan, with, in some cases, the related Borrower being entitled to receive proceeds in excess of the amount utilized to restore or repair the related mortgaged Collateral.

(vi) To the knowledge of the Company, there are no uninsured casualty losses to the premises securing the Owned Mortgage Loans or any casualty losses to such premises where coinsurance has been or will be claimed by the insurance company or where the loss, exclusive of contents, is greater than the net recovery from the casualty insurance carrier. To the knowledge of the Company, all damage with respect to which casualty insurance proceeds have been received by or through the Company or any Company Subsidiary has been repaired or is in the process of being repaired with such proceeds.

(vii) To the knowledge of the Company, there are no structural defects affecting any of the improvements included in the Collateral securing the Owned Mortgage Loans, other than defects for which adequate reserves have been established by the Borrower with the Company or any Company Subsidiary and which are identified on Schedule 2.17(g)(vii).

(viii) In the event that an Owned Mortgage Loan is secured by a deed of trust, all Applicable Law with respect to the trustee’s service under such deed of trust have been complied with or, if not complied with, can be cured solely by substituting trustees thereunder and by filing a substitution of trustee document in the appropriate filing or recording office.

(ix) To the knowledge of the Company, the mortgaged Collateral securing each Owned Mortgage Loan is lawfully occupied under Applicable Law; all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the such mortgaged Collateral and, with respect to the use and occupancy of the same, including certificates of occupancy, have been made or obtained from the appropriate authorities.

(x) The source of the down payment with respect to each Owned Mortgage Loan has been verified in accordance with the guidelines of the Company or a Company Subsidiary, a true and complete copy of which have been made available to the Buyer, unless such Owned Mortgage Loan is in an acceptable program that does not require verification of assets.

(xi) Each Mortgage or other Loan Document related to each Owned Mortgage Loan contains an enforceable provision for the acceleration of the unpaid balance of the related Owned Mortgage Loan, if, without prior consent of lender or satisfaction of certain conditions, the related mortgaged Collateral or interest therein is directly or indirectly transferred or sold or encumbered (including in connection with subordinate financing) without the prior written consent of the mortgagee thereunder.

(xii) The mortgaged Collateral securing an Owned Mortgage Loan is located in the state identified in Schedule 2.17(a) and consists of a contiguous parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a townhouse; provided, however, that any condominium project or planned unit development shall conform with the Applicable Law regarding such dwellings. No mortgaged Collateral securing an Owned Mortgage Loan consists of manufactured homes, log homes, mobile homes, geodesic domes or other unique property types. None of the mortgaged Collateral securing an Owned Mortgage Loan is comprised in whole or part of cooperative units. As of the respective appraisal date for each item of mortgaged Collateral, no portion of such mortgaged Collateral was being used for commercial or mixed-use purposes and, to the Company’s or Company Subsidiaries knowledge, since the date of such Appraisal, no portion of such mortgaged Collateral has been used for commercial purposes. No Owned Mortgage Loan finances builder inventory. If the mortgaged Collateral securing an Owned Mortgage Loan is a condominium unit or a planned unit development (other than a de minimus planned unit development) such condominium or planned unit development project complies with Applicable Law.

(h) Mortgage Holders. Except as set forth on Schedule 2.17(h), each Owned Mortgage Loan was originated by an entity that is supervised and examined by a federal or state authority or by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. To the knowledge of the Company, all Persons that have had any interest in an Owned Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with all Applicable Law (including all applicable licensing requirements of the Laws of the state in which the Collateral securing an Owned Mortgage Loan is located), and (ii) (A) organized under the laws of the state in which the Collateral securing such Owned Mortgage Loan is located, (B) qualified to do business in such state, (C) a federal savings and loan association or national bank having principal offices in such state, or (D) not doing business in such state. To the knowledge of the Company, no act or acts by any Person which has had an interest in any Owned Mortgage Loan will render the Owned Mortgage Loan or Mortgage Loan Documents unenforceable, in whole or in part, or subject to any right of rescission, and no such right of rescission has been asserted or, to the knowledge of the Company, threatened with respect thereto.

(i) Title Insurance. Except as set forth on Schedule 2.17(i), each Owned Mortgage Loan is insured by an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance, containing such endorsements and affirmative insurance as is customary for similar transactions; each such title insurance policy is issued by a title insurer qualified to do business in the jurisdiction where the related Collateral is located, and insures the originator and its successors and assigns as to the first or second priority Lien of the Mortgage in the original principal amount of the Owned Mortgage Loan subject only to those Liens shown on the title policy. With respect to Warehouse Loans, the applicable warehouse lender, as assignee of the originator’s rights, is an insured of such lender’s title insurance policy, and such lender’s policy is in full force and effect. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any prior servicer or owner has committed or suffered any act or omission that has impaired, or would reasonably be expected to impair, the coverage of such lender’s policy.

(j) Defaults and Delinquencies. Except as set forth on Schedule 2.17(j), no Owned Mortgage Loan is delinquent in payment in excess of 30 days or otherwise in default, and there are no events that, with the giving of notice or the passage of time, or both, would constitute a default, breach or event of acceleration under any Owned Mortgage Loan. To the knowledge of the Company, there are no pending requests for material modification, extension, workout, foreclosure or deed in lieu of foreclosure in connection with any Owned Mortgage Loan.

(k) Escrows. Except as set forth on Schedule 2.17(k), the Company or a Company Subsidiary (or the servicer acting on behalf of the Company or a Company Subsidiary) collects all escrows related to the Owned Mortgage Loans to the extent that the Mortgage Loan Documents require any escrows. Except as set forth on Schedule 2.17(k), all Borrower Escrow Accounts have been maintained by the Company and the Company Subsidiaries (or the servicer acting on behalf of the Company or a Company Subsidiary) in accordance with all Applicable Law, and in accordance with the Mortgage Servicing Agreement and the Mortgage Loan Documents related thereto. Except as set forth on Schedule 2.17(k), the Company or a Company Subsidiary (or the servicer acting on behalf of the Company or a Company Subsidiary) has properly credited to the account of the pertinent Borrowers all interest required to be paid on any Borrower Escrow Account through the Closing Date.

(l) Escrow Analysis. The Company and the Company Subsidiaries (or the servicer acting on behalf of the Company or a Company Subsidiary) have properly conducted, in all material respects, an escrow analysis for each Owned Mortgage Loan within the 12-month period immediately preceding the Closing Date (unless such Owned Mortgage Loan was originated in such 12-month period). All books and records with respect to each such Owned Mortgage Loan are in good condition and are adjusted to reflect properly the results of the escrow analysis. The Company and the Company Subsidiaries (or the servicer acting on behalf of the Company or a Company Subsidiary) have delivered timely and proper notification to the Borrower under each such Owned Mortgage Loan of all payment adjustments resulting from such escrow analysis.

(m) Letters of Credit. There are no letters of credit held by the Company or a Company Subsidiary with respect to Mortgage Loans.

(n) Loan Documents. Except as set forth on Schedule 2.17(n), the Company’s warehouse lenders or other repurchase buyer or a custodian therefor has physical possession of the executed original Mortgage Note for each Owned Mortgage Loan, which Mortgage Notes are located in the location set forth in Schedule 2.17(n). Each Mortgage Loan File related to an Owned Mortgage Loan is complete and accurate in all material respects, and all monies received with respect to each Owned Mortgage Loan have been properly accounted for and applied. There are no material defects in any Owned Mortgage Loan or related Mortgage Loan File. To the knowledge of the Company, the documents, instruments and agreements used in underwriting each Owned Mortgage Loan were not falsified.

(o) Advances. Except as set forth on Schedule 2.17(o), neither the Company nor any Company Subsidiary (nor the servicer acting on behalf of the Company or a Company Subsidiary) has advanced funds, directly or indirectly, for the payment of any amount required under the Mortgage Loan Documents for each Owned Mortgage Loan except for interest accruing from the date of the related Mortgage Note or date of disbursement of the Owned Mortgage Loan proceeds, whichever is earlier, to the date which precedes by one month the due date of the first installment of principal and interest. Except as set forth on Schedule 2.17(o), neither the Company nor any Company Subsidiary is under any obligation to make any future advances under any Owned Mortgage Loan, and the proceeds of each Owned Mortgage Loan have been fully advanced. Except as set forth on Schedule 2.17(o), which schedule also sets forth the source and amount of future funding, any mortgage amounts that may hereafter be required to be disbursed to the applicable Borrower are properly held in the appropriate escrow or other reserve accounts with or on behalf of the Company or a Company Subsidiary.

(p) Repurchased/Unsold Loans. Schedule 2.17(p) sets forth a true, complete and accurate list, as of the date thereof, of (i) each Repurchased/Unsold Loan, (ii) the unpaid principal balance of each such Repurchased/Unsold Loan as of the date thereof, (iii) any advances made with respect to each such Repurchased/Unsold Loan by the Company, a Company Subsidiary or any servicer, (iv) the current payments status of each such Repurchased/Unsold Loan (e.g., 30+ days delinquent, foreclosure, etc.) and (v) an explanation setting forth the reason that each such Repurchased/Unsold Loan was repurchased or is unable to be sold pursuant to a Correspondent Agreement (e.g., repurchased upon breach of representation, repurchased upon early payment default, foreclosure, document defects, failure to satisfy conditions to sale, etc.).

(q) Investor Commitments. Except as set forth on Schedule 2.17(b)(ii), there are no commitments made by Investors to purchase Mortgage Loans from the Company or any Company Subsidiary (or to guarantee and purchase mortgage-backed securities with respect thereto) or other future or option contracts.

(r) Adjustable Mortgage Rates. All Owned Mortgage Loans with adjustable rates, if any, have been timely and appropriately adjusted, in all material respects, and the applicable Borrowers have been appropriately advised where it is the obligation of the Company or a Company Subsidiary to do so. All Taxes, assessments and similar charges due in respect of the property covered by each Owned Mortgage Loan having an impound account administered by the Company or a Company Subsidiary or a servicer acting on behalf of the Company or a Company Subsidiary are current.

(s) REO. As of the date hereof, neither the Company nor any Company Subsidiary holds any REO and does not own or lease real property other than as disclosed in Schedule 2.17(s). As of the date hereof, no Collateral securing an Owned Mortgage Loan is in foreclosure by the Company or any Company Subsidiary on behalf of itself or on behalf of any Investor other that as disclosed in Schedule 2.17(s).

(t) Whole Loan. Each Owned Mortgage Loan is a Whole Loan.

(u) Loan-to-Value Ratio. If any Owned Mortgage Loan had an original loan-to-value ratio of greater than 80%, and the Mortgage Loan Documents reflect that the Owned Mortgage Loan is covered by a PMI policy, the excess over 78% is and will be insured as to payment defaults by a PMI policy until terminated pursuant to the Homeowners Protection Act of 1998, 12 U.S.C. § 4901, et seq. All provisions of such PMI policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Owned Mortgage Loan subject to a PMI policy obligates the Borrower thereunder to maintain the PMI policy and to pay all premiums and charges in connection therewith. Any such premium is not payable from any portion of the mortgage interest rate.

(v) Pipeline Applications.

(i) Compliance. The Company and the Company Subsidiaries have complied in all material respects with all Applicable Law with respect to the origination, processing, underwriting and credit approval of the Pipeline Applications, including those laws relating to real estate settlement procedures, consumer credit protection, truth-in-lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages. Without limiting the generality of the foregoing, the documentation in connection with the origination, processing, underwriting and credit approval of the Pipeline Applications complied in all material respects with all Applicable Law in effect at the time that such Pipeline Applications were prepared and processed by the Company or a Company Subsidiary.

(ii) Books and Records; Loan Files. The information contained in each Mortgage Loan File with respect to the Pipeline Applications, and other documents upon which underwriters generally rely (such as verification of employment) is complete and accurate in all material respects and is in compliance in all material respects with Applicable Law.

(iii) Pipeline Applications. Schedule 2.17(v)(iii) sets forth, as of the date indicated thereon, (A) the name of each potential Borrower who has submitted a Pipeline Application, provided that the Pipeline Application is then in force and has not resulted in a closed loan; (B) the loan amount, (C) the interest rate on the loan, (D) the origination date of the loan, (E) the approval date of the loan, (F) the lien status of the loan and (G) the state where the Collateral securing such loan is located. In the case of any of the Pipeline Applications that have been approved by the Company or a Company Subsidiary, there are and will be no terms or conditions relating to such Pipeline Application that will prevent the Company or any Company Subsidiary from timely making any required disclosures or otherwise complying with all Applicable Law.

(w) Appraisals. The Mortgage Loan File for each Owned Mortgage Loan contains an appraisal of the related mortgaged Collateral signed prior to the funding of the Owned Mortgage Loan application by a duly qualified appraiser and the appraisal and appraiser both satisfy the requirements of the Investors and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the rules and regulations promulgated thereunder, all as in effect on the date the Owned Mortgage Loan was originated.

(x) No Satisfaction of Mortgage. As to any Owned Mortgage Loan, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, release, cancellation, subordination or rescission.

(y) Acceptable Investment. Neither the Company nor the Company Subsidiary has any knowledge of any circumstances or conditions with respect to any Owned Mortgage Loan, a Mortgaged Property, any Borrower or any Borrower’s credit standing that can reasonably be expected to cause private institutional investors to regard such Owned Mortgage Loan as an unacceptable investment, cause such Owned Mortgage Loan to become delinquent, or adversely affect the value or marketability of such Owned Mortgage Loan.

(z) Qualified Mortgages. Except as set forth on Schedule 2.17(z), each Mortgage securing an Owned Mortgage Loan is a “qualified mortgage” within Section 860(a)(3) of the Code.

(aa) No Additional Collateral. As to each Owned Mortgage Loan, the related Mortgage Note is not and has not been secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage.

(bb) Prepayment Penalties. With respect to any Owned Mortgage Loan that contains a provision permitting imposition of a prepayment charge or penalty interest in connection with a prepayment of such Owned Mortgage Loan (a “Prepayment Penalty”): (i) the Prepayment Penalty is disclosed to the related Borrower in the loan documents pursuant to applicable state and federal law, (ii) for Owned Mortgage Loans originated on or after September 1, 2004, the duration of the prepayment period shall not exceed three (3) years from the date of the note, unless such Owned Mortgage Loan was modified to reduce the prepayment period to no more than three years from the date of the related Mortgage Note and the related Borrower was notified in writing of such reduction in payment period, and (iii) notwithstanding any state or federal law to the contrary, the lender is prohibited from imposing such Prepayment Penalty in any instance when the mortgage debt is accelerated as a result of the related Borrower’s default in making the applicable monthly payments thereunder.

Section 2.18 Servicing Agreement Matters.

(a) Mortgage Servicing Agreements. Schedule 2.18(a)(i) sets forth a true, correct and complete list of all Mortgage Servicing Agreements in effect as of the date hereof. Each Mortgage Servicing Agreement is valid, binding and enforceable in accordance with its terms. The Company and the Company Subsidiaries have serviced all Mortgage Loans, or caused through the use of a servicer such Mortgage Loans to be serviced or subserviced, in accordance with all Applicable Law, documents evidencing Warehouse Loans and Correspondent Agreements. Neither the Company nor any Company Subsidiary has notice of any default by other parties under any Mortgage Servicing Agreement. No material default of the Company or any Company Subsidiary exists under any Mortgage Servicing Agreement, including any default arising with notice or lapse of time, or both. Except as set forth on Schedule 2.18(a)(ii), each Mortgage Servicing Agreement between the Company or a Company Subsidiary, on the one hand, and any other Person as servicer, on the other hand, provides the Company or the Company Subsidiary, as the case may be, with an indemnity by such other Person for any Losses that the Company or the Company Subsidiary may suffer or incur under a Correspondent Agreement with respect to the servicing or sub-servicing of the Mortgage Loan covered by such Mortgage Servicing Agreement.

(b) Servicing Rights. Except as set forth on Schedule 2.18(b), none of the Servicing Rights is subject to recourse against the Company or any Company Subsidiary for losses on liquidation of a Mortgage Loan, borrower defaults or repurchase obligations upon the occurrence of non-payment or other events, and neither the Company nor any Company Subsidiary has any obligation to any Person to which it may have sold or transferred any Mortgage Loans or Servicing Rights, and no such Person has any recourse against the Company or any Company Subsidiary in this regard. For the purposes of this Section 2.18(b), “recourse” shall not include industry standard representations and warranties (such as those concerning title, zoning, etc.), except to the extent that such representations and/or warranties relate generally to economic performance. Except as set forth on Schedule 2.18(b), with respect to all Mortgage Loans sold to Investors, neither the Company nor any Company Subsidiary has any obligations for servicing such Mortgage Loans as of the effective date of the sale of the Mortgage Loans to an Investor, except during the interim period (which interim period is no greater than 60 days) after the sale of such Mortgage Loan in which the Company or a Company Subsidiary has an obligation to service such Mortgage Loans.

Section 2.19 Taxes. Except as set forth on Schedule 2.19:

(a) Each of the Company and the Company Subsidiaries has (i) duly and timely filed (or has had duly and timely filed on its behalf) with the appropriate Taxing Authority all material Tax Returns required to be filed by or with respect to it (including with respect to its income, properties and operations), and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid (or there has been timely paid on its behalf) or adequately reserved for all Taxes due or claimed to be due from or with respect to it (including with respect to its income, properties and operations) by any Taxing Authority.

(b) Each of the Company and the Company Subsidiaries has complied in all material respects with all Applicable Law relating to the payment and withholding of Taxes

(including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code and any similar provisions of any foreign Applicable Law) and has, within the time and manner prescribed, withheld and paid over to the proper Taxing Authority all material amounts required to be withheld and paid over under all Applicable Law.

(c) There are no Liens for Taxes upon the assets or properties of the Company or any Company Subsidiary except for statutory Liens for Taxes not yet due. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary. None of the Company or any Company Subsidiary has requested an extension of time within which to file any Tax Return in respect of any taxable period which Tax Return has not since been filed.

(d) No jurisdiction in which the Company or any Company Subsidiary does not file a Tax Return has made a claim that the Company or any Company Subsidiary is required to file a Tax Return for such jurisdiction. No federal, state, local or foreign audits or other administrative Proceedings have formally commenced or, to the knowledge of the Company, are presently ongoing with respect to any Taxes or Tax Returns of or including the Company or any Company Subsidiary, and no notification has been received in writing that such an audit or other Proceeding is pending or threatened with respect to any Taxes due from or with respect to the Company or any Company Subsidiary or any Tax Return filed by or with respect to the Company or any Company Subsidiary. No deficiency for any Tax has been assessed in writing with respect to the Company or any Company Subsidiary which has not been paid in full. No power of attorney which is currently in force has been granted by or with respect to the Company or any Company Subsidiary with respect to any matter relating to Taxes. None of the Company or any Company Subsidiary has changed any method of accounting, received a ruling from any Taxing Authority or signed an agreement with any Taxing Authority which could affect Buyers or any of their Affiliates (including the Company or any Company Subsidiary after the Closing). No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any Company Subsidiary.

(e) None of the Company or any Company Subsidiary is a party to, bound by, or has any obligation under, any Tax sharing agreement or has any potential liability or obligation to any Person as a result of, or pursuant to, any Tax sharing agreement. No claim has been or reasonably could be asserted by any Taxing Authority that the Company or any Company Subsidiary is liable for any material Taxes under or as a result of Section 482 of the Code or any similar provision of state, local or foreign law.

(f) Any Taxes of the Company or any Company Subsidiary that accrued through, but were not due and payable as of, the date of the Balance Sheets, were properly accrued on either Balance Sheet in accordance with GAAP. Since the date of the Balance Sheets, none of the Company or any Company Subsidiary has incurred any liability for Taxes other than in the ordinary course of business.

(g) None of the Company nor any Company Subsidiary is or has, since its formation, been a member of a federal, state, or local consolidated, combined, unitary or similar group.

(h) The Company qualifies and has since the date of its formation qualified to be treated as a partnership for United States federal income tax purposes and neither the Company nor any holder of any Membership Interest has taken a position inconsistent with such treatment with regard to any Tax. Each Company Subsidiary that is a partnership or limited liability company qualifies and has since the date of its formation qualified to be treated as a partnership or disregarded entity for United States federal income tax purposes, and no Person has taken a position inconsistent with such treatment with regard to any Tax.

(i) The Tax Returns of the Company and each Company Subsidiary for all tax years through 2000, (i) have been examined and the tax years closed by the Internal Revenue Service, and no adjustments to such Tax Returns were made, or (ii) the statute of limitations with respect to all such Tax Returns has expired.

Section 2.20 Employee Matters.

(a) Schedule 2.20(a) contains a true and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA) and all other material employee, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, policy, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any Company Subsidiary, for the benefit of (or with) any current or former employee, consultant, or director, officer or manager of the Company or any Company Subsidiary, whether or not written (the “Plans”). Neither the Company nor any Company Subsidiary has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee, director, officer, manager or consultant of the Company or the Company Subsidiaries.

(b) With respect to each of the Plans, the Company has heretofore made available to Buyers true and complete copies of each of the following documents, as applicable: (i) a copy of the Plan (including all amendments thereto) for each Plan (or a written description of any Plan that is not in writing); (ii) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed; (iii) a copy of the two most recent actuarial reports, if applicable; (iv) a copy of the two most recent financial reports, if applicable; (v) a copy of the most recent summary plan description, together with all summaries of material modifications issued with respect to such summary plan description, if required under ERISA, with respect to each Plan, and all other material employee communications relating to each Plan; (vi) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any; and (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Qualified Plan.

(c) None of the Company, the Company Subsidiaries, or the ERISA Affiliates maintain or contribute to (or have at any point during the past six years maintained or contributed to) any employee benefit plan that is subject to Title IV of ERISA. No liability under Title IV or Section 302 of ERISA has been incurred by the Company, any Company Subsidiary or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any Company Subsidiary, or any ERISA Affiliate of incurring any such liability.

(d) Each Plan has been operated and administered in all material respects in accordance with Applicable Law, including ERISA and the Code, and in accordance with the provisions of such Plan and there is no failure to comply with Applicable Law that could reasonably be expected to have a Company Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits). Without limiting the previous sentence, there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any multiemployer plan, any Plan, any participant in a Plan, or any other party.

(e) Schedule 2.20(e) identifies all Plans that are intended to be “qualified plans” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. Schedule 2.20(e) also identifies each trust funding to any Plan which is intended to meet the requirements of Section 501(c)(9) of the Code, and, to the knowledge of the Company, each such trust meets such requirements and provides no disqualified benefits (as such term is defined in Section 4976(b) of the Code).

(f) Each Plan that is an employee welfare benefit plan under Section 3(1) of ERISA (a “Welfare Plan”) either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded. No Welfare Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or the Company Subsidiaries after retirement or other termination of service (other than (x) coverage mandated by Applicable Law, (y) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, or (z) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(g) Each individual who renders services to the Company or any Company Subsidiary who is classified as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under

Plans) is properly so characterized. Each individual who renders services to the Company or any Company Subsidiary is properly classified as an independent contractor, exempt employee, or non-exempt employee for all applicable labor law purposes (including for purposes of eligibility for overtime pay).

(h) No labor organization or group of employees of the Company or the Company Subsidiaries has made a pending written demand to the Company for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no strikes, work stoppages, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any Company Subsidiary, and to the knowledge of the Company, there are no organizing activities underway with respect to employees of the Company or any Company Subsidiary.

(i) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director, manager or consultant of the Company, any Company Subsidiary or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment or (ii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any such employee, officer, director, manager or consultant. No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any Company Subsidiary may have any liability would reasonably be expected not to be deductible for federal income tax purposes by virtue of Section 280G of the Code as currently in effect.

Section 2.21 Intellectual Property; Information Technology.

(a) Schedule 2.21(a)(i) sets forth a complete and correct list of all material Intellectual Property and indicates whether such Intellectual Property is owned by the Company or any Company Subsidiary or licensed to the Company or any Company Subsidiary by a third Person. All of the material Intellectual Property owned by the Company or any Company Subsidiary is owned free and clear of any Liens other than Permitted Liens and other than the rights and licenses thereof from the Company or such Company Subsidiary. The Company and the Company Subsidiaries have the legal right to use the Intellectual Property in connection with the Business and, immediately after the Closing, will continue to have such right to the same extent and on the same terms as each of them was entitled to use such Intellectual Property immediately prior to the Closing. Schedule 2.21(a)(ii) sets forth a complete and correct list of all written, oral or other licenses and agreements with respect to any Intellectual Property that is licensed by or to the Company or any Company Subsidiary (the “License Agreements”).

(b) To the knowledge of the Company, the Business has not and does not infringe any intellectual property rights of any Person in any material respect. To the knowledge of the Company, except as set forth on Schedule 2.21(b), no Intellectual Property owned by the Company or any Company Subsidiary is being materially infringed by any Person. Except as set forth on Schedule 2.21(b) or pursuant to the License Agreements, no Intellectual Property owned by the Company or any Company Subsidiary is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any Company Subsidiary with respect to the Business or restricting the licensing thereof by such any of them to any Person. Except as set forth on Schedule 2.21(b), neither the Company nor any Company Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of Intellectual Property. The Intellectual Property owned by the Company or any Company Subsidiary that has been registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign is set forth on Schedule 2.21(b) and such registrations, filings, issuances and other actions in respect thereof remain in full force and effect.

(c) All Information Technology used in the Business functions in all material respects in accordance with its applicable specifications and is adequate for its use.

Section 2.22 Insurance. Schedule 2.22 contains a true, correct and complete list of all policies of liability, theft, fidelity, business interruption, life, fire, product liability, workmen’s compensation, health, errors or omissions, malpractice and other material forms of insurance held by the Company or any Company Subsidiary for the benefit of the Company or any Company Subsidiary (specifying the insurer, amount of coverage, type of insurance, policy number, and any material pending claims thereunder), which insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business (“Insurance Policies”). With respect to each Insurance Policy: (a) each Insurance Policy is in full force and effect; (b) all premiums due and payable have been paid; (c) no notice of cancellation or termination (or other notice that such Insurance Policy will not be renewed on substantially the same terms as are now in effect or the premium on such Insurance Policy shall be materially increased on the renewal thereof) has been received; and (d) to the knowledge of the Company, there exists no event, occurrence, condition or act (including the Transactions) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such Insurance Policy. The Company and the Company Subsidiaries, as applicable, have complied in all material respects with the terms and provisions of such Insurance Policy and bonds. There is no material claim by the Company or any Company Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, or that could reasonably be expected to cause a material increase in the insurance rates of the Company or any Company Subsidiary. The fidelity insurance, the directors and officers liability insurance, and errors and omissions policies and all other insurance coverage of the Company and the Company Subsidiaries have been maintained in accordance with Applicable Law in all material respects.

Section 2.23 Compliance with Environmental Law. The Company and each Company Subsidiary has complied and is in compliance with all applicable Environmental Laws pertaining to any of the properties and assets of the Company or the Company Subsidiaries (including any real property now or previously owned by the Company or any Company Subsidiary) and the use and ownership thereof, except for such non-compliance that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice of an allegation of a violation of any Environmental Law relating to any of the properties and assets of the Company or any Company Subsidiaries (including any real property now or previously owned by the Company or any Company Subsidiary) or the use or ownership thereof, or to the operation of the Business, and there are no claims, Proceedings, investigations or actions by any Governmental Authority pending, or to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law, the subject of which would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There are no facts, circumstances or conditions relating to the past or present business or operations of the Company or the Company Subsidiaries (including the disposal of any wastes, hazardous substances or other materials), and no environmental conditions at any facilities or properties of the Company or the Company Subsidiaries (including any previously owned or operated properties but excluding any Collateral or REO) that, individually or in the aggregate, could reasonably be expected to give rise to any claim, Proceeding, action, or to any material liability, under any Environmental Law. The Company has made available to Buyers all information, including all studies, analyses and test results, in the possession, custody or control of or otherwise known to the Company or the Company Subsidiaries relating to the environmental conditions on, under or about (including any real property now or previously owned by the Company or any Company Subsidiary or other properties or assets owned, leased, operated or used by the Company or any Company Subsidiary or any predecessor in interest thereto at the present time or in the past.

Section 2.24 Minute Books and Other Records. True, complete and correct copies of the minute books of the Company and the Company Subsidiaries have been made available to Buyers and their representatives and contain accurate and complete records of all meetings of, and limited liability and corporate actions taken by (including action taken by written consent or otherwise without a meeting) the stockholders, members, board of managers and board of directors, as applicable, and any committee thereof of the Company and the Company Subsidiaries, as applicable, described therein. Neither the Company nor any Company Subsidiary has taken any action that is inconsistent in any material respect with any resolution adopted by the stockholders, members, board of managers, board of directors, as applicable, or any committee thereof.

Section 2.25 Brokers and Finders. None of the Company, any Company Subsidiary or any of their respective officers, directors, managers, members or employees (or any Affiliate of the foregoing) have employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fee or commission in connection with this Agreement or the Ancillary Agreements or the Transactions.

Section 2.26 Derivative Products. Schedule 2.26 sets forth a true, complete and correct list of all interest rate swaps, caps, floors, option agreements, futures and forward Contracts (other than any forward commitment entered into to sell Mortgage Loans or any best efforts, mandatory or other rate lock or rate protection issued to a mortgagor pursuant to a Mortgage Loan) and other similar risk management arrangements and derivative financial instruments, whether entered into for the account of the Company or any Company Subsidiary or for the account of one or more Investors (the “Derivative Products”). Each Derivative Product constitutes the valid and legally binding obligation of the parties thereto, enforceable in accordance with its terms, and are in full force and effect. None of the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in material breach of any of its obligations under any Derivative Product.

Section 2.27 Disclosure. To the knowledge of the Company and the Henschels, none of this Agreement or any Ancillary Agreement or any Schedule, Exhibit or certificate delivered by the Company or any Company Subsidiary pursuant hereto or any document or statement in writing that has been supplied to Buyers or any of its respective directors, officers, members, managers, stockholders, employees, representatives or agents by or on behalf of the Company or any Company Subsidiary in connection with the Transactions contains any untrue statement of a material fact or omits any statement of a material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except for such items as set forth in writing in a Schedule attached to this Agreement (which shall modify the section, subsection or clause of this Agreement specifically referenced therein or such other section, subsection or clause of this Agreement as to which such item’s applicability is reasonably apparent), each Seller, severally and not jointly, represents and warrants to Buyers as follows, as of the date hereof and as of the Closing Date:

Section 3.1 Title to Purchased Interests. Such Seller is the sole record and beneficial owner of the Membership Interests set forth opposite such Seller’s name on Schedule 2.4, and has good, valid and marketable title to such Membership Interests, free and clear of any Liens and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Upon payment for the Purchased Interests at the Closing, Buyer will acquire good and valid title to such Seller’s Purchased Interests, free and clear of any Liens. Such Seller is not the subject of any bankruptcy, reorganization or similar Proceeding. Except for this Agreement and as set forth on Schedule 2.4, there are no outstanding Contracts or understandings between such Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the Membership Interests, and, except as contemplated by this Agreement, such Seller has no right to receive or acquire any Equity Interest of the Company or any Company Subsidiary.

Section 3.2 Authority; Validity of Agreements. Such Seller has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or is specified to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. In the case of any Seller that is not an individual, the execution, delivery and performance by such Seller of each of this Agreement and the Ancillary Agreements have been, and the consummation by such Seller of the Transactions have been, duly and validly authorized and approved by all necessary action of such Seller, including any necessary approval or consent of its partners, members, stockholders or other equity owners. This Agreement and any Ancillary Agreement to be executed and delivered on or prior to the date thereof has been, and at the Closing each of the other Ancillary Agreements will be, duly and validly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyers) this Agreement and each Ancillary Agreement to be executed and delivered on or prior to the date hereof constitutes, and upon their execution at the Closing each other Ancillary Agreement will constitute, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.3 Consents and Approvals. Except for the filing under the HSR Act, such Seller is not required to obtain the Consent of any Governmental Authority or other third party or to obtain any Permit in connection with the valid authorization, execution, delivery and performance by such Seller of this Agreement or any Ancillary Agreement or the consummation of the Transactions.

Section 3.4 No Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and such Seller will not, and the consummation of the Transactions do not and will not, conflict with, result in a violation or termination of, contravene or constitute a breach or default under, or be an event that with the giving of notice or passage of time or both will become a breach or default under (with or without notice or lapse of time, or both), or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of the Company or any Company Subsidiary pursuant to any of the terms, conditions or provisions of or under (a) any Applicable Law, (b) the Organizational Documents of the Company or any Company Subsidiary or, in the case of a Seller that is not an individual, the Organizational Documents of such Seller or (c) any Contract, Plan or other instrument binding upon the Company, a Company Subsidiary or such Seller, or to which the property of the Company, any Company Subsidiary or such Seller is subject, except for, in the case of this clause (c), any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, Liens or loss of rights that, individually and in the aggregate, could not reasonably be expected to have or result in a Company Material Adverse Effect.

Section 3.5 Equity Rights.

(a) There are no outstanding Equity Rights (i) obligating such Seller or any of its Affiliates to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any Equity Interests of the Company or any Company Subsidiary or any securities or obligation convertible or exchangeable into or exercisable for, any Equity Interests of the Company or any Company Subsidiary, (ii) issued by such Seller and giving any Person a right to subscribe for or acquire any Equity Interests of the Company or any Company Subsidiary or (iii) obligating such Seller or any of its Affiliates to issue, grant, adopt or enter into any such Equity Right. None of such Seller and its Affiliates has (x) outstanding Indebtedness that could entitle or convey to any Person the right to vote, or that is convertible into or exercisable for any Equity Interest of the Company or any Company Subsidiary or (y) Equity Rights that could entitle or convey to any Person the right to vote with the equityholders of the Company or any Company Subsidiary on any matter. There are no voting trusts or other agreements or understandings outstanding with respect to the Equity Interests of the Company or any Company Subsidiary to which such Seller or any of its Affiliates is a party.

(b) There are no outstanding Equity Rights (i) obligating such Seller or any of their respective Affiliates to issue, deliver, purchase or sell, or cause to be issued, delivered,

purchased or sold, any common stock or other equity interests of any Company Subsidiary or any securities or obligations of any Company Subsidiary convertible or exchangeable into or exercisable for, any common stock or other equity interests of any Controlled Affiliate, (ii) issued by such Seller and giving any Person a right to subscribe for or acquire any such common stock or other equity interests of any Company Subsidiary or (iii) obligating such Seller or any of its Affiliates to issue, grant, adopt or enter into any such Equity Right. There are no agreements, arrangements or commitments, to which such Seller or any of its Affiliates is a party, to sell or transfer any (x) common stock or other equity interests in any Company Subsidiary or (y) Non-Affiliate Interests.

Section 3.6 No Withholding. Such Seller is not subject to withholding under Section 1445 of the Code with respect to any of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYERS

Except for such items as set forth in writing in a Schedule attached to this Agreement (which shall modify the section, subsection or clause of this Agreement specifically referenced therein or such other section, subsection or clause of this Agreement as to which such item’s applicability is reasonably apparent), Buyers jointly and severally represent and warrant to Sellers as follows, as of the date hereof and as of the Closing Date:

Section 4.1 Organization. Each of Buyer Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2 Authority; Validity of Agreements. Each of Buyer and Buyer Parent has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or is specified to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Buyer and Buyer Parent of each of this Agreement and the Ancillary Agreements have been, and the consummation by Buyer and Buyer Parent of the Transactions has been, duly and validly authorized and approved by all necessary corporate action of Buyer and Buyer Parent, including any necessary approval or consent of its or their stockholders or other equity owners. This Agreement and each Ancillary Agreement to be executed and delivered on or prior to the date hereof has been, and at the Closing each of the other Ancillary Agreements will be, duly and validly executed and delivered by Buyer and Buyer Parent and (assuming due authorization, execution and delivery by Sellers and the Company) this and each Ancillary Agreement to be executed and delivered on or prior to the date hereof Agreement constitutes, and upon their execution at the Closing each other Ancillary Agreement will constitute, a valid and binding obligation of Buyer and Buyer Parent enforceable against each in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 Consents and Approvals. Except for the filing under the HSR Act, neither Buyer nor Buyer Parent is required to obtain the Consent of any Governmental Authority or other third party or to obtain any Permit in connection with the execution and delivery by Buyers of this Agreement and each Ancillary Agreement or the performance of this Agreement and each Ancillary Agreement by Buyers.

Section 4.4 No Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and Buyer Parent do not and will not, and the consummation of the Transactions will not, conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of Buyer or Buyer Parent pursuant to any of the terms, conditions or provisions of or under (a) any Applicable Law, (b) the Organizational Documents of Buyer or Buyer Parent or (c) any Contract, Plan or other instrument binding upon Buyer or Buyer Parent, or to which the property of Buyer or Buyer Parent is subject, except for, in the case of this clause (c), any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, Liens or loss of rights that, individually and in the aggregate, could not reasonably be expected to materially impair or delay Buyers’ ability to promptly perform their obligations hereunder or under any Ancillary Agreements or to result in a Buyer Material Adverse Effect.

Section 4.5 Buyer Financing. Buyer Parent has and, at the time of the Closing, Buyer will have sufficient funds to enable it to pay the consideration required to be paid by Buyer pursuant to Article I.

Section 4.6 No Other Broker. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Buyers or any of their Affiliates in connection with this Agreement or the Ancillary Agreements or the Transactions.

Section 4.7 Capitalization. As of October 26, 2004, the authorized number of shares of Buyer Parent Common Stock was 450,000,000, of which 143,715,720 shares were outstanding. When the shares of Jeffrey Stock, Neal Stock, Benjamin Stock and Andrew Stock are issued pursuant to the terms of this Agreement, such shares will be duly authorized and validly issued, fully paid and non-assessable and free of any pre-emptive rights or Liens other than Liens created by this Agreement. The only authorized capital stock of Buyer is 250 shares of common stock, par value $0.01 per share, all of which shares are issued and outstanding, and all of which are indirectly owned by Buyer Parent.

Section 4.8 SEC Filings. During the past two (2) years, Buyer Parent has filed with the SEC all Forms 10-K and Forms 10-Q required to be filed by it under the United States Securities Exchange Act of 1934, as amended, (such documents, as supplemented and amended since the time of filings, collectively, the “Buyer Parent SEC Documents”). The Buyer Parent SEC Documents, including any financial statements or schedules included therein, (a) complied in all material respects with the requirements of Applicable Law and (b) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as otherwise noted in the Buyer Parent SEC Documents, the financial statements of Buyer Parent included in the Buyer

Parent SEC Documents (i) were prepared in accordance with GAAP consistently applied during the periods involved (except as noted therein, and, in the case of such unaudited financial statements, except for the absence of footnotes and for recurring year-end audit adjustments normal in nature and amount) and (ii) fairly present in all material respects the financial condition, results of the operations and cash flows of Buyer Parent and the Subsidiaries of Buyer Parent for the periods therein set forth subject to, in the case of the unaudited financial statements, recurring audit adjustments normal in nature and amount.

Section 4.9 Disclosure. To the knowledge of Buyers, none of this Agreement or any Ancillary Agreement or any Schedule, Exhibit or certificate delivered by Buyers pursuant hereto or thereto or any document or statement in writing that has been supplied to Sellers or their respective representatives by or on behalf of Buyers in connection with the Transactions contains any untrue statement of a material fact or omits any statement of a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) During the period from the date of this Agreement and continuing through the Closing, except as (i) expressly set forth in this Agreement, (ii) set forth in Schedule 5.1 or (iii) consented to in writing by Buyers, the Company shall (and the Sellers shall cause the Company to), and the Company shall cause each Company Subsidiary to, (1) carry on the Business in the usual, regular and ordinary course consistent with past practices of the Company and the Company Subsidiaries; and (2) use its reasonable best efforts to keep the Business and its operations intact, retain its present employees so that they will be available after the Closing, and maintain its rights, franchises, goodwill and relations with its clients, customers, landlords, suppliers and others with whom it does business so that they will be preserved after the Closing.

(b) In addition to, and not in limitation of, the foregoing, and other than as expressly required by or expressly permitted by this Agreement or any Ancillary Agreement, during the period from the date of this Agreement and until the Closing, the Company shall not (and the Sellers shall cause the Company not to), and the Company shall cause the Company Subsidiaries not to, except as set forth on Schedule 5.1(b) or consented to in writing by Buyers (which consent may not be unreasonably withheld with respect to subclause (A) of Section 5.1(b)(ii)):

(i) amend or restate, or propose to amend or restate, any Organizational Document of the Company or any Company Subsidiary;

(ii) (A) make any cash distribution or declare, pay or set aside any cash dividend with respect to any Equity Interest of, the Company or any Company Subsidiary, (B) make any non-cash distribution or declare, pay or set aside any non-cash dividend with respect to any Equity Interest of, the Company or any Company Subsidiary, or split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any Equity Interest of, or voting interest in, the Company or any Company Subsidiary, or make any other changes in the capital structure of the Company or any Company Subsidiary;

(iii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (A) any Equity Interest or capital stock of or other equity or voting interest in, the Company or any Company Subsidiary or (B) any Equity Rights in respect of, or security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (1) any Equity Interests or shares of capital stock of, or other equity or voting interest in, the Company or any Company Subsidiary or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, the Company or any Company Subsidiary;

(iv) sell, transfer, assign, convey, lease, license, mortgage, pledge or otherwise subject to any Lien any of its properties or assets, tangible or intangible, except for (A) Permitted Liens, (B) Liens pursuant to the Company’s warehouse lines of credit existing as of the date hereof and set forth on Schedule 5.1(b)(iv) or (C) the sale of mortgages in the ordinary course of business consistent with past practices;

(v) other than in the ordinary course of business consistent with past practices (and not to exceed $1,000,000 in the aggregate), incur, assume or guarantee (including by way of any agreement to “keep well” or of any similar arrangement) any Indebtedness or any other material liability or amend the terms relating to any Indebtedness or cancel or waive any claims under any Indebtedness or other claims or rights of substantial value;

(vi) change any financial accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other liabilities), other than changes required by GAAP or changes requested in writing by Buyer, or make any significant changes in any of its Internal Controls or in other factors that could reasonably be expected to significantly adversely affect any of its Internal Controls;

(vii) terminate the employment of any senior vice president, executive vice president or other officer of the Company or any Company Subsidiary, except for cause or as required by Applicable Law, or (A) with respect to any officer of the Company or any Company Subsidiary, make or agree to make any increase in wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to such officer, other than any increases in wages, salaries and compensation made in the ordinary course of business and in a nature and amount consistent with past practice, (B) with respect to any employee of the Company or any Company Subsidiary other than an officer of the Company or any Company Subsidiary, make or agree to make any increase in wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to such employee, other than increases in wages, salaries and compensation made in the ordinary course of business and in a nature and amount consistent with past practice, (C) grant or agree to grant any severance or termination pay (other than pursuant to any

Contract set forth on Schedule 5.1(b)(vii)) or enter into any Contract to make or grant any severance or termination pay or pay any bonus other than any severance or termination pay granted in the ordinary course of business and in a nature and amount consistent with past practice, (D) grant or agree to grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Plan (including any Equity Rights to acquire any Equity Interests of the Company or any Company Subsidiary), other than any awards granted in the ordinary course of business and in a nature and amount consistent with past practice or (E) establish, adopt, enter into, amend or terminate any Plan;

(viii) other than in the ordinary course of business consistent with past practices (except if such ordinary course activities result in or create additional liabilities or obligations of the Company or any Company Subsidiary in excess of $500,000 in the aggregate), enter into, amend in any material respect, terminate or allow to lapse (other than through expiration in accordance with its terms) or become subject to default by the Company or the Company Subsidiary party thereto or termination by the counterparty to the Company or the Company Subsidiary party thereto any Material Contract;

(ix) other than the hiring of employees for the Company or a Company Subsidiary, acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(x) other than any capital expenditure required to be made by the Company pursuant to Section 5.2(c), make or incur any capital expenditure or other commitment to make capital expenditures requiring payments in excess of $250,000 individually or $500,000 in the aggregate or otherwise acquire any assets or properties or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xi) other than pursuant to any Ancillary Agreement, enter into, materially amend or become subject to any limited liability company agreement, joint venture, partnership, strategic alliance, stockholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement;

(xii) make, change or revoke any Tax election; or settle or compromise any Tax liability; prepare any Tax Returns in a manner that is inconsistent with the past practice of the Company or any Company Subsidiary with respect to the treatment of items on such Tax Returns; incur any liability for Taxes other than in the ordinary course of business; or file an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of the Company or any Company Subsidiary;

(xiii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) payments, discharges or satisfactions when due in the ordinary course of business and consistent with past practice or (B) the payment of Transaction Expenses of the Company or any Company Subsidiary;

(xiv) conduct its cash management customs and practices (including the collection of receivables and payment of payables, other than in the ordinary course of business consistent with past practice; or

(xv) enter into any Contract or letter of intent with respect to (whether or not binding), or otherwise commit or agree, whether or not in writing, to do any of the foregoing.

Section 5.2 Information Prior to Closing.

(a) Between the date hereof and the Closing Date, the Company shall, and the Company and Sellers shall cause the Company Subsidiaries to, make its management reasonably available to Buyers and their representatives and provide Buyers and their accountants, employees, attorneys and other representatives reasonable access to, and permit such Persons to review, during normal business hours and upon prior request directed to the Company’s Chief Operating Officer, its respective properties, books, Contracts, accounts, records and files, including Mortgage Loan Files, and shall provide such other information to Buyers and their representatives as they may reasonably request, including such availability and access reasonably necessary to assist Buyer with integration and transition planning in connection with the Transaction and not inconsistent with or violative of Applicable Law. Such access shall include providing, as reasonably requested by the Buyers, information maintained by the Company or any Company Subsidiary relating to the matters covered by Sections 2.17 and 2.18.

(b) Between the date hereof and the Closing Date, the Company shall provide on a monthly basis (i) monthly financial statements of the Company and the Company Subsidiaries, in such form as is regularly prepared by the Company or the Company Subsidiaries, including statements of operations and balance sheets, (ii) monthly management reports of the Company and the Company Subsidiaries in such form as is regularly prepared by the Company or the Company Subsidiaries, including comprehensive loan origination information and pricing.

(c) Promptly after the date hereof, the Company shall, and shall cause the Company Subsidiaries to, at the Company’s sole cost and expense (which cost and expense shall not exceed $500,000), cooperate with and assist Buyers in their efforts to (i) cause the Company to comply from and after Closing with the Laws affecting public companies in the United States, including implementing financial and accounting controls required by the Sarbanes-Oxley Act, and (ii) implement the recommendations for improving the operations of the Company set forth in the memorandum attached as Exhibit I. Promptly after the date hereof, the Company shall, and shall cause the Company Subsidiaries to, identify a chief general counsel and senior financial officer of the Company or Company Subsidiaries acceptable to the Buyers. In furtherance (and not in limitation) of the foregoing, between the date hereof and the Closing Date, the Company shall, and Company and Sellers shall cause the Company Subsidiaries to, permit representatives of Buyers to meet with officers of the Company and its Company Subsidiaries responsible for the Financial Statements and the Internal Controls to discuss such matters as Buyers may deem reasonably necessary or appropriate for them to be able to satisfy applicable obligations under the Sarbanes-Oxley Act immediately following the Closing.

Section 5.3 Notification of Certain Matters; Updates to Schedules.

(a) Between the date hereof and the Closing, the Company and Sellers shall give prompt written notice to Buyers of any of the following that occurs after the date hereof: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default or loss of rights under any Material Contract (ii) any information known to the Company or Sellers that indicates that any of the representations or warranties of the Company set forth in Article II or any of the representations or warranties of any Seller contained in Article III will not be true and correct in any material respect; and (iii) any notice or other communication from any Governmental Authority in connection with the Transactions. No such notice or update shall affect the representations, warranties, covenants, agreements or conditions of the parties hereunder or their liability therefor, or prevent any party from relying on such representations, warranties, covenants, agreements or conditions contained herein or making any claims thereunder.

(b) Between the date hereof and the Closing, Buyers shall give prompt written notice to the Sellers and the Company of any of the following that occurs after the date hereof: (i) any information known to the Buyers that indicates that any of the representations or warranties of Buyers set forth in Article IV will not be true and correct in any material respect; and (ii) any notice or other communication from any Governmental Authority in connection with the Transactions. No such notice or update shall affect the representations, warranties, covenants, agreements or conditions of the parties hereunder or their liability therefor, or prevent any party from relying on such representations, warranties, covenants, agreements or conditions contained herein or making any claims thereunder.

(c) The Company and Sellers shall provide to Buyers an updated version of the Schedules (other than the Schedules required by Section 2.17) prepared as of the Closing (the “Updated Schedules”). The Updated Schedules shall be delivered to Buyers no later than the second Business Day prior to the Closing. Such Updated Schedules shall respond to the representations and warranties of the Sellers and the Company set forth in this Agreement, except that any reference to “the date hereof” in any such representations and warranties be a reference to “as of the Closing”. Buyer shall not have a right to seek indemnification under Section 7.2(a) or 7.2(b) for any breach of this Section 5.3(c) based on the content of, or the omission of any information from, any Updated Schedule; provided, however, that Buyer shall retain a right to seek indemnification for any Loss attributable to (i) the breach of the Company and Sellers’ obligation to deliver the Updated Schedules; (ii) fraud, (iii) any breach of any updated representation or warranty (to which the Updated Schedules apply) of any Seller or the Company, which breach was made with reckless disregard for the truth or accuracy thereof or with the intent to mislead or defraud Buyers or to improperly induce Buyers to perform their obligations under this Agreement or (iv) any intentional or willful breach by any Seller or the Company of any covenant set forth in this Section 5.3(c), which breach was made with reckless disregard of such Seller’s or the Company’s obligations under this Agreement or with the intent to mislead or defraud Buyers. No such update shall modify the representations, warranties, covenants, agreements or conditions of the parties hereunder or their liability therefor, or prevent any party from relying on such representations, warranties, covenants, agreements or conditions contained herein or making any claims thereunder.

Section 5.4 No Solicitation, etc. During the period commencing from the date hereof and until the earlier of the Closing or the termination of this Agreement, the Company and Sellers shall not, and shall cause their respective Affiliates and all of the officers, directors, managers, stockholders, members, employees, agents, representatives, consultants, financial advisors, attorneys, accountants or other agents of the Company, Sellers or any Affiliate not to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Buyers (and their Affiliates and representatives), concerning any acquisition by such Person of any Equity Interest, Equity Rights, capital stock or other securities of the Company or any Company Subsidiary or any issuance of Equity Interests, capital stock or other securities of the Company or any Company Subsidiary or any merger, asset sale, recapitalization or similar transaction involving the Company or any Company Subsidiary. None of Sellers, the Company or any Company Subsidiary will vote its Equity Interests, capital stock or other voting securities of the Company or any Company Subsidiary in favor of any purchase of any Equity Interest, capital stock or other securities of the Company or any Company Subsidiary or any merger, asset sale, recapitalization or similar transaction involving the Company or any Company Subsidiary (other than the Transactions). The Company and Sellers will notify Buyers as soon as practicable if any Person makes any proposal, offer, inquiry to, or contact with, any Seller, the Company or any Company Subsidiary, as the case may be, with respect to the foregoing and shall describe in reasonable detail the identity of any such Person and the substance and material terms of any such contact and the material terms of any such proposal.

Section 5.5 Efforts of Parties to Close.

(a) During the period commencing from the date hereof and until the earlier of the Closing or the termination of this Agreement, each party hereto agrees to use reasonable best efforts to satisfy, and to cooperate with and assist the other in satisfying the conditions precedent to consummation of the Transactions.

(b) Promptly after the date hereof (and in no event later than three (3) Business Days after the date hereof), Sellers and the Company shall use reasonable best efforts to provide Buyer and Buyer Parent with all information relating to any Seller, the Company or any of their Affiliates or employees reasonably necessary for the Buyer to obtain any Consent in respect of any licenses required under Applicable Law by any Governmental Authorities on account of, in respect of or in connection with the Transactions so that, after the Closing, the Company and the Company Subsidiaries may conduct the Business in substantially the same manner as the Business was conducted immediately prior to the Closing.

Section 5.6 Confidentiality and Announcements.

(a) Following the Closing, Sellers shall keep confidential, and use reasonable best efforts to cause their respective Affiliates and officers, directors, managers, stockholders, members, employees and advisors to keep confidential, all information relating to the Company, the Company Subsidiaries, the Business and Buyers, except (i) as required by Applicable Law or administrative process, (ii) for information disclosed at the request of Buyers by any Henschel in the course of his duties or responsibilities as an officer or employee of the Company or (iii) except for information that is known to the public at the time of disclosure, or thereafter becomes known to the public other than as a result of a breach of this Section 5.6.

(b) Beginning on the date hereof and continuing through and after the Closing Date, none of the parties to this Agreement shall, nor shall any of their respective Affiliates or agents (including accountants, lenders, counsel or investment bankers), without the approval of the other parties, issue any press releases, otherwise make any public statements with respect to the Transactions or otherwise disclose any of the contents of this Agreement or the Ancillary Agreements, except (i) as may be determined in good faith by a party to be required by Applicable Law or regulation or by obligations pursuant to any listing agreement with or rules of any national securities exchange and so long as such party consults, to the extent practicable, the other parties prior to issuing such press release or making such public disclosure, and (ii) for any “tombstone” or other similar advertisement or notice placed or distributed by Sun Mortgage Partners or Buyer or Buyer Parent in customary form and consistent with such party’s past practices.

Section 5.7 Regulatory Matters; Third-Party Consents.

(a) The parties hereto shall cooperate with each other and use reasonable best efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities that are necessary to consummate the Transactions. Without limiting the preceding sentence, the parties hereto shall file, as promptly as practicable after execution of this agreement, all notifications required under the HSR Act to consummate the Transactions. The parties shall promptly inform one another of any material communication from any Governmental Authority regarding any of the Transactions. If any such party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party in advance, an appropriate response in compliance with such request; provided that each party agrees not to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions contemplated hereby unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate. Without limiting the foregoing, each party shall, subject to Applicable Law, (i) permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority in connection with the Transactions, and (ii) provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Affiliates to a Governmental Authority or received from such a Governmental Authority in connection with the Transactions; provided that each party may withhold materials (x) containing discussion of or references to the valuation of the businesses of the Company and the Company Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. If any required Consent of any third party (excluding any Governmental Authority) is not obtained prior to the Closing, the parties hereto, each without cost, expense or liability to the other, shall cooperate in good faith to seek, if possible, an alternative arrangement to achieve the economic results intended to the extent such alternative arrangement does not conflict with or violate Applicable Law.

(b) Neither the Company nor any Company Subsidiary shall agree orally or in writing to make any payments under, undertake any obligations or make any amendments to any Material Contract, to any concessions in any commercial arrangements or to any loss of rights (whether to have effect prior to or after the Closing), in each case, in connection with obtaining any Consents from any private third party or Governmental Authority, without obtaining the prior written consent of Buyers.

Section 5.8 Expenses. Except as otherwise expressly provided in this Agreement, Buyers, on the one hand, and Sellers, on the other hand, shall each bear its own direct and indirect Transaction Expenses, including all direct and indirect expenses and out-of-pocket costs incurred by Sellers in connection with the procurement or attempted procurement of the Consents required to be obtained pursuant to this Agreement. For the avoidance of doubt, Buyers shall be responsible for the filings fee required to be made under the HSR Act on account of the Transactions. To the extent not previously reflected specifically as a liability on the Final Closing Balance Sheet, Sellers, and not the Company, shall bear the Company’s Transaction Expenses and shall indemnify and hold harmless the Buyers and the Company with respect thereto.

Section 5.9 Further Assurances. Following the Closing, upon the reasonable request of any party or parties hereto, the other parties hereto, as the case may be, agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be reasonably requested to effectuate the purposes of this Agreement, the Ancillary Agreements and the Transactions.

Section 5.10 Termination of Affiliate Arrangements. Effective at the Closing, all Affiliate Arrangements shall be terminated and neither the Company nor any Company Subsidiary shall owe any amounts to any Person in respect of any Affiliate Arrangements, except for the Contracts listed on Schedule 5.10 and, for the avoidance of doubt, this Agreement, the Mortgage Loan Purchase Agreement, the Warehouse Funding Agreement, the Employment Agreements and the Ancillary Agreements.

Section 5.11 Funding Commitment Letter. Prior to the Closing, Sun Mortgage Partners shall have obtained from each of its limited partners a duly executed funding commitment letter, substantially in the form attached as Exhibit J.

Section 5.12 Certain Transactions Relating to Limited Partners of Sun Mortgage Partners.

(a) Prior to the Closing, Buyers shall enter into an amendment to this Agreement to permit Sun Mortgage Partners to Transfer prior to the Closing all or a portion of its Equity Interests in the Company to certain limited partners of Sun Mortgage Partners; provided, however, that Buyer shall have no obligation to enter into such amendment to this Agreement if any such Transfer shall, in the reasonable good-faith opinion of Buyers, reduce any rights of Buyers under this Agreement or any Ancillary Agreement or reduce any obligations of Sun Mortgage Partners under this Agreement or any Ancillary Agreement or interfere with or delay the obtaining of any Consent in respect of any mortgage licenses required under Applicable Law by any Governmental Authorities on account of, in respect of or in connection with the Transactions or result in any other adverse impact on Buyers.

(b) Prior to the Closing, Buyers shall consider, in their sole and absolute discretion, whether to purchase, at or prior to Closing, the Equity Interests of a United States corporation held by a foreign-based limited partner of Sun Mortgage Partners. The price for such purchase would reduce dollar-for-dollar the portion of Closing Cash Consideration payable to Sun Mortgage Partners, and such purchase shall not in any manner reduce any rights of Buyers under this Agreement or any Ancillary Agreement or reduce any obligations of Sun Mortgage Partners under this Agreement or any Ancillary Agreement or result in any other adverse impact on Buyers. For the avoidance of doubt, Buyers have the sole and absolute right not to purchase the Equity Interests of such United States corporation held by a foreign-based limited partner of Sun Mortgage Partners, and Buyers may decide not to make such purchase for any reason or no reason.

Section 5.13 Option to Purchase Interest. Sellers hereby grant Buyers the option to purchase, at any time commencing from the Closing until the 90-day anniversary of Closing, one-third of each Seller’s respective right, title and interest in, to and under HKL Enterprises, LLC, a Delaware limited liability company (“HKL Enterprises”), which entity owns the right, title and interest in, to and under the “Vox” and “nVision” software (formerly held by Provantage.com), for an aggregate purchase price of $128,166.67,which purchase price shall be paid pro rata to each Seller in accordance with such Seller’s proportionate interest in the purchased interests of HKL Enterprises. During the period commencing from the date hereof and until the earlier of (a) the exercise of the option set forth in the first sentence of this Section 5.13, (b) the 90-day anniversary of Closing, or (iii) the termination of this Agreement, no Seller shall Transfer any of such Seller’s right, title and interest in, to and under HKL Enterprises, and shall cause HKL Enterprises to retain all of its right, title and interest in, to and under the assets and properties, whether real, personal or intellectual, that it holds as of the date hereof. Sellers agree that (a) if Buyers exercise their option to purchase the one-third interest in HKL Enterprises pursuant to this Section 5.13, neither the Company nor any Company Subsidiary shall be obligated to make any payment (either in the form of a license fee or maintenance fee) to HKL Enterprises or any successor thereto to use or license the Licensor Software (as defined in the Software License Agreement, dated November 29, 2004, by and between HKL Enterprises and First NLC Financial Services, LLC (the “License Agreement”)) or for any other rights of the Company or a Company Subsidiary under the License Agreement; and (b) if Buyers do not exercise their option to purchase the one-third interest in HKL Enterprises pursuant to this Section 5.13, the maximum amount of Maintenance Fee (as defined in the License Agreement) on a per-licensee basis payable by the Company or any Company Subsidiary to HKL Enterprises pursuant to the License Agreement is the minimum amount of maintenance fee charged on a per-licensee basis by HKL Enterprises to any other Person for the use or license of the Licensor Software (as defined in the License Agreement).

Section 5.14 Non-Competition; Non-Solicitation.

(a) Subject to Section 5.14(b), each of the Henschels agrees that, during the Non-Compete Period applicable to such Seller, such Seller shall not, and shall cause its Affiliates not to, directly or indirectly, conduct, own, manage, have Control of or participate or invest in, by itself or in combination with other Persons (whether as employer, proprietor, owner, shareholder, partner, consultant, agent, lender, guarantor, member, trustee or otherwise), the Subject Business.

(b) Notwithstanding Section 5.14(a):

(i) The Henschels and their respective Affiliates may acquire and hold, as a passive investment, securities of any Person listed on a stock exchange or automated quotation system to the extent that such investment does not directly or indirectly confer upon such Sellers or any of their respective Affiliates more than 5% of the voting power with respect to, or interests in the profits of, such Person;

(ii) The Henschels and their respective Affiliates may acquire and hold, as a passive investment, securities of any Person that derives less than 10% of its total annual revenues (measured in its most recent fiscal year for which information in available ending prior to the date of such acquisition) from activities covered by the Subject Business;

(iii) Neal Henschel may, if no longer employed with the Company, purchase and sell mortgage loans solely for his own account, and Benjamin Henschel and Andrew Henschel may, if no longer employed with the Company, assist Neal Henschel in such purchases and sales;

(iv) Each of Benjamin Henschel and Andrew Henschel may purchase and sell real property and mortgage loans related to such real property solely for his own account; provided that such activity does not conflict with, or divert attention from, their respective employment obligations or duties to the Company or Company Subsidiary; and

(v) Each Henschel may retain any interest in HKL Enterprises; provided, however, that the activities of such Henschel in respect of such retained interests shall not materially interfere with such Henschel’s duties and responsibilities to the Company or any Company Subsidiaries.

(c) Each of the Henschels agrees that, during the Non-Compete Period applicable to such Seller, such Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit or attempt to solicit any business within the scope of the Subject Business of any client or investor or potential client or investor of the Company or any Company Subsidiary, or interfere or attempt to interfere with the business relationships of the Company or any Company Subsidiary with such clients or potential clients. For the avoidance of doubt, the activities described in clause (v) of Section 5.14(b), subject to the limitations set forth therein, shall not be deemed to violate or breach this Section 5.14(c).

(d) Each of the Henschels agree that, during the Non-Solicit Period applicable to such Seller, such Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit or hire or employ or engage any Person in any capacity (whether or not for compensation) who at any time during the preceding 12-month period was an employee of, or consultant to, the Company or a Company Subsidiary or who is designated to receive any of the Total Employee Shares; provided, however, that Neal Henschel shall be able to hire Benjamin Henschel and Andrew Henschel (if Benjamin Henschel and Andrew Henschel, as applicable, are no longer employed with the Company) to assist Neal Henschel in the purchase of mortgage loans solely for Neal Henschel’s own account.

(e) Sun Mortgage Partners agrees that, during the Non-Solicit Period applicable to Sun Mortgage Partners, it shall not, and shall cause its Affiliates not to, directly or indirectly, solicit or hire or employ or engage any Person set forth on Schedule 5.14(e) in any capacity (whether or not for compensation).

(f) Sun Mortgage Partners agrees that, during the Non-Solicit Period applicable to Sun Mortgage Partners, it shall not, and shall cause its Affiliates not to, directly or indirectly, solicit or hire or employ or engage any Person in any capacity (whether or not for compensation), who at any time during the preceding 12-month period was an employee of, or consultant to, the Company or a Company Subsidiary or who is designated to receive any of the Total Employee Shares; provided that this Section 5.14(f) shall not apply unless and until Sun Mortgage Partners or one of its Affiliates shall engage in the Subject Business.

(g) Each Seller acknowledges and agrees that the restrictive covenants and other agreements contained in this Section 5.14 are an essential part of this Agreement and the Transactions and constitute a material inducement to Buyers’ entering into and performing their respective obligations under this Agreement and the Ancillary Agreements. It is the intention of the parties hereto that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by Applicable Law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would then be valid or enforceable under Applicable Law, such provision shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under Applicable Law. Each Seller acknowledges, stipulates and agrees that a breach or non-compliance of any of its obligations under this Section 5.14 will result in irreparable harm and continuing damage to Buyers for which there will be no adequate remedy at law, and therefore agree that Buyers shall be entitled to specific enforcement of the terms hereof and any other equitable remedy to which Buyers may be entitled, including injunctive relief. In the event of a breach or threatened breach of this Section 5.14, each of Buyer, Buyer Parent and their respective successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 5.14 without posting a bond or other security.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Mutual Conditions. The obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived in writing by Sellers and Buyers, acting jointly:

(a) No Legal Prohibition, Etc. No order, injunction, judgment or decree issued by any court or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the Transactions shall be pending or in effect. No Proceeding initiated by any Governmental Authority shall be pending that seeks (i) to restrain, enjoin or otherwise prevent the consummation of the Transactions or (ii) to recover any material damages or other material relief as a result of the Transactions. No Law shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority that prohibits, restricts or makes illegal consummation of the Transactions.

(b) HSR Act Notification. The notifications of Buyers and Sellers pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(c) Licenses. Subject to Section 6.5, Buyers, the Company and the Company Subsidiaries shall have obtained all Consents in respect of all mortgage licenses required under Applicable Law by any Governmental Authorities on account of, in respect of or in connection with the Transactions so that, after the Closing, the Company and the Company Subsidiaries may conduct the Business in substantially the same manner and effect as the Business was conducted immediately prior to the Closing.

Section 6.2 Conditions to Buyers’ Obligations. The obligations of Buyers to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived in writing by Buyers:

(a) Truth of Representations and Warranties. Each of the representations and warranties of the Company and Sellers set forth in this Agreement (without giving effect to any qualifiers or exceptions relating to materiality, Company Material Adverse Effect or words of similar import) shall be true and correct in all respects, in each case (x) on the date hereof and on the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date, except for any representation or warranty made as of a specific date, which shall remain true and correct as of such specific date and (y) without giving effect to any supplements or amendments to the Schedules after the date hereof; provided that such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualifiers or exceptions relating to materiality or Company Material Adverse Effect) does or do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Agreements. Each of the Company and each Seller shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) Officer’s Certificate. The Company and each Seller shall have delivered to Buyers a certificate as to the matters contained in paragraphs (a) and (b) of this Section 6.2, dated as of the Closing Date, signed by an executive officer of each such Person.

(d) Certain Consents. Sellers, the Company or a Company Subsidiary, as the case may be, shall have obtained, in form and substance reasonably acceptable to Buyers, (i) all Governmental Approvals and Consents set forth in Schedule 6.2(d) and (ii) all other Consents, the absence of which could not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect. Complete and correct copies of all Governmental Approvals and Consents referred to in the foregoing clauses (i) and (ii) shall have been delivered to Buyers.

(e) Estimated Closing Balance Sheet and Estimated Adjusted Net Book Value. Buyer shall have received the Estimated Closing Balance Sheet and the calculation of the Estimated Closing Adjusted Net Book Value, and the Estimated Closing Adjusted Net Book Value shall not be less than fifteen million dollars ($15,000,000).

(f) Absence of Material Adverse Change. Since the date hereof, no event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist that, individually or in the aggregate, has had or resulted in, or could reasonably be expected to have or result in, a Company Material Adverse Effect.

(g) Continued Employment. (i) The Company shall not have suffered the loss of the full time service of any employee who is set forth on Schedule 6.2(g)(i), and each of the Employment Agreements to which any such employee is a party shall, at the Closing, be in full force and effect with no breach or repudiation thereof by any employee party thereto; and (ii) the Company shall not have suffered the loss of the full time service of more than three of the employees who are set forth on Schedule 6.2(g)(ii), and each of the Employment Agreements to which any of such three employees is a party shall, at the Closing, be in full force and effect with no breach or repudiation thereof by such employee; provided, however, that any failure to satisfy the condition set forth in this Section 6.2(g)(ii) that is due solely to the occurrence of an unforeseen and catastrophic act of God or other unforeseen and catastrophic event outside of the control of any such employee, any Seller, the Company or a Company Subsidiary shall be deemed to be waived if any only if such act or event and its consequences has not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(h) FIRPTA Certificates. Each Seller shall have delivered to Buyer a certificate of non-foreign status that complies with the requirements of Section 1445 of the Code in form and substance reasonably satisfactory to Buyers; provided, however, that if such Seller shall fail to deliver such affidavit and Buyers waive such delivery, Buyer shall withhold from the portion of any consideration to be paid to such Seller the amount required to be withheld pursuant to Section 1445 of the Code.

(i) Proceedings. All corporate, limited liability company, partnership and other Proceedings of Sellers and the Company necessary to duly authorize the Transactions shall have been completed and all documents and instruments incidental thereto shall be reasonably satisfactory in form and substance to Buyers, and Buyers shall have received complete and correct copies of all such documents and instruments (certified if requested).

Section 6.3 Conditions to Sellers’ Obligations. The obligations of Sellers to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived in writing by Seller:

(a) Truth of Representations and Warranties. Each of the representations and warranties of Buyers set forth in this Agreement (without giving effect to any qualifiers or exceptions relating to knowledge, materiality, Company Material Adverse Effect or words of similar import) shall be true and correct in all respects, in each case on the date hereof and on the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date, except for any representation or warranty made as of a specific date, which shall remain true and correct as of such specific date; provided that such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualifiers or exceptions relating to materiality or Buyer Material Adverse Effect) does or do not have and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Performance of Agreements. Buyers shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Officer’s Certificate. Each of Buyer and Buyer Parent shall have delivered to Sellers a certificate, dated as of the Closing Date, signed by an executive officer of such Person as to the matters contained in paragraphs (a) and (b) of this Section 6.3.

Section 6.4 Frustration of Closing Conditions. Neither Buyers, on one hand, nor Sellers, on the other hand, may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such party to act in good faith or comply with its obligations under Section 5.5.

Section 6.5 Certain Circumstances . If the Closing has not occurred on or prior to sixty (60) calendar days after the date hereof, and Sellers and the Company have complied with their respective obligations set forth in Section 5.5, the condition set forth in Section 6.1(c) shall be deemed to have been satisfied.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival of Representations, Warranties and Covenants. All representations and warranties of the parties contained in this Agreement, including any Schedules made a part hereof, and any covenants or other agreements the performance of which are specified to occur prior to the Closing, shall survive the Closing hereunder and shall terminate, and thereafter be of no further force or effect, on the 15-month anniversary of the Closing Date, other than (a) the representations and warranties contained in Sections 2.2 (Capital Structure), 2.4 (Title to Purchased Interests), 2.5 (Authority; Validity of Agreement), 3.1 (Title to Purchased Interests), 3.2 (Authority; Validity of Agreements) and 4.2 (Authority; Validity of Agreements), which shall survive forever and (b) the representations and warranties contained in Sections 2.19 (Taxes), which shall survive until six (6) months following the expiration of the applicable statutory period of limitations (including any extensions thereof) to the extent that such representation and warranties relate to Income Taxes. Any covenant or other agreement herein, any portion of the performance of which may or is specified to occur at or after the Closing, shall survive the Closing hereunder indefinitely until fulfilled or for such lesser period of time as may be specified therein.

Section 7.2 Obligations of Sellers. Subject to the other provisions of this Article VII, including Section 7.5(c), Sellers shall, jointly and severally, indemnify, defend and hold harmless Buyers and their respective Affiliates (including the Company and the Company Subsidiaries after the Closing), predecessors and successors, stockholders, employees, officers, partners, members, trustees, directors, managers, agents, and representatives (the “Buyer Indemnitees”) from and against, and pay or reimburse Buyer Indemnitees for, any and all Losses

(other than any Loss for Excluded Taxes or Loss arising out of, attributable to, relating to or resulting from a breach of a representation, warranty, agreement or covenant in Sections 2.19 or 5.1(b)(xii), in each case solely to the extent relating to Income Taxes, or Article VIII, for which indemnification provisions are set forth in Section 8.2) that any of them may suffer, incur or sustain, directly or indirectly, arising out of, attributable to, relating to or resulting from:

(a) any breach of any of the representations and warranties made by the Company or any Seller herein, where such representations and warranties are read without giving effect to any qualifiers or exceptions relating to knowledge (other than the reference to “knowledge” in Section 2.27), materiality (other than the reference to “Material” in the definition of “Material Contracts” or any reference to “material” in Section 2.8(a), Section 2.13(a) or the first sentence of Section 2.21(a)), or Company Material Adverse Effect (other than the reference to Company Material Adverse Effect in clause (b) of Section 2.10);

(b) any breach or nonperformance of any of the covenants or other agreements set forth in this Agreement made and to be performed by any Seller or, prior to the Closing, the Company;

(c) any fees, expenses or other payments incurred or owed by the Company, any Company Subsidiary or any Seller to any brokers, financial advisors or comparable other person retained or employed by it in connection with the Transactions;

(d) any fees, expenses or other payments incurred or owed by the Company, any Company Subsidiary or any Seller under any Contract in existence at or prior to the Closing with any Affiliate of the Company or any Company Subsidiary, including the Management Agreement, dated November 11, 1999, by and between the Company and Sun Mortgage Advisors, Inc., as such agreement may be amended from time to time, except for any Affiliate Arrangement not to be terminated as of Closing under Section 5.10; or

(e) any matter set forth on Schedule 7.2.

Section 7.3 Obligations of Buyer. Subject to the other provisions of this Article VII, Buyers hereby agree, jointly and severally, to indemnify, defend and hold harmless Sellers, their respective Affiliates, predecessors and successors, and stockholders, employees, officers, partners, members, trustees, directors, managers, agents, and representatives (the “Seller Indemnitees”) from and against, and pay or reimburse Seller Indemnitees for, any and all Losses (other than any Loss for which indemnification provisions are set forth in Section 8.2) that any of them may suffer, incur, or sustain, directly or indirectly, arising out of, attributable to, relating to or resulting from:

(a) any breach of any of the representations and warranties made by Buyers herein, where such representations and warranties are read without giving effect to any qualifiers or exceptions relating to knowledge (other than the reference to “knowledge” in Section 4.9) or materiality (other than any reference to materiality in Section 4.8);

(b) any breach or nonperformance of any of the covenants or other agreements set forth in this Agreement made and to be performed by Buyers; or

(c) any fees, expenses or other payments incurred or owed by Buyers to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the Transactions.

Section 7.4 Minimum Losses.

(a) Except with respect to breaches of representations and warranties contained in Sections 2.1 (Organization), 2.2 (Capital Structure), 2.4 (Title to Purchased Interests), 2.5 (Authority; Validity of Agreement), 2.19 (Taxes), 3.1 (Title to Purchased Interests) and 3.2 (Authority; Validity of Agreements), no Buyer Indemnitee shall have any right to indemnification under Section 7.2(a) until aggregate Losses incurred by all Buyer Indemnitees would exceed $1,000,000 (the “Deductible”), after which time all Losses in excess of the Deductible shall be recoverable in accordance with the terms hereof; provided, however, that the Buyer Indemnitees shall be entitled to indemnification without regard to the Deductible (i.e., from the first dollar) with respect to any Loss attributable to (i) fraud or (ii) any breach of any representation or warranty of Sellers or the Company, which breach was made with reckless disregard for the truth or accuracy thereof or with the intent to mislead or defraud Buyers or to improperly induce Buyers to perform their obligations under this Agreement. No Buyer Indemnitee shall have any right to indemnification under Section 7.2(a) with respect to any Loss that is less than seventy-five thousand dollars ($75,000) if such Loss is subject to the Deductible and based solely on a breach of a representation or warranty set forth in Section 2.9 (Absence of Undisclosed Liabilities) or Section 2.14(a) (Litigation); provided that all such Losses less than seventy-five thousand dollars ($75,000) do not in the aggregate exceed one million dollars ($1,000,000).

(b) Except with respect to breaches of representations and warranties contained in Sections 4.1 (Organization) and 4.2 (Authority; Validity of Agreements), no Seller Indemnitee shall have any right to indemnification under Section 7.3(a) until aggregate Losses incurred by all Seller Indemnitees exceed the Deductible, after which time all Losses in excess of the Deductible shall be recoverable in accordance with the terms hereof; provided, however, that the Seller Indemnitees shall be entitled to indemnification without regard to satisfaction of the Deductible (i.e., from the first dollar) with respect to any Loss attributable to (i) fraud or (ii) any breach of any representation or warranty of Buyers, which breach was made with reckless disregard for the truth or accuracy thereof or with the intent to mislead or defraud Sellers or to improperly induce Sellers to perform their obligations under this Agreement.

Section 7.5 Maximum Indemnification.

(a) Except with respect to breaches of representations and warranties contained in Sections 2.2 (Capital Structure), 2.4 (Title to Purchased Interests), 2.5 (Authority; Validity of Agreement), 3.1 (Title to Purchased Interests), and 3.2 (Authority; Validity of Agreements) or breaches of any covenant or obligation contained in Section 5.13 (Option to Purchase Interest) or Section 5.14 (Non-Competition; Non-Solicitation), in no event shall Sellers be obligated to provide indemnification pursuant to Section 7.2(a), 7.2(b) or 7.2(e) exceeding, in the aggregate, the amount in the Escrow Fund from time to time (the “Cap”); provided, however, that the Buyer Indemnitees shall be entitled to indemnification without regard to the Cap for any Loss attributable to (i) fraud, (ii) any breach of any representation or warranty of any Seller or the Company, which breach was made with reckless disregard for the truth or accuracy thereof or with the intent to mislead or defraud Buyers or to improperly induce Buyers to perform their obligations under this Agreement or (iii) any intentional or willful breach by any Seller or the Company of any covenant, which breach was made with reckless disregard of such Seller’s or the Company’s obligations under this Agreement or with the intent to mislead or defraud Buyers. Buyers agree and acknowledge that any obligations of the Sellers to provide indemnification pursuant to Section 7.2 that is subject to the Cap must be satisfied solely and exclusively from the amounts available (if any) in the Escrow Fund. Any obligation of the Sellers to provide indemnification pursuant to Section 7.2 that is not subject to the Cap are not required to be satisfied by the amounts in the Escrow Fund, and Buyer Indemnitees may proceed against Sellers for such matters regardless of any amounts that may remain in the Escrow Fund.

(b) The indemnification obligations of Sun Mortgage Partners, on the one hand, and the Henschels, on the other hand, under Section 7.2(a) or 7.2(b) shall not exceed Sun Mortgage Partners’ or the Henschels’, as the case may be, portion of the Final Purchase Price. In addition, with respect to Sellers’ indemnification obligations under Section 7.2(a) or 7.2(b), (i) Sun Mortgage Partners’ indemnification obligations shall be several but not joint with the Henschels for any breach attributable to Sun Mortgage Partners, and (ii) each Henschel’s indemnification obligations shall be joint and several with respect to each other Henschel but several and not joint with respect to Sun Mortgage Partners for any breach attributable to such Henschel, in each of case (i) and (ii), solely to the extent that such indemnification is for a Loss that is not subject to the Cap pursuant to Section 7.5(a) and there are no amounts available in the Escrow Fund to satisfy such indemnification obligations; provided, however, that each Henschel’s indemnification obligation shall be several and not joint with respect to each other Henschel for any breach attributable to such Henschel of the covenants or obligations set forth in Section 5.14 (Non-Competition; Non-Solicitation).

(c) Except with respect to breaches of representations and warranties contained in Section 4.2 (Authority; Validity of Agreements), in no event shall Buyer be obligated to provide indemnification pursuant to Section 7.3(a) or 7.3(b) exceeding, in the aggregate, eight million, eight-hundred thousand dollars ($8,800,000) (the “Buyer Cap”); provided, however, that the Seller Indemnitees shall be entitled to indemnification without regard to the Buyer Cap for any Loss attributable to (i) fraud, (ii) any breach of any representation or warranty of Buyers, which breach was made with reckless disregard for the truth or accuracy thereof or with the intent to mislead or defraud Sellers or to improperly induce Sellers to perform their obligations under this Agreement or (iii) any intentional or willful breach by Buyers of any covenant, which breach was made with reckless disregard of Buyers obligations under this Agreement or with the intent to mislead or defraud Sellers.

Section 7.6 Notice; Procedure for Third-Party Claims. (a) Except for indemnification of Income Tax Claims, which are governed by Article VIII, any Person entitled to indemnification under this Agreement (an “Indemnified Party”) may seek indemnification for any Loss or potential Loss by giving written notice to the applicable party or parties from whom indemnification is sought (the “Indemnifying Party”), specifying (i) the representation and warranty or covenant or other agreement that is alleged to have been breached or to have given rise to indemnification, (ii) the basis for such allegation and (iii) if known, the aggregate amount of the Losses for which a claim is being made under this Article VII or, to the extent that such

Losses are not known or have not been incurred at the time such claim is made, an estimate, to be prepared in good faith, of the aggregate potential amount of such Losses. Written notice to such Indemnifying Party of the existence of a claim shall be given by the Indemnified Party as soon as practicable after the Indemnified Party first receives notice of the potential claim; provided that any failure to provide such prompt notice of the existence of a claim to the applicable Indemnifying Party shall not affect the Indemnified Party’s right to seek indemnification pursuant to this Article VII except and only to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party actually incurs an incremental expense or otherwise has been materially prejudiced as a result of such delay. In the case of a claim not involving a Third-Party Claim, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under this Article VII, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article VII and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(b) Except for indemnification for Income Tax Claims, which are governed by Article VIII, in the case of any claim asserted by a Person that is not a party to this Agreement against an Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third-Party Claim and any litigation or Proceeding resulting therefrom; provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party and (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense. No Indemnifying Party, in the defense of any Third-Party Claim, shall consent to entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed if the judgment or settlement is solely for monetary damages and such monetary damages are fully indemnified by the Indemnifying Party). In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any Third-Party Claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party would reasonably be expected to impair the ability of Buyers, the Company or Sellers or their respective Affiliates to conduct their businesses or to impair their respective reputations or business, or that the Indemnified Party reasonably expects to have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost (only to the extent that the fees and expenses of the Indemnified Party’s counsel in such action are reasonable) of the Indemnifying Party; provided that, if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand. In any event, Sellers and Buyers shall cooperate in the defense of any Third-Party Claim subject to this Article VII and the records of each shall be made reasonably available to the other with respect to such defense.

Section 7.7 Survival of Indemnity. Any matter as to which a claim has been asserted by formal notice satisfying the requirements of Section 7.6, and within the time limitation applicable under Section 7.1, that is pending or unresolved at the end of any applicable limitation period, under Section 7.1, by law or otherwise, shall continue to be covered by this Article VII notwithstanding such limitation (which the parties hereby waive solely with respect to such circumstances), until such matter is finally terminated or otherwise resolved by the parties under this Agreement, by an arbitration or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

Section 7.8 Subrogation. The rights of any Indemnifying Party shall be subrogated to any right of action that the Indemnified Party may have against any other person with respect to any matter giving rise to a claim for indemnification hereunder.

Section 7.9 Other Limitations.

(a) No Buyer Indemnitee or Seller Indemnitee shall be entitled to any recovery in respect of any Loss to the extent that such Loss was reduced by any insurance recoveries (and any such reduction in Loss shall not be included as a Loss for purposes of the Deductible or the Cap or the Buyer Cap).

(b) No Buyer Indemnitee or Seller Indemnitee shall be entitled to any recovery to the extent that such recovery would constitute a duplicative payment for the same Loss.

(c) For the avoidance of doubt, the parties agree that (i) to the extent a liability is fully reflected on the Final Closing Balance Sheet, Buyer Indemnitees shall not incur a Loss to the extent of such liability for purposes of Sellers’ indemnification obligations under Section 7.2; and (ii) to the extent that a reserve is fully reflected on the Final Closing Balance Sheet, Buyer Indemnitees shall not incur a Loss for purposes of Sellers’ indemnification obligations under Section 7.2 for any liability specifically identified on the Final Closing Balance Sheet for which such reserve was created unless and only to the extent that such liability is in excess of such reserve.

Section 7.10 Interest on Indemnity Claim. To the extent that any party (the “Payee Party”) becomes entitled to recover all or a portion of any Loss under this Article VII or Article VIII, such Payee Party shall be entitled to accrued interest from the indemnifying party (the “Payor Party”) in respect of such Loss accruing at an interest rate equal to twelve percent (12%) per annum (or if lower, the maximum rate permitted by Applicable Law) from the date on which such Loss have been agreed among the parties (or, if earlier, the date on which such Loss has been determined by a final Order or arbitration) until the date on which the Payor Party actually makes such payment in respect of such Loss.

ARTICLE VIII

TAX MATTERS

Section 8.1 Preparation and Filing of Tax Returns.

(a) Sellers shall timely prepare and file or shall cause to be timely prepared and filed all Tax Returns of or with respect to the Company and the Company Subsidiaries for any taxable period that ends on or before the Closing Date; provided, however, that Sellers shall provide Buyer copies of such proposed Tax Returns at least thirty (30) calendar days prior to the due date of any such Tax Returns, such Tax Returns shall be prepared consistently with this Agreement and past practice and, in the event that Buyer reasonably objects to any item in such Tax Returns, such dispute shall be resolved by the Accountant prior to the date such Tax Return is required to be filed.

(b) Buyers shall, except to the extent that such Tax Returns are the responsibility of Sellers under Section 8.1(a), timely prepare and file or shall cause to be timely prepared and filed all Tax Returns of or with respect to the Company and the Company Subsidiaries; provided, however, that Buyer shall provide Sellers copies of such proposed Tax Returns for a Straddle Period at least 30 days prior to the due date of any such Tax Returns, such Tax Returns shall be prepared consistently with this Agreement and past practice of the Company and, in the event that Sellers reasonably objects to any item in such Tax Returns, such dispute shall be resolved by the Accountant prior to the date such Tax Return is required to be filed.

Section 8.2 Tax Indemnification.

(a) Except to the extent of amounts relating to Income Taxes set forth on the Final Closing Balance Sheet under the headings “State Income Tax Payable”, “Tax Liability – Current” or “Franchise Tax Payable”, Sellers shall pay or cause to be paid, shall be liable for, and shall jointly and severally indemnify, defend and hold Buyers and their Affiliates (including the Company and the Company Subsidiaries after the Closing Date) harmless from and against (i) any and all Excluded Taxes, and (ii) any and all Losses incurred by Buyers or any of their Affiliates to the extent arising out of or resulting from the breach of a representation or warranty (disregarding any materiality, knowledge or Company Material Adverse Effect qualification therein), agreement or covenant made Sections 2.19 or 5.1(b)(xiii) (to the extent that such representation, warranty, agreement or covenant relates to Income Taxes) or in this Article VIII; provided, however, that if and to the extent that there are no amounts available in the Escrow Fund to satisfy such indemnification obligations, (i) Sun Mortgage Partners’ indemnification obligation under this Section 8.2(a) shall be several but not joint with the Henschels for any breach attributable to Sun Mortgage Partners, and (ii) each Henschel’s indemnification obligation under this Section 8.2(a) shall be joint and several with respect to each other Henschel but several and not joint with respect to Sun Mortgage Partners for any breach attributable to such Henschel.

(b) Buyers shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold Sellers harmless from and against any and all Taxes of the Company and the Company Subsidiaries other than Taxes described in Section 8.2(a).

(c) Payment in full of any amount due under this Section 8.2 shall be made to the affected party by Wire Transfer at least two (2) Business Days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within ten (10) Business Days after written demand is made for such payment.

Section 8.3 Tax Refunds.

(a) Sellers shall be entitled to any refunds or credits of or against any Excluded Taxes. Buyer shall be entitled to any refunds or credits of or against any Taxes other than refunds or credits of or against Excluded Taxes.

(b) Buyer shall, and shall cause the Company and the Company Subsidiaries to, promptly forward to Sellers or to reimburse Sellers for any refunds or credits due Sellers (pursuant to the terms of this Article VIII) after receipt thereof, and Sellers shall promptly forward to Buyer or reimburse Buyer for any refunds or credits due Buyer (pursuant to the terms of this Article VIII) after receipt thereof.

Section 8.4 Contests.

(a) If any Taxing Authority asserts an Income Tax Claim, then the party hereto first receiving notice of such Income Tax Claim promptly shall provide written notice thereof to the other party or parties hereto; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Article VIII, except to the extent that the other party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Income Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b) Sellers shall, upon written notice to Buyer, have the right to control, at their own expense, any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority (a “Tax Proceeding”) in respect of the Company or any Company Subsidiary for any taxable period that ends on or before the Closing Date; provided, however, that if such action could have an adverse impact on Buyer, any Affiliate of Buyer or the Company or any Company Subsidiary, (i) Sellers shall provide Buyer with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) Sellers shall consult with Buyer before taking any significant action in connection with such Tax Proceeding, (iii) Sellers shall consult with Buyer and offer Buyer an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) Sellers shall defend such Tax Proceeding diligently and in good faith as if they were the only party in interest in connection with such Tax Proceeding, (v) Buyer (or an Affiliate of Buyer) shall be entitled to participate, at its own expense, in such Tax Proceeding and receive copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority, and (vi) Sellers shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) In the case of a Tax Proceeding for a Straddle Period of the Company or any Company Subsidiary, the Controlling Party shall have the right to control, at its own expense, such Tax Proceeding; provided, however, that (i) the Controlling Party shall provide the Non-Controlling Party with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) the Controlling Party shall consult with the Non-Controlling Party before taking any significant action in connection with such Tax Proceeding, (iii) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) the Non-Controlling Party shall be entitled to participate in such Tax Proceeding, at its own expense, if such Tax Proceeding could have an adverse impact on the Non-Controlling Party or any of its Affiliates and (vi) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, of the Non-Controlling Party if such settlement, compromise or abandonment could have an adverse impact on the Non-Controlling Party or any of its Affiliates. “Controlling Party” means whichever of Sellers or Buyer is reasonably expected to bear the greater Tax liability in connection with a Straddle Period Tax Proceeding, and “Non-Controlling Party” means whichever of Sellers or Buyer is not the Controlling Party with respect to such Straddle Period Tax Proceeding.

(d) Buyer shall have the right to control, at its own expense, any Tax Proceeding involving the Company or any Company Subsidiary (other than any Tax Proceeding described in Section 8.4(b) or (c)).

Section 8.5 Cooperation. From and after the Closing Date, each of Buyer and Sellers shall: (a) assist in all reasonable respects (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns of the Company or any Company Subsidiary which such other party is responsible for preparing and filing; (b) cooperate in all reasonable respects in preparing for any audits of, or disputes with any Taxing Authority regarding, any Tax Returns of the Company or any Company Subsidiary; (c) make available to the other and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the Company or any Company Subsidiary; (d) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company or any Company Subsidiary for taxable periods for which the other may have a liability under this Agreement; and (e) furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to the Company or any Company Subsidiary with respect to any such taxable period.

Section 8.6 Consolidated Returns. Notwithstanding any other provision of this Agreement, (a) Buyer shall be entitled to control in all respects, and neither Sellers nor any Affiliate of Sellers shall be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes Buyer or any of its Affiliates and (b) Buyer and its Affiliates shall not be required to provide any Person with any consolidated, combined or unitary Tax Return or copy thereof that includes Buyer or any of its Affiliates (provided, however, that to the extent that such Tax Returns would be required to be delivered but for this Section 8.6(b), the person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the Company or the Company Subsidiary).

Section 8.7 Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between Sellers or any of their Affiliates (other than the Company and the Company Subsidiaries), on the one hand, and any of the Company and the Company Subsidiaries, on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods.

Section 8.8 Coordination; Survival. Except as expressly provided in Article VII, claims for indemnification for Income Taxes shall be governed exclusively by this Article VIII and not by Article VII. The indemnification provisions of this Article VIII shall survive until six (6) months following the expiration of the relevant statutes of limitations.

Section 8.9 Tax Treatment; Indemnity Payments. It is agreed and understood that the parties hereto shall treat the transactions contemplated by this Agreement in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2). The parties hereto agree to treat any payment made pursuant to Article VII or Article VIII as an adjustment to the Final Purchase Price for all Tax purposes unless required to do otherwise pursuant to a “determination” (within the meaning of Section 1313(a) of the Code).

Section 8.10 Purchase Price Allocation. Buyer and Sellers shall endeavor in good faith to agree, within 120 days after the Closing Date, on an allocation of the total consideration among the assets of the Company, which allocation shall be reasonable and in accordance with the principles set forth on Exhibit K and the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). If Buyer and Sellers have agreed on an Allocation by such date, Buyer and Sellers shall (except as may be required by a “determination” within the meaning of Section 1313(a) of the Code or any similar state, local or foreign Tax law) (a) report the allocation of the total consideration among the assets of the Company in accordance with such Allocation and (b) act in accordance with such Allocation (i) in the preparation and filing of all Tax Returns and (ii) in the course of any Tax Proceeding. Buyer and Sellers shall promptly inform one another of any challenge by any Taxing Authority to such Allocation and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge. If Buyer and Sellers have not agreed on an Allocation by such date, Buyer and Sellers shall endeavor in good faith to resolve such disagreement. If Buyer and Sellers are unable to resolve such disagreement within fifteen (15) calendar days, each of Buyer and Sellers shall use its own allocation; provided, however, that such allocation is consistent with and reflects the principles set forth on Exhibit K.

ARTICLE IX

TERMINATION/SURVIVAL

Section 9.1 Termination.

(a) This Agreement may be terminated on or prior to the Closing as follows:

(i) by written consent of Sellers and Buyers;

(ii) by Sellers if (A) a condition to Sellers’ obligation to close set forth in Section 6.1 or 6.3 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(v) or (B) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any Buyer and such breach has not been cured within twenty (20) Business Days after written notice to Buyers (provided that no cure period shall be required for a breach that by its nature cannot be cured) such that the conditions set forth in Section 6.1 or 6.3 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(v); provided that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to Sellers if (x) the nonfulfillment of the conditions to Sellers’ obligation to close as set forth in Section 6.1 or 6.3 results from the breach by a Seller of any of its representations, warranties, covenants or agreements hereunder or (y) the violation or breach by Buyer referred to in clause (B) of this Section 9.1(a)(ii) results from the breach by a Seller of its representations, warranties, covenants or agreements hereunder;

(iii) by Buyers if (A) a condition to Buyers’ obligation to close set forth in Section 6.1 or 6.2 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(v) or (B) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or Sellers and such breach has not been cured within twenty (20) Business Days after written notice to Sellers (provided that no cure period shall be required for a breach that by its nature cannot be cured) such that the conditions set forth in Section 6.1 or 6.2 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(v); provided that the right to terminate this Agreement under this Section 9.1(a)(iii) shall not be available to Buyers if (x) the nonfulfillment of the conditions to Buyers’ obligation to close as set forth in Section 6.1 or 6.2 results from the breach by a Buyer of any of its representations, warranties, covenants or agreements hereunder or (y) the violation or breach by Seller referred to in clause (B) of this Section 9.1(a)(iii) results from the breach by a Buyer of its representations, warranties, covenants or agreements hereunder;

(iv) by Buyers, upon the occurrence of a Company Material Adverse Effect; and

(v) by Buyers or Sellers if the Closing has not occurred on or before April 5, 2005.

(b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2.

Section 9.2 Survival After Termination. If this Agreement is terminated in accordance with Section 9.1 hereof and the Transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, except for the provisions of Section 5.6, Section 5.8 and this Section 9.2 and Article X. None of the parties hereto shall have any liability in the event of a termination of this Agreement, except to the extent that such termination results from the willful violation by such party of any of its representations, warranties, covenants or obligations under this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendments; Extension; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by each of the parties. The failure by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any party hereto in connection with this Agreement shall not be valid unless set forth in writing by such party.

Section 10.2 Entire Agreement. This Agreement, the Annexes, Schedules and Exhibits, together with certificates and lists referred to herein, and any documents executed by the parties simultaneously herewith or pursuant thereto, and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

Section 10.3 Construction and Interpretation. When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “knowledge” of any Person means the actual knowledge of such Person, after due inquiry. When used in the case of the Company, the term “knowledge” shall include only the “knowledge” (as described in the prior sentence) of the Persons set forth on Exhibit L. When used in the case of the Sellers, the term “knowledge” shall mean the knowledge only of each Seller, and no knowledge of any Seller shall be imputed to any other Seller. The representations and warranties of the Company, Sellers and the right of any person to indemnification or payments hereunder, shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyers (including by any of their advisors or representatives) or by reason of the fact that Buyers or any of such advisors or representatives knew, or should have known, that such representation or warranty is or might be inaccurate or that any fact, event or circumstance had or had not occurred. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing in the English language and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Buyers:

Friedman, Billings, Ramsey Group, Inc.

Potomac Tower

1001 Nineteenth Street North

Arlington, Virginia 22209-1710

Telecopy: (703) 469-1140

Attention: William Ginivan, Esq.

With copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telecopy: (212) 403-2000

Attention: Trevor S. Norwitz, Esq.

and:

Weiner Brodsky Sidman Kider PC

1300 19th Street NW

5th Floor

Washington, D.C. 20036

Telecopy: (202) 628-2011

Attention: Harvey Weiner, Esq.

If to Sellers or the Company:

NLC Financial Services, LLC

700 West Hillsboro Boulevard

Building One, Suite 204

Deerfield Beach, Florida 33441

Telecopy: (954) 246-5051

Attention: Jeffrey Henschel and Neal Henschel

With copies to:

Sun Mortgage Partners, L.P.

c/o Sun Capital Partners, Inc.

5355 Town Center Road, Suite 802

Boca Raton, Florida 33486

Telecopy: (561) 394-0540

Attention: Marc J. Leder, Rodger R. Krouse and C. Deryl Couch

and:

Morgan, Lewis & Bockius LLP

One Oxford Centre

Thirty-Second Floor

Pittsburgh, Pennsylvania 15219

Telecopy: (412) 560-7001

Attention: David A. Gerson, Esq.

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery; (b) if by facsimile, on the day on which such facsimile was sent, provided that receipt is confirmed electronically; (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof; or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof. Each notice, written communication, certificate, instrument and other document required to be delivered under this Agreement shall be in the English language, except to the extent that such notice, written communication, certificate, instrument and other document is required by Applicable Law to be in a language other than English.

Section 10.6 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof. This Agreement may not be assigned by any of the parties hereto without the prior written consent of each of the other parties hereto and any purported assignment or other transfer without such consent shall be void and unenforceable, except that Buyer may assign any of its rights and obligations hereunder to any Subsidiary of Buyer Parent. Sellers acknowledge that, immediately after the Closing, the Buyers may, in their sole discretion, cause the merger of the

Company with and into Buyer or a Company Subsidiary; provided that the surviving entity of any merger of the Company with and into Buyer shall remain a Buyer hereunder having all of the obligations and duties of a Buyer provided herein or in any Ancillary Agreement or other document or instrument or certificate delivered in connection herewith or therewith.

Section 10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

Section 10.8 Specific Performance. The parties to this Agreement each acknowledge that, in view of the uniqueness of the Business and the Transactions, each party would not have an adequate remedy at law for money damages in the event that the covenants to be performed after the Closing have not been performed in accordance with their terms, and therefore agree that the other parties shall be entitled to specific enforcement of the terms of any such covenant and any other equitable remedy to which such parties may be entitled.

Section 10.9 Waiver of Punitive Damages. EACH PARTY HERETO AGREES TO WAIVE AND DOES HEREBY WAIVE ANY RIGHT TO SEEK PUNITIVE DAMAGES AS RELATED TO THE ENFORCEMENT OF THIS AGREEMENT.

Section 10.10 Remedies. Except as set forth in Section 10.8, and except for fraud, the indemnification rights under Article VII are the sole and exclusive rights and remedies that the parties have at law or in equity or otherwise for any breach of any representation or warranty in this Agreement or any breach or failure to fulfill any agreement or covenant set forth in this Agreement. Nothing in this Section 10.10 shall limit the right of the Buyer Indemnitees to obtain insurance or to proceed against any policy of insurance.

Section 10.11 Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION.

Section 10.12 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the State Courts of the State of Delaware or the United States District Court for the District of Delaware for the purpose of any and all actions, suits or Proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby: (i) consents to service of process in any such action in any manner permitted by Delaware law; (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.5, shall constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 10.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE RELATED DOCUMENTS, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

By:
Name:
Title:

FNLC FINANCIAL SERVICES, INC.

By:
Name:
Title:

NEAL S. HENSCHEL

By:
Name:	Neal S. Henschel

JEFFREY M. HENSCHEL

By:
Name:	Jeffrey M. Henschel

BENJAMIN HENSCHEL

By:
Name:	Benjamin Henschel

ANDREW HENSCHEL

By:
Name:	Andrew Henschel

SUN MORTGAGE PARTNERS, L.P.

By:	Sun Mortgage Advisors, Inc., its general partner

By:
Name:
Title:

NLC FINANCIAL SERVICES, LLC

By:
Name:
Title:

Annex A

Defined Terms

For all purposes of this Agreement (other than as otherwise defined or specified in any Exhibit or Schedule), the following terms shall have the respective meanings set forth below in this Annex A (such definitions to apply to both the singular and plural forms of the terms herein defined):

“Accountant” has the meaning set forth in Section 1.5(e).

“Additional Closing Cash” has the meaning set forth in Section 1.1(c)(vi).

“Additional Closing Shares” has the meaning set forth in Section 1.1(c)(vi).

“Additional Employee Cash” has the meaning set forth in Section 1.1(e).

“Additional Employee Shares” has the meaning set forth in Section 1.1(e).

“Additional Post-Closing Shares” has the meaning set forth in Section 1.7.

“Adjusted Net Book Value” means the consolidated members’ equity of the Company prepared in accordance with GAAP and consistent with the Company’s past practices set forth on Annex C and using the same principles, procedures, policies, reserve calculations, methodologies and other methods and practices that are described in Annex C, after expensing all costs incurred in connection with a potential or possible financing transaction affecting the capitalization of the Company or a Company Subsidiary, including the Transactions, a potential or possible initial public offering of the securities of the Company or any Company Subsidiary (including any successors thereto) or a potential or possible offering of debt securities of the Company or any Company Subsidiary, to the extent that such costs are still reflected on the balance sheet from which Adjusted Net Book Value is being calculated.

“Adjustment Report” has the meaning set forth in Section 1.5(f).

“Affiliate” means, with respect to any Person, (a) any Person that owns or controls more than 25% of the capital or voting rights of such Person or (b) any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person, including a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary; provided that, with respect to a natural Person, an Affiliate of such Person shall include any spouse, grandparent, parent, sibling or descendant of such natural person and any trust or other entity formed for the benefit of any such natural person or for any spouse, grandparent, parent, sibling or descendant of such natural person.

Annex A-1

“Affiliate Arrangement” has the meaning set forth in Section 2.15(a).

“Agreement” means this Securities Purchase Agreement, including the Schedules and any Annexes and Exhibits hereto, as such may hereunder be amended or restated from time to time.

“Ancillary Agreements” means the Employment Agreements, the Loan Purchase Agreement and the Warehouse Funding Agreement.

“Andrew Henschel” has the meaning set forth in the introductory paragraph to this Agreement.

“Andrew Stock” has the meaning set forth in Section 1.6(a).

“Applicable Industry Ratio” means a fraction, the numerator of which is 19.22 and the denominator of which is 752.06.

“Applicable Law” means any Law applicable to any of the parties to this Agreement or the Ancillary Agreements or any of their respective Affiliates, directors, officers, managers, stockholders, members, employees, properties, assets or the Mortgage Loans, Mortgage Loan Documents or Mortgage Loan Files, including all Laws relating to the origination, purchase, underwriting, processing, sale, enforcement, insurance, transfer or guaranty of, or filing of claims, in connection with, any Mortgage Loan.

“Applicable Stock Price” means $19.22 per share.

“Assets” has the meaning set forth in Section 2.11.

“Balance Sheets” has the meaning set forth in Section 2.8(c).

“Base Cash Consideration” has the meaning set forth in Section 1.1(c)(ii).

“Base Number of Employee Shares” has the meaning set forth in Section 1.1(e).

“Base Number of Shares” has the meaning set forth in Section 1.1(c)(v).

“Base Purchase Price” has the meaning set forth in Section 1.1(c)(ii).

“Benjamin Henschel” has the meaning set forth in the introductory paragraph to this Agreement.

“Benjamin Stock” has the meaning set forth in Section 1.6(a).

“Borrower” means the obligor under a Mortgage Loan.

“Borrower Escrow Account” means all escrow, custodial, suspense, reserve and similar accounts related to Mortgage Loans.

Annex A-2

“Business” means the business and operations of the Company and the Company Subsidiaries as currently conducted.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement and includes any permitted successor or assign.

“Buyer Cap” has the meaning set forth in Section 7.5(c).

“Buyer Indemnitees” has the meaning set forth in Section 7.2.

“Buyer Material Adverse Effect” means any change, effect, event, matter, occurrence or state of facts that (a) has or results in, or could reasonably be expected to have or result in, a material adverse effect on the business, financial condition, assets and properties, taken as a whole, or results of operations of Buyer Parent and its Subsidiaries, taken as a whole, or (b) does, or could reasonably be expected to, impair or materially delay Buyers’ ability to promptly perform its obligations hereunder, other than, in the case of clause (a), any change, effect, event, matter, occurrence or state of facts to the extent resulting from (i) a decline or worsening of the United States economy in general, (ii) a matter generally affecting the banking industry or loan origination industry, which in either case does not have a disproportionate effect on Buyer Parent, (iii) any action taken by Buyer Parent or Buyer expressly required pursuant to this Agreement or (iv) any matter set forth on Schedule A.

“Buyer Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Parent Common Stock” means class A common stock, par value $0.01 per share, of Buyer Parent.

“Buyer Parent SEC Documents” has the meaning set forth in Section 4.8.

“Buyer Premium” means the Market Premium minus twenty-five basis points (0.25%).

“Buyers” has the meaning set forth in the introductory paragraph to this Agreement.

“Cap” has the meaning set forth in Section 7.5(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Adjustment Cash Consideration” has the meaning set forth in Section 1.5(b).

“Closing Cash Consideration” has the meaning set forth in Section 1.1(c)(iii).

Annex A-3

“Closing Cash Escrow Amount” has the meaning set forth in Section 1.1(c)(ii).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Stock Consideration” has the meaning set forth in Section 1.1(c)(ii).

“Closing Stock Escrow Amount” has the meaning set forth in Section 1.1(c)(ii).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means the real and personal property securing a Mortgage Loan or a bond, mortgage-backed security or other obligation relating to a Mortgage Loan.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Loan” means a Mortgage Loan of which the Company or a Company Subsidiary is the sole beneficial owner and holder of legal title and in which no other Person has any interest.

“Company Material Adverse Effect” means any change, effect, event, matter, occurrence or state of facts that (a) has or results in, or would reasonably be expected to have or result in, a material adverse effect on the business, financial condition, assets and properties, taken as a whole, or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) does, or would reasonably be expected to, impair or materially delay the Company’s, or any Seller’s ability to promptly perform its obligations hereunder, other than, in the case of clause (a), any change, effect, event, matter, occurrence or state of facts to the extent resulting from (i) a decline or worsening of the United States economy in general, (ii) a matter generally affecting the loan origination industry, which in either of cases (i) or (ii) does not have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, or (iii) any action taken by Sellers or the Company expressly contemplated by this Agreement or (iv) any action taken by Sellers or the Company for which Buyers have provided their written consent or (v) the announcement of the execution of this Agreement or the expected consummation of the Transaction (other than any loss of employees of the Company or a Company Subsidiary or the loss of any mortgage loan brokers working with the Company or a Company Subsidiary even if resulting from the announcement of the execution of this Agreement or the expected consummation of the Transaction).

“Company Subsidiary” means each Person that is a Subsidiary of the Company.

“Consent” means any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with or notice to, any Person, including any Governmental Authority, that are required in connection with (a) the execution and delivery by the Company, any Seller, Buyer or Buyer Parent of this Agreement or (b) the consummation by the Company, any Seller, Buyer or Buyer Parent of the Transactions.

Annex A-4

“Contract” means, whether written or oral, any loan agreement, indenture, letter of credit (including related letter of credit application and reimbursement obligation), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warrantee, license, franchise, permit, power of attorney, purchase order, lease, and other agreement, contract, instrument, obligation, offer, commitment, arrangement and understanding, in each case as amended, supplemented, waived or otherwise modified.

“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person.

“Controlled Affiliate” has the meaning set forth in Section 2.3(a).

“Controlling Party” has the meaning set forth in Section 8.4(c).

“Correspondent Agreement” means any Contract, as amended and modified, for the acquisition of any Mortgage Loan originated or brokered by or to the Company or any Company Subsidiary, including all Investor guides, manuals, handbooks, bulletins, circulars, announcements, issuances, releases, letters, correspondence and other instructions applicable to such Contracts.

“Deductible” has the meaning set forth in Section 7.4(a).

“Derivative Products” has the meaning set forth in Section 2.26.

“Dispute Notice” has the meaning set forth in Section 1.5(d).

“Distribution” means the payment or other direct or indirect dividend or distribution of cash, stock or any other assets by any of the Company or any Company Subsidiary to any of their respective equityholders in their capacity as equityholders.

“Draft Closing Adjusted Net Book Value” has the meaning set forth in Section 1.5(c).

“Draft Closing Balance Sheet” has the meaning set forth in Section 1.5(c).

“Draft Closing Loan Balance” has the meaning set forth in Section 1.5(c).

“Draft Closing Loan Schedule” has the meaning set forth in Section 1.5(c).

“Employee Cash Consideration” has the meaning set forth in Section 1.1(e).

“Employment Agreements” has the meaning set forth in the recitals to this Agreement.

Annex A-5

“Enforceability Exceptions” has the meaning set forth in Section 2.5.

“Environmental Law” means any Law, code, license, permit, authorization, approval, consent, common law, legal doctrine, requirement or agreement with any Governmental Authority, relating to (a) the protection, preservation or restoration of the environment (including air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances, in each case as amended and as now in effect.

“Equity Interests” means any capital stock, partnership or limited liability company interest (as applicable) or other equity (including equity appreciation rights) or voting interest or any security or evidence of indebtedness convertible into or exchangeable for any capital stock, partnership or limited liability company interest or other equity interest, or any right, warrant or option to acquire or obligation to issue or deliver any of the foregoing.

“Equity Right” has the meaning set forth in Section 2.2(c).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any Company Subsidiary would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA.

“Escrow Agreement” has the meaning set forth in Section 1.3(a).

“Escrow Costs” has the meaning set forth in Section 1.3(b).

“Escrow Fund” has the meaning set forth in Section 1.3(a).

“Estimated Closing Adjusted Net Book Value” has the meaning set forth in Section 1.5(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.5(a).

“Estimated Closing Loan Balance” has the meaning set forth in Section 1.5(a).

“Estimated Closing Loan Schedule” has the meaning set forth in Section 1.5(a).

“Excess Portfolio Amount” means the Estimated Closing Loan Balance minus three-hundred-and-fifty million dollars ($350,000,000).

“Excess Portfolio Factor” means the quotient obtained by dividing the Excess Portfolio Amount by the Estimated Closing Loan Balance.

Annex A-6

“Excess Portfolio Net Value” means the sum, expressed in dollars, equal to (a) the product of (i) the Buyer Premium multiplied by (ii) the Excess Portfolio Amount, minus (b) the product of (i) the Excess Portfolio Factor multiplied by (ii) the Net Deferred Expenses.

“Excluded Taxes” means (i) any Income Taxes of the Company or any Company Subsidiary for any Pre-Closing Period or resulting from any transaction in any Pre-Closing Period, (ii) any Taxes of Sellers, any of their Affiliates or any other Person (other than the Company and the Company Subsidiaries) for any period (whether before or after the Closing Date), including any Taxes for which the Company or any Company Subsidiary may be liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise and (iii) any Transfer Taxes arising as a result of or otherwise incurred in connection with the transactions contemplated by this Agreement. For purposes of this Agreement, in the case of any Straddle Period, Income Taxes of the Company and the Company Subsidiaries for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

“Existing Company LLC Agreement” means the Operating Agreement of the Company, as amended, supplemented or otherwise modified prior to the date hereof.

“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto and including the Federal Housing Commissioner and the Secretary of HUD where appropriate under the Federal Housing Administration regulations.

“Filings” has the meaning set forth in Section 2.16(d).

“Final Closing Adjusted Net Book Value” means the Draft Closing Adjusted Net Book Value, as finalized pursuant to the last sentence of Section 1.5(d), the second sentence of Section 1.5(e), or Section 1.5(f), as applicable.

“Final Closing Balance Sheet” means the Draft Closing Balance Sheet, as finalized pursuant to the last sentence of Section 1.5(d), the second sentence of Section 1.5(e), or Section 1.5(f), as applicable.

“Final Closing Loan Balance” means the Estimated Closing Loan Balance, as finalized pursuant to the last sentence of Section 1.5(d), the second sentence of Section 1.5(e), or Section 1.5(f), as applicable.

“Final Closing Loan Schedule” means the Estimated Closing Loan Schedule, as finalized pursuant to the last sentence of Section 1.5(d), the second sentence of Section 1.5(e), or Section 1.5(f), as applicable.

“Final Purchase Price” has the meaning set forth in Section 1.1(c)(i).

“Financial Statements” has the meaning set forth in Section 2.8(a).

Annex A-7

“Forfeited Consideration” has the meaning set forth in Section 1.1(f).

“GAAP” means U.S. generally accepted accounting principles in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

“Governmental Approval” means any Consent of, with or to any Governmental Authority.

“Governmental Authority” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any Self-Regulatory Organization.

“Grant Date” has the meaning set forth in Section 1.1(f).

“Henschel” and “Henschels” have the meaning set forth in the introductory paragraph to this Agreement.

“HKL Enterprises” has the meaning set forth in Section 5.13.

“HUD” means the United States Department of Housing and Urban Development, or any successor thereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Income Tax Claim” means any claim with respect to Income Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Section 8.2.

“Income Taxes” means any federal, state, foreign or local income or franchise tax measured by or imposed on net income (including all interest and penalties thereon or additions thereto).

“Indebtedness” means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), whether or not evidenced by a writing, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under financing or capital leases, (d) all obligations in respect of acceptances issued or created, (e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities secured by any Lien on any property, (g) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (h) any guarantee of any of the foregoing obligations.

“Indemnified Party” has the meaning set forth in Section 7.6(a).

Annex A-8

“Indemnifying Parties” has the meaning set forth in Section 7.6(a).

“Industry Ratio” means, as of any particular date, a fraction, the numerator of which is the Stock Price as of such date and the denominator of which is the closing value as of such date of the Morgan Stanley REIT Index (as reported by Bloomberg, L.P., or, if Bloomberg L.P. is not available, as determined by another reputable third-party information source selected by Buyers and Sellers).

“Information Technology” means electronic business processes, data processing, information, record keeping, communications, telecommunications and computer systems (including all computer hardware and equipment, programs, software, databases, and firmware).

“Insurance Policies” has the meaning set forth in Section 2.22.

“Intellectual Property” means all material (a) trademarks, service marks, trade names, trade dress, domain names, web sites, copyrights, proprietary models, processes, formulas, software (other than commercially available software licensed under a shrink wrap or click-through license) and databases and similar rights, including registrations and applications to register or renew the registration of any of the foregoing with any Governmental Authority in any country and (b) letters, patent and patent applications, inventions, proprietary processes and designs, formulae, trade secrets, know-how, confidential information, client lists, computer software, data and documentation and any other similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing that is used or held for use by the Company or any Company Subsidiary in connection with the Business.

“Internal Controls” has the meaning set forth in Section 2.8(d).

“Investor” means any Person to which the Company or any Company Subsidiary may sell Mortgage Loans pursuant to a Correspondent Agreement or any other agreement.

“Jeffrey Henschel” has the meaning set forth in the introductory paragraph to this Agreement.

“Jeffrey Stock” has the meaning set forth in Section 1.6(a).

“Key Employees” has the meaning set forth in Section 1.1(e).

“Latest Balance Sheet” has the meaning set forth in Section 2.8(a).

“Law” means any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, writ, injunction, directive, judgment, stipulation, decree, policy, ordinance, decision, guideline or other requirement (including those of the SEC and any Self-Regulatory Organization).

Annex A-9

“Lease” means any of the material real estate or other personal property leases or subleases, or a sublease of an interest thereunder, of the Company or any Company Subsidiary, together with all amendments, modifications, alterations and renewals thereof.

“License Agreements” has the meaning set forth in Section 2.21(a).

“Lien” means, whether arising under any Contract or otherwise, any debts, claims, security interests, liens, encumbrances, pledges, mortgages, retention agreements, hypothecations, rights of others, assessments, restrictions, voting trust agreements, options, rights of first offer, proxies, title defects, and charges or other restrictions or limitations of any nature whatsoever, including any “adverse claim” (within the meaning of Section 8-102(a)(1) of the UCC).

“Litigation” means any action, cause of action, claim, demand, suit, Proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Authority.

“Loan Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Loss” means any liability, damage, claim, demand, obligation, loss, diminution of value, fine, cost, expense, royalty, Litigation, or deficiency (whether known, unknown, disclosed, undisclosed, absolute, contingent, accrued or otherwise, whether or not resulting from third-party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the respective rights in connection under this Agreement.

“Market Premium” means the market premium to the Estimated Closing Loan Balance, expressed as a percentage, that would be paid in an arm’s length transaction by a willing buyer and a willing seller in a sale of the entire Estimated Closing Loan Balance, such premium to be determined by mutual agreement of Buyer and the Company prior to the Closing Date. If such parties are unable so to agree prior to the Closing Date, then each party shall choose an independent appraisal or valuation firm with experience in the assessment of the market premium that would be paid on a portfolio of mortgage loans, and the two firms so chosen would by mutual agreement choose a third such firm, which would then determine the Market Premium.

“Material Contract” means any Contract to which the Company or any Company Subsidiary is a party or by which it or any of its properties or assets is bound or that relates to goods or services provided to or for the benefit of the Company or any Company Subsidiary (whether or not the Company or any Company Subsidiary is party thereto) of the type listed below:

(a) License Agreements;

Annex A-10

(b) employment, consulting, severance, agency, bonus, compensation, collective bargaining or other trusts, funds and other Contracts (other than the Plans) relating to or for the benefit of current, future or former employees, officers, directors, managers, stockholders, members, sales representatives, distributors, dealers, agents, independent contractors or consultants (whether or not legally binding);

(c) Mortgage Servicing Agreements and Correspondent Agreements;

(d) Contract with respect to the lending or investing of funds (other than Mortgage Loans originated or entered into by the Company in the ordinary course of its business of mortgage origination);

(e) Contracts relating to any Indebtedness involving an amount in excess of $100,000 in each case;

(f) any joint venture, strategic alliance, exclusive distribution, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of the Company or any Company Subsidiary;

(g) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements;

(h) orders and other Contracts involving aggregate payments in excess of $500,000 in each case or $500,000 in the aggregate;

(i) any Affiliate Arrangement;

(j) Contracts providing for future payments or the acceleration or vesting of payments that are conditioned, in whole or in part, on a change in control of the Company or any Company Subsidiary;

(k) Contracts not entered into in the ordinary course of business;

(l) each Owned Mortgage Loan and any Mortgage Servicing Agreements and escrow agreements relating thereto;

(m) Contracts that cannot be terminated by the Company or a Company Subsidiary, without the incurrence of any payment or other economic penalty or cost, within thirty (30) calendar days of the date of termination; and

(n) any Contract prohibiting or materially restricting the ability of the Company or any Company Subsidiary to conduct their respective businesses, to engage in any business or operate in any geographical area or to compete with any Person.

“Membership Interests” means the Interests, as defined in the Existing Company LLC Agreement.

Annex A-11

“Mortgage” means a mortgage, deed of trust, security deed or other security instrument on real property securing a mortgage loan.

“Mortgage Loan” means a mortgage loan secured by a Mortgage (a) in which the Company or any Company Subsidiary is the mortgagee of record or the Company or any Company Subsidiary has a legal or beneficial ownership interests; (b) for which the Company or a Company Subsidiary was the initial mortgagee of record; or (c) that have been or are subject to Mortgage Servicing Agreements or a Correspondent Agreement or are to be serviced or subserviced by the Company.

“Mortgage Loan Documents” means any Mortgage Note or Mortgage or similar instrument, and all amendments thereto, evidencing or securing a Mortgage Loan, including hard copies where available, and all machine-readable copies on any media.

“Mortgage Loan Files” means the underwriting, credit and closing documentation, custodial documents, escrow documents, and all other documents in the possession of the Company or any Company Subsidiary pertaining to a Mortgage Loan or reasonably necessary for prudent servicing of a Mortgage Loan, or as may be specifically required by any Investor.

“Mortgage Note” means the original executed note (or promise to pay a sum of money at a fixed or variable interest rate during a specified term) evidencing a Mortgage Loan.

“Mortgage Servicing Agreement” means any Contract between the Company or any Company Subsidiary (whether as servicer or otherwise), on the one hand, and any other party (including Investor or a servicer), on the other hand, setting forth the terms and conditions under which a Mortgage Loan or other obligations relating to a Mortgage Loan have been and are to be serviced or subserviced and which may be incorporated in general guidelines, handbooks, rules, regulations, promulgations and other issuances of an Investor, each as amended from time to time.

“Mortgage Servicing Portfolio” means all of the Mortgage Loans that have been or are subject to Mortgage Servicing Agreements or are to be serviced or subserviced by the Company, other than Owned Mortgage Loans.

“Mortgaged Property” means the real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

“Neal Henschel” has the meaning set forth in the introductory paragraph to this Agreement.

“Neal Stock” has the meaning set forth in Section 1.6(a).

“Net Deferred Expenses” means the sum of (a) the amount set forth on the Estimated Closing Balance Sheet under the line item entitled “Yield Spread Premium”, plus (b) the amount shown on the Estimated Closing Loan Balance Sheet under the line item entitled

Annex A-12

“Deferred Loan Costs, Net”, in each of case (a) and (b), calculated in accordance with GAAP and the accounting principles set forth on Annex C, consistently applying the principles, procedures, policies, reserve calculation methodologies, estimation methodologies and other methods and practices that were used to prepare the Latest Balance Sheet.

“Newly Unrestricted Shares” has the meaning set forth in Section 1.7.

“Non-Affiliate Interest” has the meaning set forth in Section 2.3(a).

“Non-Compete Period” means (a) with respect to Sun Mortgage Partners, the period commencing on the Closing Date and ending on the three-year anniversary of the Closing Date, and (b) with respect to each of the Henschels, the period commencing on the date on the Closing Date and ending on the three-year anniversary of the date on which such Henschel is no longer employed with the Company; provided, however, that if such Henschel shall remain employed with the Company from the Closing Date until the three-year anniversary of Closing, the Non-Compete Period for such Henschel shall terminate on the one-year anniversary of the date on which such Henschel shall no longer be employed with the Company.

“Non-Controlling Party” has the meaning set forth in Section 8.4(c).

“Non-Originated Mortgage Loans” means all Mortgage Loans other than Originated Mortgage Loans.

“Non-Solicit Period” means (a) with respect to Sun Mortgage Partners, the period commencing on the Closing Date and ending on the five-year anniversary of the Closing Date, and (b) with respect to each of the Henschels, the period commencing on the Closing Date and ending on the five-year anniversary of the date on which such Henschel is no longer employed with the Company; provided, however, that if such Henschel shall remain employed with the Company from the Closing Date until the three-year anniversary of Closing, the Non-Solicit Period for such Henschel shall terminate on the two-year anniversary of the date on which such Henschel shall no longer be employed with the Company.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

“Originated Mortgage Loans” means all Mortgage Loans for which the Company or a Company Subsidiary was the initial mortgagee of record, or for which the Company or a Company Subsidiary provided financing (including “table funding”) whether or not such Company or Company Subsidiary was the initial mortgagee of record.

Annex A-13

“Other Employees” has the meaning set forth in Section 1.1(f).

“Other Employee Consideration” has the meaning set forth in Section 1.1(e).

“Owned Mortgage Loan” means any Mortgage Loan (a) in which the Company or any Company Subsidiary is the mortgagee of record, (b) in which the Company or any Company Subsidiary has a legal or beneficial ownership interests (in each of case (a) and (b), except for any Mortgage Loan sold by the Company or a Company Subsidiary pursuant to a loan purchase agreement), (c) that is a Company Loan or a Warehouse Loan or (d) that the Company or a Company Subsidiary has repurchased from an Investor or other purchaser of such Mortgage Loan.

“Payee Party” has the meaning set forth in Section 7.10.

“Payor Party” has the meaning set forth in Section 7.10.

“Permits” has the meaning set forth in Section 2.16(b).

“Permitted Liens” means all Liens that are:

(a) for Taxes or assessments that are not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established on the Company’s and Company Subsidiaries’ books and records in accordance with GAAP;

(b) Liens or pledges to secure payments of workmen’s compensation and other payments, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

(c) workmen’s, repairmen’s, warehousemen’s, vendors’ or carriers’ Liens or other similar Liens arising in the ordinary course of business and securing sums that are not past due, or deposits or pledges to obtain the release of any such Liens;

(d) statutory landlords’ Liens under Leases to which the Company or a Company Subsidiary is a party; and

(e) zoning restrictions, easements, rights of way, licenses and restrictions on the use of real property or minor irregularities in title thereto, that do not materially impair the use of such property in the normal operation of the business or the value of such property for the purpose of such business.

Annex A-14

“Person” means any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other entity or any division thereof.

“Pipeline Application” means applications by Borrowers for Mortgage Loans taken by employees or agents of the Company or a Company Subsidiary (or brokers working with the Company or a Company Subsidiary) and entered into the pipeline tracking system of the Company or a Company Subsidiary on or prior to the Closing Date.

“Plans” has the meaning set forth in Section 2.20(a).

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Prepayment Penalty” has the meaning set forth in Section 2.17(dd).

“Proceeding” means any judicial, administrative or arbitral action, suit, claim, investigation, examination, audit, review, inquiry or proceeding brought by or on behalf of any Governmental Authority or any other Person.

“Property Taxes” means real, personal and intangible ad valorem property taxes.

“Purchased Interests” has the meaning set forth in the recitals to this Agreement.

“Qualified Plans” has the meaning set forth in Section 2.20(e).

“Real Property Lease” has the meaning set forth in Section 2.12.

“Recalculation Event” means, as of any particular date, the existence or occurrence of both of the following on such date: (a) the Stock Price as of such date is less than seventy-five percent (75%) of the Applicable Stock Price and (b) the Industry Ratio as of such date is less than seventy-five percent (75%) of the Applicable Industry Ratio; provided, however, that if the Stock Price as of Closing is less than seventy-five percent (75%) of the Applicable Stock Price, then the reference in clause (a) of this definition to “the Applicable Stock Price” shall be replaced with “seventy-five percent (75%) of the Applicable Stock Price” and the reference in clause (b) of this definition to “the Applicable Industry Ratio” shall be replaced with “seventy-five percent (75%) of the Applicable Industry Ratio”.

“Remaining Cash Escrow Amount” has the meaning set forth in Section 1.3(b).

“Remaining Stock Escrow Amount” has the meaning set forth in Section 1.3(b).

“Removed Employee Shares” has the meaning set forth in Section 1.1(e).

Annex A-15

“Removed Shares” has the meaning set forth in Section 1.1(c)(vi).

“Removed Post-Closing Shares” has the meaning set forth in Section 1.7.

“REO” means real estate obtained by the Company or any Company Subsidiary in its name or on behalf of Investors in connection with foreclosure proceedings or deed in lieu of foreclosure proceedings on Mortgage Loans.

“Repurchased/Unsold Loans” means any Owned Mortgage Loan that (i) the Company or a Company Subsidiary has repurchased (or is subject to a repurchase) from an Investor or other purchaser due to (a) a breach of a representation and warranty, (b) a payment default shortly after sale or (c) for any other reason or (ii) the Company or a Company Subsidiary has been unable to sell to an Investor or other third-party purchaser due to a defect with respect to such Mortgage Loan which causes such Mortgage Loan to be ineligible for sale pursuant to a Correspondent Agreement or similar agreement.

“Resolution Date” has the meaning set forth in Section 1.5(g).

“Review Period” has the meaning set forth in Section 1.5(d).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and any Law enacted or promulgated pursuant or relating thereto.

“SEC” means the United States Securities and Exchange Commission.

“Second Priority Mortgage Loans” mean Mortgage Loans secured by a Mortgage of a second priority.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Self-Regulatory Organization” means the National Association of Securities Dealers, Inc., each national securities exchange in the United States and each other commission, board, agency or body, whether United States, foreign or any other jurisdiction to which the Company or any Company Subsidiary is subject, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers.

“Seller” and “Sellers” have the meaning set forth in the introductory paragraph to this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 7.3.

“Serviced Loan” means any Mortgage Loan that is subject to a Mortgage Servicing Agreements or that is to be serviced or subserviced by the Company or any Company Subsidiary.

Annex A-16

“Servicing Rights” means the right to receive the servicing fee income and any other income arising from or connected to the Mortgage Servicing Agreements or the servicing of the Mortgage Loans in the Mortgage Servicing Portfolio.

“Shortfall Amount” means, as of any Transfer Restriction Removal Date, an amount equal to (a) the Shortfall Percentage as of such Transfer Restriction Removal Date multiplied by (b) the number of Newly Unrestricted Shares as of such Transfer Restriction Removal Date multiplied by (c) the Applicable Stock Price; provided, however, that, if the Stock Price as of Closing is less than seventy-five percent (75%) of the Applicable Stock Price, then the reference in clause (c) of this definition to “the Applicable Stock Price” shall be replaced with “seventy-five percent (75%) of the Applicable Stock Price”.

“Shortfall Percentage” means, as of any Transfer Restriction Removal Date, an amount, expressed as a percent, equal to lesser of (a) (1) seventy-five percentage points minus (2) expressed as a percent, the Stock Price as of such Transfer Restriction Removal Date divided by the Applicable Stock Price and (b) (1) seventy-five percentage points minus (2) expressed as a percent, the Industry Ratio as of such Transfer Restriction Removal Date divided by the Applicable Industry Ratio; provided, however, that, if the Stock Price as of Closing is less than seventy-five percent (75%) of the Applicable Stock Price, then the reference in clause (a) of this definition to “the Applicable Stock Price” shall be replaced with “seventy-five percent (75%) of the Applicable Stock Price” and the reference in clause (b) of this definition to “the Applicable Industry Ratio” shall be replaced with “seventy-five percent (75%) of the Applicable Industry Ratio.”

“Subject Securities” has the meaning set forth in Section 1.6(f).

“Stock Price” means, as of any particular date, the closing price of Buyer Parent Common Stock on the NYSE, as reported by Bloomberg L.P. or, if Bloomberg L.P. is not available, as determined by another reputable third-party information source selected by Buyers and Sellers, on the second trading day immediately preceding such date.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subject Business” means the business of originating, brokering, financing, purchasing or selling wholesale or retail mortgage loans and the activities incidental thereto (but including such incidental activities only if and to the extent that they are carried on in conjunction with such originating, brokering, financing, purchasing or selling wholesale or retail mortgage loans as the principal line of business), including offering to fund mortgage loans originated by or through mortgage brokers or through other retail sources or any other entity who is originating, brokering, financing, purchasing or selling wholesale or retail mortgage loans.

“Subsidiary” of a Person means an Affiliate of such Person of which fifty percent (50%) or more of the voting stock (or of any general partnership or other voting or controlling equity interest in the case of a Person that is not a corporation) is beneficially owned by the Person directly or indirectly through one or more other Persons.

Annex A-17

“Sun Mortgage Partners” has the meaning set forth in the introductory paragraph to this Agreement and includes any permitted successor or assign.

“Target Adjusted Net Book Value” means sixteen-million dollars ($16,000,000).

“Tax” means any federal, state, foreign or local net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, gross receipts, business, securities transaction, value added, sales, use, excise, custom, transfer, registration, stamp, premium, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, estimated or other similar tax, duty or other governmental charge of any kind whatsoever (including all interest and penalties thereon and additions thereto).

“Tax Proceeding” has the meaning set forth in Section 8.4(b).

“Tax Return” means any return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Third-Party Claim” has the meaning set forth in Section 7.6(b).

“Total Employee Shares” has the meaning set forth in Section 1.1(e).

“Total Stock Consideration” has the meaning set forth in Section 1.1(c)(iv).

“Transaction Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the Transactions.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer” means any direct or indirect sale, lease, assignment, pledge, hypothecation, encumbrance, disposition, transfer, gift or attempt to create or grant a security interest in any property or contract right or any interest therein (including any economic interest therein) or portion thereof, whether voluntary or involuntary, by operation of law or otherwise, and includes any sale, hedging transaction, offsetting option purchase or sale or other disposition in any one transaction or series of transactions (whether or not related); the word “Transferred” (both as an adjective and verb) and “Transfer” (as a verb) have a correlative meanings.

“Transfer Restriction Removal Date” has the meaning set forth in Section 1.7.

Annex A-18

“Transfer Tax” means any real or personal property transfer tax, sales, use, registration, value-added, stamp, stock transfer or other similar tax or related amounts (including any interest, penalties and additions to tax).

“Treasury Regulations” means the final and temporary federal income tax regulations promulgated under the Code, as the same may be amended hereafter from time to time.

“Updated Schedules” has the meaning set forth in Section 5.3(c).

“VA” means the Veterans Administration or any successor thereto.

“Welfare Plan” has the meaning set forth in Section 2.20(f).

“Warehouse Funding Agreement” has the meaning set forth in the recitals to this Agreement.

“Warehouse Loan” means any Mortgage Loan that (i) has been pledged by the Company or a Company Subsidiary as collateral or that secures any warehouse facility or other financing facility used by the Company or a Company Subsidiary or (ii) the Company or any Company Subsidiary has sold to a third party under a repurchase agreement.

“Whole Loan” means an evidence of indebtedness where the entire indebtedness is transferred with the entire evidence of indebtedness.

“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States of America as the case may be, to such account or accounts as shall have been designated by notice to the paying party.

Annex A-19